Filed pursuant to Rule 424(b)(7)
Registration Nos. 333-171069
333-182624
and 333-196591

PROSPECTUS SUPPLEMENT
Issued June 27, 2014
(To Prospectuses dated December 16, 2010, July 23, 2012 and June 17, 2014)

1,550,000 Shares

China Biologic Products, Inc.

Common Stock

China Biologic Products, Inc. is offering 800,000 shares of its common stock. The selling stockholder identified in this prospectus supplement is offering an additional 750,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CBPO.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 26, 2014 was $38.91 per share.

Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectuses. Any representation to the contrary is a criminal offense.

PRICE $38.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company	Proceeds to Selling Stockholder
Per Share	$38.00	$1.52	$36.48	$36.48
Total	$58,900,000	$2,356,000	$29,184,000	$27,360,000

(1)	See section titled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted to the underwriters an option to purchase up to an additional 120,000 shares of common stock from us and the selling stockholder has granted to the underwriters an option to purchase up to an additional 112,500 shares of common stock from it, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares to purchasers on or about July 2, 2014.

MORGAN STANLEY

AEGIS CAPITAL CORP

June 27, 2014

PROSPECTUS SUPPLEMENT

DECEMBER 16, 2010 PROSPECTUS

S-i

JULY 23, 2012 PROSPECTUS

JUNE 17, 2014 PROSPECTUS

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference into this prospectus supplement and the accompanying prospectuses. The second part consists of a prospectus dated December 16, 2010, included in the registration statement on Form S-3 (No. 333-171069), a prospectus dated July 23, 2012, included in the registration statement on Form S-3 (No. 333-182624), and a prospectus dated June 17, 2014, included in the registration statement on Form S-3 (No. 333-196591), all of which provide more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectuses or any document incorporated by reference in this prospectus supplement or the accompanying prospectuses, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses or any free writing prospectus provided in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses and any free writing prospectus provided in connection with this offering. Neither we nor any of the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses and any free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectuses or any free writing prospectus, or of any sale of our securities. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectuses, including the documents incorporated by reference therein, in making your investment decision.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, all references to:

•	“China Biologic,” “we,” “us,” “our company,” or “our” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;
•	“China” or “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus supplement only, Taiwan and the special administrative regions of Hong Kong and Macau;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“GMP” are to good manufacturing practice;
•	“Guizhou Taibang” are to our majority owned subsidiary Guizhou Taibang Biological Products Co., Ltd., a PRC company, formerly known as Guiyang Qianfeng Biological Products Co., Ltd.;
•	“Huitian” are to Xi’an Huitian Blood Products Co., Ltd., a PRC company in which we hold a minority equity interest;
•	“RMB” are to the legal currency of China;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Shandong Taibang” are to our majority owned subsidiary Shandong Taibang Biological Products Co. Ltd., a Sino-foreign joint venture incorporated in China;
•	“Taibang Biological” are to Taibang Biological Ltd., a BVI company, formerly known as Logic Express, Ltd.;
•	“Taibang Holdings” are to Taibang Holdings (Hong Kong) Limited, a Hong Kong company, formerly known as Logic Holdings (Hong Kong) Limited; and
•	“U.S. dollars” or “$” are to the legal currency of the United States.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. Before making an investment decision, you should read carefully this entire prospectus supplement, the accompanying prospectuses and the documents that we have filed with the Securities and Exchange Commission, or the SEC, that are incorporated by reference into this prospectus supplement and the accompanying prospectuses, including the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

About China Biologic Products, Inc.

Overview

We are a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of human plasma-based biopharmaceutical products, or plasma products, in China. We are the largest non-state-owned producer of plasma products and the second largest producer in China based on 2012 sales, according to The Marketing Research Bureau, Inc., or MRB, an independent research firm. We operate our business through two majority owned subsidiaries, Shandong Taibang, a company based in Tai’an, Shandong Province and Guizhou Taibang, a company based in Guiyang, Guizhou Province. We also hold a minority equity interest in Huitian, a company based in Xi’an, Shaanxi Province.

We have a strong product portfolio with over 20 different dosage forms of plasma products. Our principal products are human albumin and immunoglobulin for intravenous injection, or IVIG. Albumin has been used for almost 50 years to treat critically ill patients by assisting the maintenance of adequate blood volume and pressure. IVIG is used for certain disease prevention and treatment by enhancing specific immunity. These products use human plasma as their principal raw material. Sales of human albumin products represented approximately 42.3%, 37.9%, 44.1%, 44.6% and 54.5% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. Sales of IVIG products represented approximately 36.5%, 47.5%, 38.0%, 39.0% and 32.3% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. All of our products are prescription medicines administered in the form of injections.

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales. In 2013, we generated sales of $203.4 million, an increase of 10.0% from 2012, and recorded net income attributable to our company of $54.6 million, an increase of 20.7% from 2012. In the three months ended March 31, 2014, we generated sales of $56.3 million, an increase of 4.1% from the same period in 2013, and recorded net income attributable to our company of $18.3 million, an increase of 22.5% from the same period in 2013.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growth of the plasma products market:

•	We are a leading producer of plasma products in China with a strong market position.
•	We maintain a stable supply of plasma with strategically located collection stations.
•	We have a unique and effective sales model targeting hospitals.
•	We have a robust near-term product pipeline to capture full plasma value chain backed by strong research and development capabilities.
•	We have an experienced and committed management team.

Our Business Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented a business strategy with the following key components:

•	developing the market and expanding our network;
•	securing the supply of plasma;
•	acquiring competitors and/or other biologic related companies; and
•	further strengthening research and development capability.

Corporate History and Structure

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003 merger between Shepherd and GRC Holdings, Inc., or GRC, a Texas corporation. In the merger, the surviving corporation adopted the articles of incorporation and bylaws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a plan of conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. On July 19, 2006, we completed a reverse acquisition with Logic Express Ltd., or Logic Express, a British Virgin Islands company, as a result of which Logic Express became our wholly owned subsidiary, the former shareholders of Logic Express became our then controlling stockholders, and Logic Express’s majority owned PRC subsidiary, Shandong Taibang, became our majority owned indirect subsidiary.

Our common stock was initially quoted on the over-the-counter market maintained by Pink Sheets LLC. On February 29, 2008, our common stock was approved for quotation on the Over-The-Counter Bulletin Board under the trading symbol “CBPO.OB.” On November 25, 2009, our common stock was approved for listing on the NASDAQ Global Market under the symbol “CBPO” and subsequently approved for listing on the NASDAQ Global Select Market on December 7, 2010.

The following chart reflects our current corporate organizational structure as of the date of this prospectus supplement:

(1)	Pursuant to an investment entrustment agreement dated September 12, 2008, Shandong Taibang holds the 35% equity interest in Huitian as a nominee for the benefit of Taibang Biological. For further details on the investment entrustment agreement, see our Current Report on Form 8-K filed with the SEC on October 16, 2008.
(2)	Non-operating as its business license was revoked in August 2011.
(3)	Non-operating as its business license expired in January 2009.

Corporate Information

Our principal executive offices are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China. Our corporate telephone number is (8610) 6598-3111 and our fax number is (8610) 6598-3222. We maintain a website at http://www.chinabiologic.com that contains information about our company, but that information is not part of this prospectus supplement or incorporated by reference herein.

The Offering

Common stock offered by us
800,000 shares (or 920,000 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock offered by the selling stockholder
750,000 shares (or 862,500 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock outstanding immediately after this offering
24,219,093 shares (or 24,339,093 shares if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares
We have granted to the underwriters an option to purchase up to an additional 120,000 shares of common stock from us and the selling stockholder has granted to the underwriters an option to purchase up to an additional 112,500 shares of common stock from it, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Use of proceeds
We intend to use the net proceeds from this offering primarily for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses. In addition, if appropriate opportunities arise to acquire or invest in complementary products, technologies or businesses, we may use a portion of the net proceeds for such acquisition or investment. However, we have no present commitments or agreements to enter into any such acquisitions or investments. We will not receive the proceeds of the sale of shares by the selling stockholder. See “Use of Proceeds.”
Risk factors
See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in our common stock.
NASDAQ Global Select Market symbol
“CBPO”
Lock-up
We, the selling stockholder, certain other existing stockholders and each of our directors and officers have agreed with the underwriters not to sell, transfer or dispose of any common stock or similar securities for a period of 90 days after the date of this prospectus supplement, subject to certain limited exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

The number of shares of our common stock to be outstanding immediately after this offering is based on 23,419,093 shares of our common stock outstanding as of March 31, 2014, and excludes:

•	1,830,948 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014 at a weighted average exercise price of $10.15 per share;
•	357,125 shares of common stock issuable upon the vesting of outstanding restricted stock as of March 31, 2014; and
•	1,752,125 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan, or the 2008 Plan, as of March 31, 2014.

Recent Developments

On June 18, 2014, the PRC Ministry of Finance and the PRC State Administration of Taxation jointly published a notice to reduce and unify the value added tax, or VAT, rate on sales of a wide range of products in China, which will take effect on July 1, 2014. Pursuant to the notice, the VAT rate on sales of human blood and blood component based biopharmaceutical products will be reduced from the current rate of 6% to 3%. We believe that the reduction in VAT rate will be applicable to and will have a favorable impact on the sales of all plasma based products of our majority-owned subsidiaries, Shandong Taibang and Guizhou Taibang. Although we are still assessing the quantitative impact of this favorable VAT reduction on our future results of operation, we expect that once implemented this reduction in the VAT rate will have a positive impact on our sales and net income in the second half of 2014 and onwards as our sales revenue is recognized as the invoiced value of products sold minus VAT.

Summary Consolidated Financial Data

The summary consolidated statement of comprehensive income data for 2013, 2012 and 2011 and the summary balance sheet data as of December 31, 2013 and 2012 are derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The summary consolidated statement of comprehensive income data for the three months ended March 31, 2014 and 2013 and the summary consolidated balance sheet data as of March 31, 2014 are derived from our unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which is also incorporated by reference into this prospectus supplement.

You should read the summary consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectuses. Our historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(U.S. dollars in thousands, except per share data)
Consolidated statement of comprehensive income data:
Sales	203,357	184,813	153,092	56,267	54,032
Cost of sales	65,484	58,836	46,018	17,715	16,617
Gross margin	137,873	125,977	107,074	38,552	37,415
Operating expenses:
Selling expenses	10,643	14,421	14,596	2,282	1,836
General and administrative expenses	36,074	34,034	31,520	7,217	8,688
Research and development expenses	4,223	3,033	3,978	1,074	913
Impairment loss of goodwill	—	—	18,160	—	—
Loss on abandonment and write off of long-lived assets	—	—	6,603	—	—
Total operating expenses	50,940	51,488	74,857	10,573	11,437
Income from operations	86,933	74,489	32,217	27,979	25,978
Other income (expenses):
Equity in income of equity method investee	2,170	2,666	1,858	337	129
Change in fair value of derivative liabilities	—	1,769	11,976	—	—
Interest expense	(1,135)	(1,270)	(4,671)	(621)	(236)
Interest income	4,433	2,910	1,357	1,596	648
Other income (expenses), net	—	571	(454)	—	—
Total other income, net	5,468	6,646	10,066	1,312	541
Earnings before income tax expense	92,401	81,135	42,283	29,291	26,519
Income tax expense	15,540	15,163	10,900	5,338	4,607
Net income	76,861	65,972	31,383	23,953	21,912
Less: Net income attributable to non-controlling interest	22,259	20,750	13,201	5,679	6,996
Net income attributable to company	54,602	45,222	18,182	18,274	14,916
Net income per share of common stock
Basic	2.05	1.73	0.73	0.72	0.55
Diluted	1.96	1.62	0.37	0.69	0.53

	December 31,		March 31,
	2013	2012	2014	Pro Forma As Adjusted(1)
	(U.S. dollars in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	144,138	129,609	77,548	106,371
Restricted deposit	—	—	30,188	30,188
Accounts receivable, net of allowance for doubtful accounts	17,270	11,206	23,485	23,485
Total current assets	264,293	222,160	230,528	259,351
Restricted cash and deposit, excluding current portion	30,524	2,912	71,665	71,665
Total assets	403,781	311,047	413,952	442,775
Short-term bank loans, including current portion of long-term bank loans	9,822	7,935	34,869	34,869
Total current liabilities	63,439	47,719	81,264	81,264
Long-term bank loans, excluding current portion	30,000	—	70,000	70,000
Total liabilities	99,812	53,628	157,960	157,960
Total stockholders’ equity	303,970	257,419	255,992	284,815

(1)	The pro forma as adjusted balance sheets data above reflects the sale of shares of our common stock in this offering and application of the net proceeds of approximately $28.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the risks described below, and all of the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses and any free writing prospectus we may provide you in connection with this offering before deciding to invest in our common stock. If any of these risks actually occurs, it could have a material and adverse effect on our business, financial condition and results of operations. In addition, such risks are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could, in the future, also materially and adversely affect our business, financial condition or results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The biopharmaceutical industry in the PRC is strictly regulated and changes in such regulations, including banning or limiting plasma products, may have a material and adverse effect on our operations, revenues and profitability.

The principal raw material of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to various quality and safety control risks which include, but are not limited to, contaminations and blood-borne diseases. In addition, current technology cannot eliminate entirely the risk of biological hazards inherent in plasma that are not currently known or for which screens are currently commercially available, which could result in a widespread epidemic due to blood infusion. As a result, the biopharmaceutical industry in the PRC is strictly regulated by the government. The regulatory regime regulates the process of administrative approval of medicine and its production, and includes laws and regulations such as the PRC Pharmaceutical Law, the Implementation Rules on the PRC Pharmaceutical Law and the Regulations on the Administration of Blood Products. These laws and regulations require entities producing blood products to comply strictly with certain hygienic standards and specifications promulgated by the government. In the event that human plasma is discovered to be not compliant with the government’s hygienic standards and specifications, the health department may revoke its approval of the blood product, or otherwise limit the use of such blood product. Changes in these laws and regulations, including banning or limiting plasma products, could have a material and adverse effect on our operations, revenues and profitability.

If the biopharmaceutical products we sell are found to be contaminated, our operation, revenues and profitability would be severely and adversely affected and we may be subject to civil and criminal liabilities.

We currently obtain plasma from human donations to our plasma stations in Shandong, Guangxi and Guizhou Provinces. If any of our human donors is infected with diseases, then the plasma from such donor may be infected. Although we pre-screen all donors in order to ensure that they are not infected with HIV and Hepatitis C and have not contracted liver disease, screening tests may fail to identify and exclude from our supply the plasma from infected donors due to technical limitation and human errors. If such contaminated plasma is not appropriately screened out, our entire plasma supply for the relevant plasma station may become contaminated. If the plasma from our collection is found to be contaminated and we sell biopharmaceutical products made from that plasma, we could be subject to civil liability from suits brought by consumers. Further, we may lose our registration and have criminal liability if we are found by the government to have been criminally negligent. If this occurs, our business, prospects, results of operations and financial condition will be materially and adversely affected.

If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected.

The production of plasma products relies on the supply of plasma of suitable quality. For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, the cost of plasma we used for production accounted for approximately 78%, 74%, 74% and 67%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as heightened or new regulatory restrictions, higher living standards or outbreaks of diseases, any of which would impact our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

We may not be able to carry on our business if we lose any of the required permits and licenses. Moreover, Huitian has suspended the production at its production facilities for technical upgrade and will apply for a new GMP certificate upon the completion of the upgrade; however, it may not be able to obtain the certificate, which would prevent it from carrying on its business at these facilities and harm our profitability.

We and Huitian are required to obtain from various PRC governmental authorities certain permits and licenses, including permits for pharmaceutical manufacturing and GMP certificates for each of our plants, as well as pharmaceutical distribution permits.

Each of the production facilities operated by us and Huitian is required to obtain a GMP certificate for its pharmaceutical production activities. In February 2011, the China Food and Drug Administration, or CFDA, enacted a new GMP standard, or the New GMP Standard, which has significantly increased standards for quality control, documentation, and overall manufacturing processes that applied to us and each of our production facilities as of December 31, 2013. In order for us to meet the New GMP Standard, we have upgraded the related production facilities of Shandong Taibang and Guizhou Taibang, which obtained the renewed GMP certificates and resumed commercial production of plasma products in June 2013 and March 2014, respectively. However, Huitian suspended its production in late 2013 and is constructing a new production facility to meet the New GMP Standard. The suspension of Huitian’s production may have a negative effect on its business and profitability, which may in turn affect the income we derive from our minority investment in Huitian and materially and adversely affect our financial condition and results of operations.

We have also obtained permits and licenses and GMP certificates required for the manufacturing and sales of our products. Our permits and licenses are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities, and the compliance standards may be subject to change from time to time. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. However, there is no guarantee that we may renew such permits and licenses in a timely manner, or at all. If we are unable to renew our permits and licenses or failed an inspection which would impair our permits and licenses, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations and profitability. For example, we expect our on-going compliance cost to increase under the New GMP Standard as compared to the previous standard. As a result, our business and financial condition may be materially and adversely affected.

We do not have discretion to increase the prices of certain of our products, which are subject to price controls by the PRC government.

Retail prices of certain pharmaceutical products are subject to various regulations. According to the “Regulations on Controlling Blood Products” promulgated by the PRC State Council in 1996, regional offices of the Pricing Bureau and the PRC Ministry of Health have the authority to regulate retail prices for controlled plasma products. In addition, retail prices of pharmaceutical products fully or partially covered under the national insurance system are also subject to retail price ceilings set out in the National (Medical) Insurance Catalog, or the NIC, which may be adjusted by the PRC National Development and Reform Commission, or NDRC, from time to time. The hospitals which are participants of the national insurance program cannot sell the products to patients at prices exceeding such retail price ceilings. In addition, provincial governments often establish a tender price ceiling for products sold to hospitals based on, among other things, regional living standards, cost of production of the manufacturers and the corresponding retail price ceiling. The prices at which we sell directly to hospitals and distributors and the distributor’s wholesale prices cannot exceed the applicable tender price ceiling. Five of our principal products, including human albumin, IVIG, human rabies immunoglobulin, human tetanus immunoglobulin and factor VIII, are included in the NIC and are also subject to tender price ceilings. Two of our principal products, placenta polypeptide and human hepatitis B immunoglobulin, although not included in the NIC, are also subject to tender price ceilings in certain PRC provinces. In addition, NDRC may adjust the retail price ceilings applicable to our products from time to time, and any downward adjustment of our product prices implemented by the government may have a negative impact on our results of operations. See “Business — Regulation” for further details.

We do not have discretion to increase the prices we charge our customers and distributors for price-controlled products above the relevant controlled tender price ceiling. Although we may appeal to the local governments for price increases, such increases are only granted on a case-by-case basis and there is no guarantee that we would obtain any such relief. We may not be able to obtain government approval to increase our prices even if the cost of manufacturing our products increases as a result of increases in the cost of raw materials or other costs, and, if we were unable to obtain relief, our revenue and profitability would be adversely affected. If the margin of any of these products becomes prohibitively low, we may stop manufacturing such product, which may further adversely affect our revenue and profitability.

We may fail to obtain, maintain or renew required licenses and permits for our plasma stations. In addition, if we fail to adequately monitor our plasma stations, follow proper procedures or comply with safety requirements, we may be subject to sanctions by the government, civil and criminal liability. Any of these events could have a material and adverse effect on our business, reputation and prospects.

We currently operate ten plasma stations through Shandong Taibang and two plasma stations through Guizhou Taibang. Huitian, a company in which we hold a minority interest, has three plasma stations in Shaanxi Province. To enable growth in our sales, we are seeking opportunities to build more plasma stations. The operation of plasma stations is highly regulated and there is no assurance that we will be able to obtain, maintain and renew the required licenses and permits for existing and new plasma stations in desirable locations or in a timely manner, if at all. For example, we have experienced difficulties and delays in obtaining and/or renewing the business licenses and collection permits for a new plasma station in Pu Bei, Guangxi Province and an existing plasma station in Wei Ning, Guizhou Province, which was eventually closed in August 2011. While we monitor our plasma intake procedures through frequent unscheduled inspections of our stations, there remain risks that our plasma stations may fail to comply with hygiene and procedural requirements for plasma screening, collection, storage and tracking. If we fail to comply with any of these requirements, we may lose our plasma collection permits or incur criminal liability if we are found by the government to have been criminally negligent. In the case of plasma contamination, we may also be subject to civil liability from suits brought by consumers of our biopharmaceutical products. In addition, failure to comply with hygiene and procedural requirements may cause harm to donors, who may contract diseases from other donors, among other things. Any such incident may subject us to government sanctions, civil or criminal liabilities. If any of these events were to occur, our business, reputation and prospects would be materially and adversely affected.

Our operations, sales, profit and cash flow will be adversely affected if our plasma products fail to pass inspection in a timely manner.

The PRC government inspects each batch of our plasma products before we can ship it to our customers. CFDA has quality standards which require the regulators to assess, among other things, the appearance, packing capacity, thermal stability, pH value, protein content and percentage of purity of the product. We must strictly comply with relevant rules and regulations throughout the lifecycle of each product including plasma collection, delivery, production and packaging. Government regulators typically take more than a month to inspect one batch of plasma products. The process begins when the regulator randomly selects samples of our products and delivers them to the PRC National Institute for the Control of Pharmaceutical and Biological Products, or NICBPB, for testing, and the process ends when the products are given final approval by NICBPB. In the event that the regulators delay the approval of or reject our products or change the requirements such that we are unable to comply, our operations, sales, profit and cash flow will be adversely affected.

We face risks relating to general domestic and global economic conditions. Disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors.

We currently generate sufficient operating cash flows, which, coupled with access to the credit markets, provide us with significant working capital. However, any uncertainty arising out of domestic and global economic conditions, including any disruption in credit markets, may impact our ability to manage normal relationships with our customers, suppliers and creditors and adversely impact our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital needed to conduct or expand our business or conduct acquisitions or make other investments. Such disruptions may also adversely impact our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

In addition, despite the positive impact of insurance schemes, our products are still not affordable to many patients and fewer patients can afford these products when economic conditions worsen in China. As our economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. However, any potential global economic slowdown may result in slower economic growth in China and an unfavorable economic environment, which in turn may make our products less affordable to more patients and result in an overall decreased demand for our products. Such reductions and disruptions could have a material and adverse effect on our business operations.

If we are unable to obtain additional capital or if we experience any shortage of raw materials in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations or further business expansion.

We anticipate that we may seek additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources, especially during times of market contraction. To raise funds, we may need to issue new securities which could result in additional dilution to our stockholders. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or that contain covenants that would limit our operations and strategy. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

In addition, our production volume, capacity utilization and future expansion are affected by the supply of raw materials, especially plasma. If we experience any shortage of plasma supply or fail to secure sufficient plasma supply for our production, we may not be able to fully utilize our production capacity or proceed with our expansion plans.

Our cash flow could be negatively affected as a result of our extension of relatively long payment terms to customers that we believe are credit worthy.

As is customary in our industry, we extend relatively long payment terms (up to six months) to customers that we believe are credit worthy. Our accounts receivable, net of our allowance for doubtful accounts, as of March 31, 2014 and December 31, 2013, 2012 and 2011 were approximately $23.5 million, $17.3 million, $11.2 million and $16.8 million, respectively. Almost all of our accounts receivable are due from hospitals and clinics. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our cash flow and working capital, which could in turn adversely affect our business.

We rely on a Secondment Agreement with the Shandong Institute, which is expected to terminate upon the future privatization of the Shandong Institute, for certain of our employees. If the Secondment Agreement is breached or terminated, it could have an adverse effect on our operations and on our financial results.

The Shandong Institute has provided us with approximately 66 of our employees, including certain key management personnel, out of our total of approximately 1,578 employees as of March 31, 2014, pursuant to a secondment agreement, or Secondment Agreement, dated October 28, 2002, between Shandong Taibang and the Shandong Institute. Pursuant to the Secondment Agreement, we are responsible for the salaries of these employees, as well as for their social benefits such as insurance. Our Secondment Agreement with the Shandong Institute will expire on the earlier of October 2032 or the privatization of the Shandong Institute, which was originally expected to occur before the end of 2008. However, the privatization of the Shandong Institute has been delayed indefinitely due to delay by the Shandong Department of Health in implementing the privatization plan. Upon expiration or termination of the Secondment Agreement, we plan to hire the seconded employees directly. However, we cannot assure you that all of the employees will accept our employment offers at that time. Guangli Pang, Shandong Taibang’s chief executive officer is employed through the Secondment Agreement. Although none of our seconded employees have indicated that they do not plan to continue working for us after the privatization, if the Secondment Agreement is terminated or expires and we are unable to hire those employees or their replacements on time, our operations, as well as our financial results, may be materially and adversely affected.

If the distributors on whom we rely do not purchase our products, our business and results of operations will be adversely affected.

We sell a third of our products in China through our network of approximately 113 distributors as of March 31, 2014, located in about 28 provinces, municipalities and autonomous regions throughout China. While we have established working relationships with many of our distributors and strictly regulate their sales and marketing activities by annual distribution agreements, there are no restrictions in these distribution agreements preventing our distributors from also sourcing products produced by our competitors. Our own marketing and sales staff work to develop and maintain relationships with our distributors, but there can be no assurance that we will be able to maintain such relationships. For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, sales to distributors represented approximately 36.0%, 33.2%, 33.6% and 37.2%, respectively, of our total revenues. If a number of our distributors cease to purchase our products and we are unable to find suitable replacements, our business and results of operations will be materially and adversely affected.

Our inability to successfully research and develop new biopharmaceutical products could have an adverse effect on our future growth.

We believe that the successful development of biopharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycle for any new medicine is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a Certificate of New Medicine from CFDA and subsequent procedures may take approximately three to five years. There is no assurance that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, there is no guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, there is no assurance that they will be accepted by the market as anticipated.

Some of our owned or leased properties have title defects or non-compliance, which could adversely affect our business operations.

Some of our owned or leased properties have title defects or non-compliance. We cannot assure you that we will be able to rectify such defects and non-compliance in a timely manner or at reasonable costs, if at all. In addition, we use properties built on collectively owned rural land for two of our plasma collection stations. Under PRC laws, collectively owned rural land may not be used for commercial purposes and we may be required to vacate and seek other space to house our collection facilities. We plan to construct facilities on a new site and relocate one of the two collection stations. For the other collection station, under the lease agreement for the collectively owned rural land among us, the local government and the economic collective which owns the land, the economic collective is required to assist us in securing legal rights to use such land. If the economic collective fails to perform its obligations under the lease agreement, or the lease agreement is deemed to be void, voidable or otherwise unenforceable, or if ownership disputes or claims regarding the land otherwise arise, we may be required to relocate our collection station. Any disputes or claims relating to our owned or leased properties or land or any efforts in securing alternative sites and properties could divert our resources and management’s attention from our regular business operations. In addition, we may not be able to secure alternative sites and properties, if required, in a timely manner or at reasonable costs, which could adversely affect our business operations.

Our financial position and operations may be materially and adversely affected if our product liability insurance does not sufficiently cover our liabilities.

Under current PRC laws, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC, or the PRC Civil Law, which became effective in 1987, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

The Product Quality Law of the PRC, or the Product Quality Law, was enacted in 1993 and revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and production suspension, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

The PRC Law on the Protection of the Rights and Interests of Consumers, or the Consumers’ Rights Law, was enacted in 1993 to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers’ Rights Law.

The Tort Liability Law of the PRC was enacted in December 2009, which states that manufacturers are liable for damages caused by defects in their products. If the defects are caused by third parties such as transporters or storekeepers, manufactures may be entitled to claim for compensation from such third parties after paying the compensation amount to the consumer.

We maintain two product liability insurance policies for sales in the PRC for Shandong Taibang and Guizhou Taibang’s products in the amount of RMB20 million (approximately $3.2 million) each. If our products are found to be defective and our insurance coverage is insufficient to cover a successful claim against us, our financial position and operations may be materially and adversely affected.

Product liability claims or product recalls involving our products could have a material and adverse effect on our business.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution and sale of plasma products. Plasma is a biological substance that is capable of transmitting viruses and pathogens, whether known or unknown. Therefore, our plasma and plasma products, if not properly collected, tested, pathogen-inactivated, processed, stored or transported, could cause serious disease and possibly death to patients. Further, there are viral and other infections of plasma which may escape detection using current testing methods and which are not susceptible to inactivation methods. Any infection of disease by persons using our products could result in claims against us. Since our establishment in 2002, we have been subject to three lawsuits filed by patients who were treated with our products and received blood and/or plasma transfusions. In two of these cases, we were ordered to contribute a portion of the compensation for the patients even though the courts did not find that our products were defective or caused the patients’ illness. The required contribution by us was immaterial in these two cases. The trial court ruled in favor of us in the third case, which is currently being appealed. We cannot assure you that there will be no future claims against us or that we will always succeed in defending against such claims. Furthermore, the presence of a defect in a product could require us to carry out a recall of such product.

A product liability claim, regardless of merit or eventual outcome, or a product recall could result in substantial financial losses, civil and criminal liabilities, administrative sanctions, revocation of business and product permits and licenses, negative reputational repercussions and an inability to retain customers. If our products are found to be defective and our insurance coverage is insufficient to cover a successful claim against us, our financial position and operations may be materially and adversely affected.

We are subject to intense competition and may encounter increased competition from both local and overseas pharmaceutical enterprises if PRC regulators relax the approval process for plasma products or international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects.

We face intense competition from local and foreign entities that manufacture and sell products that compete with ours in the PRC. These competitors may have more capital, better research and development resources, expanded manufacturing and marketing capabilities and more experience than we do. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated, and although we believe that compliance with the regulatory requirements pose a competitive barrier to enter into the Chinese market, over time, however, there may be new entrants. If the government relaxes these restrictions and allows more competitors to enter into the market, these competitors may have more capital, better research and development resources, more manufacturing and marketing capability and experience than us. Our operating results and financial condition may be adversely affected if (i) competition intensifies, (ii) competitors reduce prices to gain market share, or (iii) competitors develop new products having comparable medicinal applications or therapeutic effects which are more effective or less costly than ours.

In addition, we also face competition from imported products. Since 2009, there has been a substantial increase in volume of imported human albumin in China, which competes in domestic human albumin market. In addition, we compete with foreign biopharmaceutical manufacturers that set up production facilities in the PRC and compete directly with us. The increased supply of both domestic and foreign biopharmaceutical products in the PRC may result in lower sales or lower prices for our products. There is no assurance that we will remain competitive or that our profitability and prospects will not be adversely affected.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the integration of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property or proprietary information.

We regard our intellectual property, particularly our patents and trade secrets, to be of considerable value and importance to our business and our success. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements to protect our intellectual property rights. Failure to protect our intellectual property rights could harm our brands and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our patents and trade secrets, could result in the expenditure of significant financial and managerial resources.

As of March 31, 2014, we held 42 issued patents and had 14 pending patent applications in the PRC for certain manufacturing processes and packaging designs. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. As of March 31, 2014, we also had seven trademarks registered in the PRC.

While we are not aware of any infringement on our intellectual property and we have not been notified by any third party that we are infringing on their intellectual property, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technologies and operate without infringing upon the intellectual property rights of others. Policing unauthorized use of proprietary technologies is difficult and expensive. The steps we have taken may not be adequate to prevent unauthorized use of our intellectual property rights.

The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Despite many laws and regulations promulgated and other efforts made by China over the years to tighten up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and the enforcement of such laws and regulations in China has not achieved the levels reached in those countries. The administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and noncompliant infringement.

We also rely on confidentiality agreements with our management and employees to protect our confidential proprietary information. However, the protection of our intellectual property may be compromised as a result of:

•	departure of any of our management members or employees in possession of our confidential proprietary information;
•	breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;
•	infringement by others of our proprietary information and intellectual property rights; or
•	refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may have a material and adverse effect on our operations.

There can be no assurance that the steps taken by us to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our patents, trademarks, confidential proprietary information or similar proprietary rights. Litigation may be necessary to enforce our intellectual property rights and the outcome of any such litigation may not be in our favor. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt any unauthorized use of our intellectual property through litigation in a timely manner.

Furthermore, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

Finally, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material and adverse effect on our ability to market or sell our brands, and profitably exploit our products.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our products are manufactured at our production facilities located in Tai’an, Shandong Province and Guiyang, Guizhou Province in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material and adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for inventories of raw materials or business interruption. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

If we do not maintain strong financial controls, investor confidence in us may decline and our stock price may decline as a result.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which must also contain management’s assessment of the effectiveness of our company’s internal control over financial reporting. In addition, the independent registered public accounting firm auditing the financial statements must also attest to the operating effectiveness of our company’s internal controls.

A report of our management and attestation by our independent registered public accounting firm is included in our Annual Report on Form 10-K for the year ended December 31, 2013. Our management has concluded that our internal controls over financial reporting as of December 31, 2013 were effective. We have in the past and may in the future discover material weakness in our internal controls. For example, we identified material weaknesses related to review controls on the accounting for income taxes and derivative instrument valuation as described under Item 9A of our Annual Report on Form 10-K for year ended December 31, 2010, which were subsequently remediated in 2011 as described under Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2011. However, there is no guarantee that these remedies will continue to be effective. Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material and adverse effect on our business, financial condition and results of operations. This could reduce investors’ confidence in our reported financial information, which in turn could result in lawsuits being filed against us by our stockholders, otherwise harm our reputation or negatively impact the trading price of our common stock.

A dispute from a minority shareholder of Guizhou Taibang against us, if not resolved in our favor, could result in dilution to our shareholding percentage in Guizhou Taibang.

Guizhou Jie’an Company, or Jie’an, a minority shareholder of Guizhou Taibang, initiated two law suits against Guizhou Taibang in December 2013 in connection with its equity interest in Guizhou Taibang and certain related matters in 2007 and 2013, respectively, both of which are still pending final judgment. See “Item 3 — Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2013, “Part II — Item 1 — Legal Proceedings” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and “Legal Proceedings” in our Current Report on Form 8-K filed with the SEC on June 6, 2014 for details. If we decide to ratify the approval, or if we are ordered by the court, to register the 1.8 million shares for Jie'an, our ownership interest in Guizhou Taibang may be diluted by 1.46% (i.e., from 54% to 52.54%) and Jie’an may be entitled to receive damages of RMB20.0 million (approximately $3.2 million) (being its pro rata share of Guizhou Taibang’s profits associated with the 1.8 million shares in controversy and interest accrued thereon from the date when Jie’an’s capital contribution would have become effective till December 31, 2013) from Guizhou Taibang. As of March 31, 2014, our company had recorded, in its balance sheet, payables to Jie’an in the amounts of RMB5.0 million (approximately $0.8 million) for funds received in relation to the 1.8 million shares of capital infusion, RMB1.4 million (approximately $0.2 million) for the over-paid subscription and RMB3.0 million (approximately $0.5 million) for the accrued interest. Though we do not expect Jie’an to prevail in these pending litigations, we cannot assure you the final judgment will be in our favor. If Guizhou Taibang is ordered to register the 1.8 million shares for Jie'an, our ownership interest in Guizhou Taibang will be diluted, and our control of Guizhou Taibang and our business may be adversely affected.

Risks Relating to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country. The reformed economic infrastructure and legal systems, however, may be subject to abrupt adjustments by the government. These adjustments, especially in the following areas, could either benefit or damage our operations and profitability:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most member countries of the Organization for Economic Cooperation and Development, or the OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, most of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States and substantially all the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

There is also uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that although recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law, recognition and enforcement of a foreign judgment by PRC courts depend on treaties or reciprocity between China and the country where the judgment is made. China does not have any treaties or other arrangements with U.S. that provide for the reciprocal recognition and enforcement of U.S. judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy and any regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

Substantially all of our sales are settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investments and loans, is subject to governmental approval and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividends we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In addition, we incur interest expense for our U.S. dollar denominated loans. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions, pay dividends to you and otherwise fund and conduct our business.

Substantially all of our profits are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies.

PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment through Special Purpose Companies by Residents Inside China, or Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Failure to comply with the requirements of Circular 75 may result in fines and other penalties under PRC law for evasion of applicable foreign exchange restrictions. Any such failure could also result in the PRC subsidiaries being impeded or prevented from distributing their profits to the SPV’s affiliates outside of China and transmit the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked the beneficial holders of our stock who are PRC residents as defined in Circular 75 to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurance that they can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations.

In August 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or Circular 10, which became effective in September 2006 and was amended in June 2009. This regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, Circular 10 requires the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with Circular 10 is likely to be more time-consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to Circular 10, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

Circular 10 allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the PRC Ministry of Commerce, or MOFCOM, and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

The Enterprise Income Tax Law, or the EIT Law, and its implementing rules became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the PRC State Administration of Taxation, or SAT, issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation on non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. Finally, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax. We are actively monitoring the possibility of “resident enterprise” treatment for the 2013 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

SAT released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

SAT released the Announcement on Several Issues concerning the Administration of Income Tax of Non-tax-resident Enterprises, or Public Notice 24, which went into effect on April 1, 2011, to clarify several issues related to Circular 698. Under Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from the disposition of equity interests of an overseas holding company; and the term “does not impose income tax” refers to cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct link with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material and adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material and adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other U.S. laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the relevant statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. PRC anti-corruption laws also strictly prohibit bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our company may engage in conduct for which we might be held responsible. Particularly, most of the hospitals and inoculation centers in China are state-owned entities, which employees may be recognized as foreign government officials for the purpose of FCPA. Therefore, any payments, expensive gifts or other benefits provided to an employee of the state-owned hospital or inoculation center may be deemed violation of FCPA. Violations of FCPA or PRC anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, prospects, operating results and financial condition. In addition, the U.S. government may seek to hold our company liable for successor liability under FCPA violations committed by companies in which we invest or that we acquire.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

In recent years, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed the so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely impacted and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where substantially all of our operations and business are located have conducted any due diligence on our operations or reviewed or cleared any of our disclosure.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, substantially all of our operations are located in China. Since substantially all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review of the CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and with the understanding that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

The Chinese member firm of the KPMG network, of which our independent registered public accounting firm is also a member, may be temporarily suspended from practicing before the SEC. If a delay in completion of our audit process occurs as a result, we could be unable to timely file certain reports with the SEC, which may lead to the delisting of our stock.

The vast majority of our sales are to customers in China, and we have all of our operations in China. Certain of our independent registered public accounting firm’s audit documentation related to their audit reports included in our annual reports may be located in China, and certain audit procedures may take place within China’s borders. The Public Company Accounting Oversight Board, or the PCAOB, is currently unable to conduct inspections in China or review audit documentation located within China without the approval of Chinese authorities. Like many U.S. companies with significant operations in China, our independent registered public accounting firm may rely on a Chinese member firm for assistance in completing the audit work associated with our operations in China.

On January 22, 2014, Judge Cameron Elliot, an SEC administrative law judge, issued an initial decision suspending the Chinese member firms of the “Big Four” accounting firms, among others, from practicing before the SEC for six months as a result of their failure to provide certain including KPMG documents to the SEC because to do so would violate Chinese law. On February 12, 2014, the accounting firms filed an appeal with the SEC regarding the administrative law judge’s decision. The accounting firms can also further appeal the final decision of the SEC through the federal appellate courts. The decision is not yet effective and will only become effective when and if the SEC endorses it. If the decision goes into effect, the work of our auditors could be delayed and it will be difficult for us to engage qualified independent auditors.

A delay in completion of the audit process could delay the timely filing of our quarterly or Annual Reports with the SEC. A delinquency in our filings with the SEC may result in NASDAQ initiating delisting procedures, which could have a material and adverse effect on our results of operation and financial condition.

Our independent registered public accounting firm’s audit documentation related to their audit reports included in our Annual Report may include audit documentation located in China. PCAOB currently cannot inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in our Annual Report filed with the SEC. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, work papers located in China are not currently inspected by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, the PCAOB is currently unable to inspect an auditor’s audit work related to a company’s operations in China and where such documentation of the audit work is located in China. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

The inability of the PCAOB to conduct inspections of our auditors’ work papers in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Relating to Our Stock and This Offering

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the NASDAQ Global Select Market and this low trading volume may adversely affect the price of our common stock.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CBPO.” The trading market in our common stock has been substantially less liquid than the average trading market for companies trading on the NASDAQ Global Select Market. Reported average daily trading volume in our common stock for the three months immediately prior to June 11, 2014, was approximately 27,048 shares. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include, among others:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
•	customer demand for our products;
•	investor perceptions of our industry in general and our company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	major catastrophic events;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant stockholders;
•	additions or departures of key personnel; and
•	investor perception of litigation, investigation or other legal proceedings involving us or certain of our individual stockholders or their family members.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in July 2008, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Our stockholder rights plan and provisions in our currently effective certificate of incorporation and bylaws or of Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore depress the trading price of the common stock.

Upon stockholders’ approval on July 20, 2012, we have adopted amended and restated certificate of incorporation and bylaws, which contained provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors, rather than to attempt a hostile takeover.

These provisions include, among others:

•	the right of our board of directors to issue preferred stock without stockholder approval;
•	division of our board of directors into three classes with staggered terms;
•	elimination of the right of our stockholders to act by written consent;
•	prohibiting stockholders from calling a special meeting of the stockholders;
•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings; and
•	requiring super majority stockholder vote to amend certain provisions of the amended and restated certificate of incorporation and bylaws.

On November 19, 2012, our board of directors adopted a stockholder rights plan, which provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a newly created series of preferred stock. The preferred stock purchase rights are triggered by the earlier to occur of (i) ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 10% or more of our outstanding common stock or (ii) ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person. The issuance of preferred stock pursuant to the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

In addition, our currently-in-effect bylaws authorize our stockholders who hold 25% of our entire capital stock issued and outstanding and are entitled to vote to call a special meeting of the stockholders.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions, however, may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. As of March 31, 2014, there were 23,419,093 shares of common stock outstanding, and we will offer 800,000 shares of common stock from our treasury stock in this offering (or 920,000 shares of common stock from our treasury stock if the underwriters exercise their option to purchase additional shares in full).

Subject to certain exceptions described under the caption “Underwriting,” we, our directors and executive officers, the selling stockholder and certain other stockholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of our common stock without the permission of the underwriters for 90 days after the date of this prospectus supplement. When the lockup period expires, we and our locked-up security holders will be able to sell shares in the public market. Moreover, the underwriters may, in their discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the applicable lock-up period.

Subject to the applicable restrictions and limitations under Rule 144 of the Securities Act and other than restricted shares that certain stockholders hold, all of our common stock outstanding is eligible for sale in the public market. In addition, holders of a substantial number of shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for public offering of our securities. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold into the public market, these sales could have an adverse effect on the market price for our common stock. Moreover, we have contractual obligations to use commercially reasonable effort to include, upon request, up to approximately 2.9 million shares of our common stock in our registration statements that we may file for public offering of our securities. We also have contractual obligations to use commercially reasonable effort to cause the restrictive legend attached to those shares to be removed. Once such restrictive legend is removed, such shares will become eligible for sale in the public market, subject to applicable restrictions and limitations under the securities laws. The stockholder of those shares has recently demanded us to instruct our transfer agent to remove the restrictive legend attached to such shares. We have responded to such demand with explanation and may have further discussion with such stockholder. We cannot assure you that such discussion will result in an amicable conclusion. If the stockholder initiates legal actions against us to seek removal of the restrictive legend or claim damages (if any), we may incur legal costs in defending our company and such dispute may adversely affect the market price for our common stock. Furthermore, we cannot guarantee favorable result in the legal proceedings and we may even be ordered to cause the restrictive legend attached to those shares to be removed. If so, we cannot assure you that those shares will not be sold into the public market.

This email and any attachments thereto may contain private, confidential, and privileged material for the sole use of the intended recipient. Any review, copying, or distribution of this email (or any attachments thereto) by others is strictly prohibited. If you are not the intended recipient, please contact the sender immediately and permanently delete the original and any copies of this email and any attachments thereto.

We cannot predict the effect, if any, that future sales of shares of our common stock into the market, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise, conversion or exchange of other securities), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our common stock.

We intend to use the net proceeds from this offering primarily for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses. In addition, if appropriate opportunities arise to acquire or invest in complementary products, technologies or businesses, we may use a portion of the net proceeds for such acquisition or investment. We will have significant discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions could result in our applying the net proceeds from this offering in a manner other than as described in this prospectus supplement. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our common stock. The net proceeds from this offering may also be placed in investments that do not produce income or that may lose value.

Stock prices of companies with business operations primarily in China have fluctuated widely in recent years, and the trading prices of our common stock are likely to be volatile, which could result in substantial losses to investors.

The trading prices of our common stock are likely to be volatile and could fluctuate widely in response to factors beyond our control. For example, if one or more of the industry analysts or ratings agencies who cover us downgrades us or our common stock, or publishes unfavorable research about us, the price of our common stock may decline. If one or more of these analysts or agencies cease to cover our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock or trading volume to decline. In addition, the performance and fluctuation of the market prices of other China-based, U.S.-listed health care companies may affect the volatility in the price of and trading volume for our common stock. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines following their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our common stock. These broad market and industry factors may significantly affect the market price and volatility of our common stock, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons. Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade. We cannot give any assurance that these factors will not occur in the future again. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action lawsuit, it could divert the attention of senior management, and, if adversely determined, could have a material and adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectuses and the documents incorporated by reference into these documents contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “project,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus supplement, the accompanying prospectuses and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Supplement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of our company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those set forth under “Risk Factors” beginning on page S-9 of this prospectus supplement, under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (as amended, as applicable) to the extent not restated herein, and in our future filings made with the SEC.

This prospectus supplement, the accompanying prospectuses and the information incorporated by reference in this prospectus supplement and each accompanying prospectus also contain statements that are based on management’s current expectations and beliefs, including estimates and projections about our company, industry, financial condition, results of operations and other matters. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.

This prospectus supplement contains certain data and information that we obtained from various government, private and commercial sources and publications. Statistical data in these sources and publications also include projections based on a number of assumptions. The plasma products market may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our common stock. In addition, the rapid development of China’s plasma products market results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements obtained from such government, private and commercial sources and publications.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock by us in this offering will be approximately $28.8 million (or approximately $33.2 million if the underwriters’ option to purchase additional shares is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We will not receive any proceeds from the sale of shares by the selling stockholder.

We intend to use the net proceeds from this offering primarily for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses. In addition, if appropriate opportunities arise to acquire or invest in complementary products, technologies or businesses, we may use a portion of the net proceeds for such acquisition or investment. However, we have no present commitments or agreements to enter into any such acquisitions or investments. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

MARKET PRICE OF COMMON STOCK

The following table sets forth the high and low trading prices of our common stock on the NASDAQ Global Select Market, for the periods indicated. The last reported sale price of our common stock on the NASDAQ Global Select Market on June 26, 2014 was $38.91 per share.

	Price Per Share
	High	Low
	($)	($)
2012
First Quarter	11.00	8.00
Second Quarter	10.30	7.07
Third Quarter	11.00	8.80
Fourth Quarter	17.18	9.41
2013
First Quarter	31.15	13.07
Second Quarter	28.54	19.10
Third Quarter	29.86	21.86
Fourth Quarter	30.38	26.50
2014
First Quarter	38.60	26.66
Second Quarter (through June 26, 2014)	50.00	38.50

EXCHANGE RATE INFORMATION

We use U.S. dollars as our reporting currency in our financial statements and in this prospectus supplement. When reporting the operating results and financial position of our PRC subsidiaries, we use the monthly average exchange rate for the year and the exchange rate at the balance sheet date, respectively, as published by OANDA Corporation, an Internet-based currency information provider. In other parts of this prospectus supplement, any RMB denominated amounts are accompanied by translations. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus supplement, all translations from RMB to U.S. dollars were made at the noon buying rate in the City of New York for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars have been made at RMB6.2471 to $1.00, the noon buying rate in effect as of June 2, 2014. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of RMB into foreign currency and foreign currency into RMB for certain types of transactions. On June 20, 2014, the noon buying rate was RMB6.2240 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus supplement or will use in the preparation of any other information to be provided to you.

	Noon buying rate
Period	Period end	Average(1)	High	Low
	(RMB per $1.00)
2009	6.8259	6.8295	6.8176	6.8470
2010	6.6000	6.7696	6.6000	6.8330
2011	6.2939	6.4475	6.2939	6.6364
2012	6.2301	6.2990	6.2221	6.3879
2013	6.0537	6.1478	6.0537	6.2438
December	6.0537	6.0738	6.0537	6.0927
2014
January	6.0590	6.0509	6.0402	6.0600
February	6.1448	6.0816	6.0591	6.1448
March	6.2164	6.1729	6.1183	6.2273
April	6.2591	6.2246	6.1966	6.2591
May	6.2471	6.2380	6.2255	6.2591
June (through June 20, 2014)	6.2240	6.2338	6.2090	6.2548

(1)	Determined by averaging the rates on the last business day of each month during the relevant year, except for monthly average rates, which are determined by averaging the daily rates during the respective months.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2014:

•	on an actual basis; and
•	on an as adjusted basis to reflect our receipt of the net proceeds of approximately $28.8 million from our sale of 800,000 shares of common stock, which, as of March 31, 2014, were recorded as treasury stock at a cost of approximately $20.02 million, in this offering, assuming the underwriters do not exercise their option to purchase additional shares of common stock from us, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and the related notes appearing in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which is incorporated by reference in this prospectus supplement. This table does not include our short-term bank loans (including the current portion of long-term bank loans), which were $34.9 million as of March 31, 2014.

	March 31, 2014
	Actual	As Adjusted
	(U.S. dollars in thousands)
Long-term bank loans, excluding current portion	70,000	70,000
Common stock (par value $0.0001; 100,000,000 shares authorized; 27,398,797 shares issued as of March 31, 2014 and as adjusted; and 23,419,093 shares and 24,219,093 shares outstanding as of March 31, 2014 and as adjusted, respectively)	3	3
Additional paid-in capital	73,219	82,022
Treasury stock: 3,979,704 shares as of March 31, 2014 at cost; and 3,179,704 shares as adjusted	(99,594)	(79,574)
Retained earnings	192,018	192,018
Accumulated other comprehensive income	18,963	18,963
Noncontrolling interest	71,383	71,383
Total shareholders’ equity	255,992	284,815
Total capitalization(1)	325,992	354,815

(1)	Total capitalization is the sum of long-term bank loans, excluding current portion, and total shareholders’ equity.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2014 was approximately $182 million, or $7.78 per share of common stock. Net tangible book value per share represents the amount of our total assets of approximately $414 million less our total liabilities of approximately $158 million and noncontrolling interest of approximately $71 million, and less our net intangible assets of approximately $3 million, divided by the shares of common stock outstanding at March 31, 2014. After giving effect to our sale of 800,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $1.6 million, our as adjusted net tangible book value as of March 31, 2014 would have been $211 million, or $8.71 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.93 per share to existing stockholders and an immediate dilution of $29.29 per share to new investors.

The following table illustrates this dilution:

Assumed public offering price		$38
Net tangible book value per share as of March 31, 2014	$7.78
Increase per share attributable to this offering	0.93
As adjusted net tangible book value per share after giving effect to this offering		8.71
Net tangible book value dilution per share to investors in this offering		$29.29

The foregoing calculations are based on 23,419,093 shares of our common stock outstanding as of March 31, 2014, and exclude:

•	1,830,948 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014 at a weighted average exercise price of $10.15 per share;
•	357,125 shares of common stock issuable upon the vesting of outstanding restricted stock as of March 31, 2014; and
•	1,752,125 shares of common stock reserved for future issuance under our 2008 Plan as of March 31, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectuses. In addition to historical information, the following discussion contains certain forward-looking information. See “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement for certain information concerning those forward looking statements. Our financial statements are prepared in U.S. dollars and in accordance with United States generally accepted accounting principles.

Overview

We are a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of plasma products in China. We have a strong product portfolio with over 20 different dosage forms of plasma products. Our principal products are human albumin and IVIG. These products use human plasma as their principal raw material. Sales of human albumin products represented approximately 42.3%, 37.9%, 44.1%, 44.6% and 54.5% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. Sales of IVIG products represented approximately 36.5%, 47.5%, 38.0%, 39.0% and 32.3% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. All of our products are prescription medicines administered in the form of injections.

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales. In 2013, we generated sales of $203.4 million, an increase of 10.0% from 2012, and recorded net income attributable to our company of $54.6 million, an increase of 20.7% from 2012. In the three months ended March 31, 2014, we generated sales of $56.3 million, an increase of 4.1% from the same period in 2013, and recorded net income attributable to our company of $18.3 million, an increase of 22.5% from the same period in 2013.

Principal Factors Affecting our Financial Performance

The following are key factors that affect our financial condition and results of operations and we believe them to be important to the understanding of our business:

Raw Material Supply and Prices

The primary raw material used in the production of our albumin and immunoglobulin products is human plasma. The collection of human plasma in China is generally influenced by a number of factors such as government regulations, geographical locations of plasma collection stations, sanitary conditions of plasma stations, living standards of the donors, and cultural and religious beliefs. If we experience any shortage of plasma supply, we may not be able to fully utilize our production capacity. We currently operate ten plasma collection stations through Shandong Taibang and two plasma stations through Guizhou Taibang. These plasma stations provide us with a stable source of plasma supply.

Prices of and Demand for Our Products

The demand for our products is largely affected by the general economic conditions in China because the prices of our products are still not affordable to many patients. A significant improvement in the economic environment in China will likely improve consumer income which in turn would make our products more affordable and consequently increase the demand for our products. We have been able to expand our product range and consumer base by introducing new products required by customers. We believe that our technical expertise is important in introducing products that are in demand.

Production Capacity

Our sales volume is limited by our annual production capacity. As we grow our business in the future, our ability to fulfill additional and larger orders will depend on our ability to increase our production capacity. Our plan to expand our production capacity will depend on the availability of capital to meet our needs of expansion or upgrading of production lines, and the availability of stable plasma supply. To comply with applicable PRC laws and regulations, we have obtained permits and licenses necessary for the current operations of our plasma collection stations and production plants, and are required to apply for such permits and licenses to operate new plasma collection stations and production plants. As a result, our expansion plan also depends on our ability to renew existing permits and licenses and obtain new permits and licenses.

Competition

We face intense competition from local and foreign entities that manufacture and sell products that compete with ours in the PRC. These competitors may have more capital, better research and development resources, expanded manufacturing and marketing capabilities and more experience than we do. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors reduce prices; (iii) PRC government requires us to reduce the prices of our products; or (iv) competitors develop new products or product substitutes with comparable medicinal applications or therapeutic effects which are more effective or less costly than ours. See “Business — Competition” for more information regarding this factor.

Taxation

China Biologic is subject to United States tax at gradual rates of up to 35%. No provision for income taxes in the United States has been made as China Biologic has no U.S. taxable income.

Taibang Biological was incorporated in the BVI, but is not subject to taxation in that jurisdiction.

Taibang Holdings was incorporated in Hong Kong and under the current laws of Hong Kong, are subject to a Profits Tax of 16.5% on profits arising in Hong Kong. However, no provision for Hong Kong Profits Tax has been made as Taibang Holdings has no taxable income.

According to the PRC government policy, new or high technology companies may enjoy preferential tax treatment of 15%, instead of 25% under the EIT Law. In 2011, Shandong Taibang renewed its High and New Technology Enterprise qualification, which entitled it to the preferential income tax rate of 15% from 2011 to 2013. Shandong Taibang expects to reapply for the its High and New Technology Enterprise qualification in the second half of 2014 to continue enjoying the preferential income tax rate of 15% for three years starting from 2014. According to Notice on Issues Concerning Relevant Tax Policies in Deepening the Implantation of the Western Development Strategy jointly promulgated by the PRC Ministry of Finance, the PRC General Administration of Customs and SAT on July 27, 2011, Guizhou Taibang, being a qualified enterprise located in the western region of PRC, enjoys a preferential income tax rate of 15% effective from January 1, 2011 to December 31, 2020. All of our other subsidiaries are subject to the regular 25% income tax rate.

Results of Operations

The following table sets forth a summary of our consolidated statements of comprehensive income for the periods indicated. Our historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	Year Ended December 31,						Three Months Ended March 31,
	2013		2012		2011		2014		2013
	Amount	% of Total Sales	Amount	% of Total Sales	Amount	% of Total Sales	Amount	% of Total Sales	Amount	% of Total Sales
	(U.S. dollars in thousands, except per share data)
Sales	203,357	100.0	184,813	100.0	153,092	100.0	56,267	100.0	54,032	100.0
Cost of sales	65,484	32.2	58,836	31.8	46,018	30.1	17,715	31.5	16,617	30.8
Gross margin	137,873	67.8	125,977	68.2	107,074	69.9	38,552	68.5	37,415	69.2
Operating expenses:
Selling expenses	10,643	5.2	14,421	7.8	14,596	9.5	2,282	4.1	1,836	3.4
General and administrative expenses	36,074	17.7	34,034	18.4	31,520	20.6	7,217	12.8	8,688	16.1
Research and development expenses	4,223	2.1	3,033	1.6	3,978	2.6	1,074	1.9	913	1.7
Impairment loss of goodwill	—	—	—	—	18,160	11.9	—	—	—	—
Loss on abandonment and write off of long-lived assets	—	—	—	—	6,603	4.3	—	—	—	—
Total operating expenses	50,940	25.0	51,488	27.9	74,857	48.9	10,573	18.8	11,437	21.2
Income from operations	86,933	42.7	74,489	40.3	32,217	21.0	27,979	49.7	25,978	48.1
Other income (expenses):
Equity in income of equity method investee	2,170	1.1	2,666	1.4	1,858	1.2	337	0.6	129	0.2
Change in fair value of derivative liabilities	—	—	1,769	1.0	11,976	7.8	—	—	—	—
Interest expense	(1,135)	(0.6)	(1,270)	(0.7)	(4,671)	(3.1)	(621)	(1.1)	(236)	(0.4)
Interest income	4,433	2.2	2,910	1.6	1,357	0.9	1,596	2.8	648	1.2
Other income (expenses), net	—	—	571	0.3	(454)	(0.3)	—	—	—	—
Total other income, net	5,468	2.7	6,646	3.6	10,066	6.6	1,312	2.3	541	1.0
Earnings before income tax expense	92,401	45.4	81,135	43.9	42,283	27.6	29,291	52.1	26,519	49.1
Income tax expense	15,540	7.6	15,163	8.2	10,900	7.1	5,338	9.5	4,607	8.5
Net income	76,861	37.8	65,972	35.7	31,383	20.5	23,953	42.6	21,912	40.6
Less: Net income attributable to non-controlling interest	22,259	10.9	20,750	11.2	13,201	8.6	5,679	10.1	6,996	12.9
Net income attributable to company	54,602	26.9	45,222	24.5	18,182	11.9	18,274	32.5	14,916	27.6
Net income per share of common stock
Basic	2.05		1.73		0.73		0.72		0.55
Diluted	1.96		1.62		0.37		0.69		0.53

Comparison of Three Months Ended March 31, 2014 and 2013

Sales

Our sales increased by $2.3 million, or 4.1%, to $56.3 million for the three months ended March 31, 2014, compared to $54.0 million for the same period in 2013. The increase was due primarily to the increase in sales by Shandong Taibang, partially offset by the reduced sales volume as a result of the planned production suspension of Guizhou Taibang during this period. The increased sales by Shandong Taibang were attributable to a combined effect of price and volume increases of certain plasma products. On the other hand, Guizhou Taibang reduced the sales volume of its plasma products to address the impact of the reduced production volume and maintain its sales channels and customer relationships during the period of production suspension. Guizhou Taibang suspended its production in June 2013 for GMP upgrades and did not resume operations until March 2014. In addition, foreign exchange translation accounted for 2.6% of the sales increase.

The following table summarizes the components of our of sales by product type:

	Three Months Ended March 31,				Change
	2014		2013
	Amount	%	Amount	%	Amount	%
	(U.S. dollars in thousands)
Human albumin	23,781	42.3	20,501	37.9	3,280	16.0
Immunoglobulin products:
IVIG	20,530	36.5	25,662	47.5	(5,132)	(20.0)
Other immunoglobulin products	8,283	14.7	5,100	9.5	3,183	62.4
Placenta polypeptide	2,627	4.7	2,184	4.0	443	20.3
Others	1,046	1.8	585	1.1	461	78.8
Total	56,267	100.0	54,032	100.0	2,235	4.1

During the three months ended March 31, 2014 as compared to the three months ended March 31, 2013:

•	the average price for our approved human albumin products, which accounted for 42.3% of our total sales for the three months ended March 31, 2014, increased by approximately 5.2% and, excluding the foreign exchange translation effect, their average price in RMB terms increased by approximately 2.5%; and
•	the average price for our approved IVIG products, which accounted for 36.5% of our total sales for the three months ended March 31, 2014, increased by approximately 0.9% and, excluding the foreign exchange translation effect, their average price in RMB terms decreased by approximately 1.7%.

The price increase of human albumin products was due to the impact of a higher retail price ceiling announced by NDRC that became effective on February 1, 2013. This increased retail price ceiling provided us with more flexibility in pricing our human albumin products and allowed us to increase our ex-factory prices in certain regional markets. The price decrease of IVIG products, excluding the foreign exchange translation effect, was mainly attributable to the increased sales in tier one cities through distributors with lower markup. To improve brand recognition in the three months ended March 31, 2014, we increased our market share in tier one cities through distributors by lowering sale prices, resulting in a decline on the average sales price.

The sales volume of our products depends on market demand and our production volume. The production volume of our human albumin products depends on the plasma supply. The production volume of our IVIG products depends primarily on the plasma supply and secondarily on our allocation of production capacity among various human immunoglobulin products, which include IVIG and other hyper-immune products. The production volume of our hyper-immune products, which include human rabies immunoglobulin, human hepatitis B immunoglobulin and human tetanus immunoglobulin products, is subject to the availability of specific vaccinated plasma and our production capacity. The supply of specific vaccinated plasma requires several months of lead time. Our production facility currently can only accommodate the production of one type of hyper-immune products at any given time and we rotate the production of different types of hyper-immune products from time to time in response to market demand. As such, the sales volume of any given type of hyper-immune products may vary significantly from quarter to quarter. Depending on the market demand and profit margins of IVIG products and hyper-immune products at any given period, we also adjust the production volume of IVIG products from time to time to optimize our product mix.

The sales volume of our human albumin products increased by 10.3% in the three months ended March 31, 2014 as compared to the same period in 2013. The increase in sales volume of human albumin products was primarily due to increased sales volume by Shandong Taibang, partially offset by reduced sales volume as a result of the planned production suspension of Guizhou Taibang during the three months ended March 31, 2014. The increase of the sales volume was in line with the increase of the market demand for domestic human albumin as a result of the decreased importation in the three months ended March 31, 2014. The sales volume of our IVIG products decreased by 20.7% in the three months ended March 31, 2014 as compared to the same period in 2013. The decrease in sales volume of IVIG was primarily due to the reduced production volume as a result of the planned production suspension of Guizhou Taibang during this period. Shandong Taibang increased the production of human rabies immunoglobulin products with comparatively higher gross margin and thus reduced the production of IVIG products for the three months ended March 31, 2014.

The increased sales of other immunoglobulin products in the three months ended March 31, 2014 as compared to the same period in 2013 was mainly attributable to the increase in sales volume of human rabies immunoglobulin products, partially offset by the decrease in sales volume of human tetanus immunoglobulin products. The increase in sales volume of human rabies immunoglobulin was primarily a result of increased production volume during this period. We increased the supply of rabies vaccinated plasma and expanded production of that product in Shandong Taibang starting in the second half of 2013. The improvements on production yield as a result of our research and development efforts also contributed to the increase of production volume. For the three months ended March 31, 2014, we increased our sales of human rabies immunoglobulin products by $5.2 million as compared to the same period in 2013. The decrease in sales volume of human tetanus immunoglobulin products was primarily a result of the planned production suspension of Guizhou Taibang during this period.

The sales increase of other products in the three months ended March 31, 2014 as compared to the same period in 2013 was mainly attributable to the ramp-up of human coagulation factor VIII (200IU) in Shandong Taibang, which was launched in October 2012.

Cost of sales and gross profit

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
Cost of sales	17,715	16,617	1,098	6.6%
as a percentage of total sales	31.5%	30.8%		0.7%
Gross profit	38,552	37,415	1,137	3.0%
Gross margin	68.5%	69.2%		(0.7)%

Our cost of sales was $17.7 million, or 31.5% of our sales for the three months ended March 31, 2014, as compared to $16.6 million, or 30.8% of our sales for the same period in 2013. Our gross profit was $38.6 million and $37.4 million for the three months ended March 31, 2014 and 2013, respectively, representing gross margins of 68.5% and 69.2%, respectively. Our cost of sales and gross margin are affected by the volume and pricing of our sold products, raw material costs, production mix and respective yields, inventory provisions, production cycles and routine maintenance costs.

The increase in cost of sales in the three month ended March 31, 2014 as compared to the same period in 2013 was largely in line with the increases in sales volume and cost of plasma. In an effort to increase plasma collection volume and expand our donor base, we increased nutrition fees paid to donors consistent with the industry practice. We expected the nutrition fees to be paid to donors continue to increase as a result of improving living standards in China. Consequently, future improvements on margins will need to be derived from increases in product pricing and volume, product mix, yields and manufacturing efficiency. The increase in cost of sales as a percentage of sales in the three month ended March 31, 2014 as compared to the same period in 2013 was mainly due to the increase in cost of plasma partially offset by the change of our product mix to include products with higher margins.

Operating expenses

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
Operating expenses	10,573	11,437	(864)	(7.6)%
as a percentage of total sales	18.8%	21.2%		(2.4)%

Our total operating expenses decreased by $0.8 million, or 7.6%, to $10.6 million for the three months ended March 31, 2014, from $11.4 million for the same period in 2013. As a percentage of sales, total expenses decreased by 2.4% to 18.8% for the three months ended March 31, 2014, from 21.2% for the same period in 2013. The decrease of the total operating expenses was mainly due to the decrease of the general and administrative expenses as discussed below.

Selling expenses

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
Selling expenses	2,282	1,836	446	24.3%
as a percentage of total sales	4.1%	3.4%		0.7%

Our selling expenses increased by $0.5 million, or 24.3%, to $2.3 million for the three months ended March 31, 2014, from $1.8 million for the same period in 2013. As a percentage of sales, our selling expenses for the three months ended March 31, 2014 increased by 0.7% to 4.1%, from 3.4% for the same period in 2013. The increase was mainly due to the increased sales of placenta polypeptide with comparatively higher selling expenses for the first quarter of 2014 as compared to the same period in 2013.

General and administrative expenses

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
General and administrative expenses	7,217	8,688	(1,471)	(16.9)%
as a percentage of total sales	12.8%	16.1%		(3.3)%

Our general and administrative expenses decreased by $1.5 million, or 16.9%, to $7.2 million for the three months ended March 31, 2014, from $8.7 million for the same period in 2013. General and administrative expenses as a percentage of sales decreased by 3.3% to 12.8% for the three months ended March 31, 2014, from 16.1% for the same period in 2013. The decrease in general and administrative expenses was mainly due to a decrease of share-based compensation for the three months ended March 31, 2014 as compared to the same period of 2013. In addition, we incurred amortization expenses in the first quarter of 2013 in relation to the acquisition of GMP certificates when we acquired Guizhou Taibang in 2008. Because intangible assets had been fully amortized by the end of 2013, we did not incur the corresponding expenses in the three months ended March 31, 2014.

Research and development expenses

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
Research and development expenses	1,074	913	161	17.6%
as a percentage of total sales	1.9%	1.7%		0.2%

Our research and development expenses increased by $0.2 million, or 17.6%, to $1.1 million for the three months ended March 31, 2014, from $0.9 million for the same period in 2013. As a percentage of sales, our research and development expenses for the three months ended March 31, 2014 and 2013 were 1.9% and 1.7%, respectively. The increase in research and development expenses was mainly due to the expenditure paid for certain clinical trial programs and the engagement of external experts for certain pipeline products during the three months ended March 31, 2014.

Income tax

	Three Months Ended March 31,		Change
	2014	2013	Amount	%
	(U.S. dollars in thousands)
Income tax	5,338	4,607	$731	15.9%
as a percentage of total sales	9.5%	8.5%		1.0%

Our provision for income taxes increased by $0.7 million, or 15.9%, to $5.3 million for the three months ended March 31, 2014, from $4.6 million for the same period in 2013. Our effective income tax rates were 18.2% and 17.4% for the three months ended March 31, 2014 and 2013, respectively. The difference between our effective income tax rate and the tax rate of 15% applicable to our major operating subsidiaries in the PRC was primarily due to the withholding income tax expenses accrued on Shandong Taibang’s net income for the three months ended March 31, 2014 as a result of its dividend policy.

Comparison of 2013 and 2012

Sales

Our total sales increased by 10.0%, or $18.6 million, to $203.4 million for 2013, compared to $184.8 million for 2012. The increase in sales during 2013 was primarily attributable to a mix of price and volume increases in certain of our plasma based products. In addition, foreign exchange translation accounted for 2.0% of the sales increase.

The following table summarizes the components of our sales by product type:

	Years Ended December 31,				Change
	2013		2012
	Amount	%	Amount	%	Amount	%
	(U.S. dollars in thousands)
Human albumin	89,672	44.1	82,451	44.6	7,221	8.8
Immunoglobulin products:
IVIG	77,342	38.0	72,005	39.0	5,337	7.4
Other immunoglobulin products	19,683	9.7	19,378	10.5	305	1.6
Placenta polypeptide	12,151	6.0	10,089	5.5	2,062	20.4
Others	4,509	2.2	890	0.4	3,619	406.6
Total	203,357	100.0	184,813	100.0	18,544	10.0

For 2013 as compared to 2012:

•	the average price for our approved human albumin products, which contributed 44.1% to our total sales, increased by approximately 10.1% and, excluding the foreign exchange translation effect, their average prices in RMB terms increased by approximately 8.1%; and
•	the average price for our approved IVIG products, which contributed 38.0% to our total sales, increased by approximately 1.3%, and excluding the foreign exchange translation effect, their average prices in RMB terms remained relatively stable.

The price increase of human albumin products was due to the impact of a higher retail price ceiling announced by NDRC that became effective on February 1, 2013. This increased retail price ceiling provides us with more flexibility in pricing our human albumin products and allows us to increase our ex-factory prices in certain regional markets. NDRC also reduced the retail price ceilings for IVIG effective in October 2012, and the ceilings were lower than the prevailing market prices in some of our regional markets. As a result, some of local governments revised tender price ceilings for IVIG products. We sought approval from local governments for favorable pricing policies in selective regional markets and successfully gained support from certain provincial governments in lifting the tender price ceilings for IVIG products. Therefore, the average price of our IVIG products remained relatively stable in 2013 as compared to 2012.

Sales volume for our human albumin products decreased by 1.2% in 2013 as compared to 2012. The decrease in sales volume of human albumin products was primarily due to the production suspension in Guizhou Taibang that commenced in June 2013. Sales volume for our IVIG products increased by 6.0% in 2013 as compared to 2012. In early 2013, we strengthened our marketing efforts for IVIG and also engaged new distributors to sell IVIG in new territories. Consequently, we experienced a 65.0% growth in IVIG sales volume for the first quarter of 2013 as compared to the same quarter in 2012. However, the growth in IVIG sales was partially offset by the impact of production suspension of Guizhou Taibang’s plasma production facility.

For 2013 as compared to 2012, the increased sales of other products was mainly attributable to Shandong Taibang’s newly-launched human coagulation factor VIII (200IU), which accounted for 2.1% of our total sales in 2013.

Cost of sales and gross profit

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Cost of sales	65,484	58,836	6,648	11.3%
as a percentage of total sales	32.2%	31.8%		0.4%
Gross profit	137,873	125,977	11,896	9.4%
Gross margin	67.8%	68.2%		(0.4)%

Our total cost of sales was $65.5 million, or 32.2% of our sales, for 2013, as compared to $58.8 million, or 31.8% of our sales for 2012. Our gross profit was $137.9 million and $126.0 million for 2013 and 2012, respectively, representing gross margins of 67.8% and 68.2%, respectively. Our cost of sales and gross margin were impacted by the volume and pricing of our finished products, our raw material costs, production mix and respective yields, inventory provisions, production cycles and routine maintenance costs.

The increase in cost of sales as a percentage of sales and the decrease of gross margin were mainly due to the increase in cost of plasma, which was the largest component of our cost of sales. In an effort to increase plasma collection volume and expand our donor base, we increased nutrition fees paid to donors in 2013 consistent with the industry practice.

Operating expenses

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Operating expenses	50,940	51,488	(548)	(1.1)%
as a percentage of total sales	25.0%	27.9%		(2.9)%

Our total operating expenses decreased by $0.6 million, or 1.1%, to $50.9 million for 2013, from $51.5 million for 2012. As a percentage of total sales, total expenses decreased by 2.9% to 25.0% for 2013 from 27.9% for 2012. The decrease of the total operating expenses was primarily due to the decrease of the selling expenses, partially offset by the increase of the general and administrative expenses.

Selling expenses

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Selling expenses	10,643	14,421	(3,778)	(26.2)%
as a percentage of total sales	5.2%	7.8%		(2.6)%

For 2013, our selling expenses decreased by $3.8 million, or 26.2%, to $10.6 million, from $14.4 million for 2012. As a percentage of total sales, our selling expenses for 2013 decreased by 2.6% to 5.2% from 7.8% for 2012. The decrease was mainly due to more stringent control on selling expenses implemented in the second half of 2012.

General and administrative expenses

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
General and administrative expenses	36,074	34,034	2,040	6.0%
as a percentage of total sales	17.7%	18.4%		(0.7)%

For 2013, our general and administrative expenses increased by $2.1 million, or 6.0%, to $36.1 million, from $34.0 million for 2012. General and administrative expenses as a percentage of total sales decreased by 0.7% to 17.7% for 2013 from 18.4% for 2012. The increase in general and administrative expenses was mainly due to an increase in expenses related to payroll and employee benefits as a result of general salary increases, and an increase in nonrecurring legal expenses.

Research and development expenses

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Research and development expenses	4,223	3,033	1,190	39.3%
as a percentage of total sales	2.1%	1.6%		0.5%

For 2013, our research and development expenses increased by $1.2 million, or 39.3%, to $4.2 million, from $3.0 million for 2012. As a percentage of total sales, our research and development expenses increased by 0.5% to 2.1% for 2013 from 1.6% for 2012. The increase of research and development expenses was primarily due to certain technical support services we engaged to improve the production yields on certain hyper-immune products during 2013. In addition, we started the clinical trial program on human fibrinogen in 2013.

Change in fair value of derivative liabilities

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Change in fair value of derivative liabilities	—	1,769	(1,769)	(100.0)%
as a percentage of total sales	—	1.0%		(1.0)%

Our warrants issued in June 2009 are classified as derivative liabilities carried at fair value. For 2013 and 2012, we recognized a gain from the change in fair value of derivative liabilities in the amounts of nil and $1.8 million, respectively. The recognized gain from the change in the fair value of derivative liabilities for 2012 was mainly due to a decrease in the price of our common stock from $10.46 per share as of December 31, 2011 to $8.55 and $9.22, respectively, as of the two warrants exercise dates. All warrants were exercised in full by the end of June 2012.

Interest income

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Interest income	4,433	2,910	1,523	52.3%
as a percentage of total sales	2.2%	1.6%		0.6%

Our interest income increased by $1.5 million, or 52.3%, to $4.4 million for 2013, from $2.9 million for 2012. The increase in interest income was primarily due to our investment in certain short-term financial products with higher interest rates as well as the increase in our total cash deposits.

Income tax expense

	Years Ended December 31,		Change
	2013	2012	Amount	%
	(U.S. dollars in thousands)
Income tax expense	15,540	15,163	377	2.5%
Effective income tax rate	16.8%	18.7%		1.9%

Our provision for income taxes increased by $0.3 million, or 2.5%, to $15.5 million for 2013, from $15.2 million for 2012. Our effective income tax rates were 16.8% and 18.7% for 2013 and 2012, respectively. Tax rate applicable to our major operating subsidiaries in the PRC for 2012 and 2013 was 15%. The decrease of the effective income tax rate was mainly attributable to the decrease of the dividend withholding income tax with respect to Shandong Taibang.

Comparison of 2012 and 2011

Sales

Our total sales increased by 20.7%, or $31.7 million, to $184.8 million for 2012, compared to $153.1 million for 2011. The increase in sales during 2012 was primarily attributable to a mix of price and volume increases in certain of our plasma based products as well as substantial increase in sales of placenta polypeptide products. In addition, foreign exchange translation accounted for 2.8% of the sales increase.

The following table summarizes the breakdown of sales by major types of products:

	Years Ended December 31,				Change
	2012		2011
	Amount	%	Amount	%	Amount	%
	(U.S. dollars in thousands)
Human albumin	82,451	44.6	83,434	54.5	(983)	(1.2)
Immunoglobulin products:
IVIG	72,005	39.0	49,483	32.3	22,522	45.5
Other immunoglobulin products	19,378	10.5	16,669	10.9	2,709	16.3
Placenta polypeptide	10,089	5.5	1,935	1.3	8,154	421.3
Others	890	0.4	1,571	1.0	(681)	(43.3)
Total	184,813	100.0	153,092	100.0	31,721	20.7

We increased the prices of all of our approved plasma based products, which increases ranged from approximately 8.9% to 30.7%, except for human hepatitis B immunoglobulin products, which decreased by approximately 45.0%. For 2012 as compared to 2011, the average price for our approved human albumin products, which contributed 44.6% to our total sales, increased by approximately 8.9% and, excluding the foreign exchange translation effect, their average price in RMB terms increased by approximately 6.3%; the average price for our approved IVIG products, which contributed 39.0% to our total sales, increased by approximately 8.9%, and excluding the foreign exchange translation effect, their average price in RMB terms increased by approximately 6.4%. The general price increase of our human albumin products and immunoglobulin products other than human hepatitis B immunoglobulin products was primarily attributable to the shortage in supply of such products in 2012 as a result of the closure of several plasma collection stations in Guizhou in 2011. The price decrease of human hepatitis B immunoglobulin products was primarily due to the government program sponsored by the PRC Ministry of Health with respect to these products in late 2011. The sales prices of participating products in this program were generally lower than normal retail prices for public interest purposes.

Sales volume for our human albumin products decreased by 9.2% in 2012 as compared to 2011. The decrease in sales volume of human albumin products was primarily due to the decrease in the volume of the product produced as a result of the reduced raw material supply from the closure of several plasma collection stations in Guizhou. Sales volume for our IVIG products increased by 33.6% in 2012 as compared to 2011. The increase in sales volume of IVIG products was primarily due to the increased market demand. The market demand for IVIG products increased due to its wide utilization for the prevention and treatment of more diseases in 2012, which was in line with the medical practice in Europe and the United States.

Sales of placenta polypeptide products increased substantially in 2012 as compared to 2011. We began manufacturing and selling placenta polypeptide products in December 2011. Prior to December 2011, we provided processing service for Guizhou Eakan Co., Ltd., or Eakan, an affiliate of one of Guizhou Taibang’s non-controlling interest holders, for placenta polypeptide products. The revenue we derived from the sales of placenta polypeptide products is substantially higher than the processing fees we previously charged Eakan for these products.

Cost of sales and gross profit

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Cost of sales	58,836	46,018	12,818	27.9%
as a percentage of total sales	31.8%	30.1%		1.7%
Gross profit	125,977	107,074	18,903	17.7%
Gross margin	68.2%	69.9%		(1.7)%

Our total cost of sales was $58.8 million, or 31.8% of our sales, for 2012, as compared to $46.0 million, or 30.1% of our sales for 2011. Our gross profit was $126.0 million and $107.1 million for 2012 and 2011, respectively, representing gross margins of 68.2% and 69.9%, respectively. The increase in cost of sales was largely in line with the increase in sales volume. The increase in cost of sales as a percentage of sales and the decrease of gross margin were mainly due to the increase in the cost of plasma paid to donors, which is the largest component of our cost of sales. In an effort to increase plasma collection volume and expand our donor base, we increased the nutrition fees paid to donors in 2012 as compared to 2011, consistent with the industry practice.

Operating expenses

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Operating expenses	51,488	74,857	(23,369)	(31.2)%
as a percentage of total sales	27.9%	48.9%		(21.0)%

Our total operating expenses decreased by $23.4 million, or 31.2%, to $51.5 million for 2012, from $74.9 million for 2011. We incurred an impairment loss of $24.8 million in 2011, including both an impairment of goodwill and the abandonment of long-lived assets as a result of the closure of several plasma collection stations in Guizhou in August 2011. No impairment loss was recorded for 2012. As a percentage of total sales, total expenses decreased by 21.0% to 27.9% for 2012 from 48.9% for 2011.

Selling expenses

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Selling expenses	14,421	14,596	(175)	(1.2)%
as a percentage of total sales	7.8%	9.5%		(1.7)%

For 2012, our selling expenses decreased by $0.2 million, or 1.2%, to $14.4 million, from $14.6 million for 2011. As a percentage of total sales, our selling expenses for 2012 decreased by 1.7%, to 7.8%, from 9.5% for 2011. We took initiative to further control the selling expenses for 2012. The aforementioned factors contributed to the decrease in selling expenses as a percentage of sales for 2012.

General and administrative expenses

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
General and administrative expenses	34,034	31,520	2,514	(8.0)%
as a percentage of total sales	18.4%	20.6%		(2.2)%

For 2012, our general and administrative expenses increased by $2.5 million, or 8.0%, to $34.0 million, from $31.5 million for 2011. General and administrative expenses as a percentage of total sales decreased by 2.2% to 18.4% for 2012 from 20.6% for 2011. The increase in general and administrative expenses was mainly due to an increase in expenses related to payroll and employee benefits as a result of general salary increases and an increase in legal expenses relating to the disputes among the shareholders of Guizhou Taibang. The decrease in general and administrative expenses as a percentage of sales was primarily due to improvement of cost efficiency as a result of the economies of the scale.

Research and development expenses

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Research and development expenses	3,033	3,978	(945)	(23.8)%
as a percentage of total sales	1.6%	2.6%		(1.0)%

For 2012, our research and development expenses decreased by $1.0 million, or 23.8%, to $3.0 million, from $4.0 million for 2011. As a percentage of total sales, our research and development expenses decreased by 1.0% to 1.6% for 2012 from 2.6% for 2011. The decrease in research and development expenses was primarily due to the completion of the research and development tests on our factor VIII products in early 2012.

Impairment loss of goodwill

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Impairment loss of goodwill	—	18,160	(18,160)	(100.0)%
as a percentage of total sales	—	11.9%		(11.9)%

Following the closure of plasma collection stations of Guizhou Taibang due to regulatory requirements, we revised our earnings guidance for 2011 and experienced incremental decline in our stock price and market capitalization in the third quarter of 2011. The occurrence of these events caused us to believe that the fair value of our reporting unit would more likely than not be below its book value. Therefore, we performed a two-step goodwill impairment test and concluded that, for 2011, a goodwill impairment loss of $18.2 million was recognized in our single reporting unit since the carrying amount of the reporting unit was greater than the fair value of the reporting unit (as determined based on the quoted market price) and the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill. No impairment of goodwill was recorded in 2012.

Loss on abandonment and write-off of long-lived assets

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Loss on abandonment and write off of long-lived assets	—	6,603	(6,603)	(100.0)%
as a percentage of total sales	—	4.3%		(4.3)%

As a result of the closure of the plasma stations of Guizhou Taibang in 2011, certain equipment, office furniture, building improvement and plasma collection permits were abandoned or written off during the third quarter of 2011. We recognized a loss on abandonment of Guizhou Taibang’s long-lived assets of $6.6 million for 2011. We did not record any loss on abandonment in 2012.

Change in fair value of derivative liabilities

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Change in fair value of derivative liabilities	1,769	11,976	(10,207)	(85.2)%
as a percentage of total sales	1.0%	7.8%		(6.8)%

We issued warrants in June 2009 that were classified as derivative liabilities carried at fair value. For 2012, we recognized a gain of $1.8 million from the change in the fair value of derivative liabilities, as compared to a gain of $12.0 million for 2011. The gain from the change in the fair value of derivative liabilities in 2012 was mainly due to a decrease in the price of our common stock from $10.46 per share as of December 31, 2011 to $9.22 per share upon the exercise of the warrants on June 6, 2012. All warrants were exercised by the end of 2012.

Interest expense

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Interest expense	1,270	4,671	(3,401)	(72.8)%
as a percentage of total sales	0.7%	3.1%		(2.4)%

Our interest expense decreased by $3.4 million, or 72.8%, to $1.3 million for 2012, from $4.7 million for 2011. The decrease in interest expense was primarily due to the decrease of the average loan balances for 2012 as compared to 2011.

Interest income

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Interest income	2,910	1,357	1,553	114.4%
as a percentage of total sales	1.6%	0.9%		0.7%

Our interest income increased by $1.5 million, or 114.4%, to $2.9 million for 2012, from $1.4 million for 2011. The increase in interest income is primarily due to our investment in certain short-term financial products with higher interest rates as well as the increase in our total cash deposit.

Income tax expense

	Years Ended December 31,		Change
	2012	2011	Amount	%
	(U.S. dollars in thousands)
Income tax expense	15,163	10,900	4,263	39.1%
Effective income tax rate	18.7%	25.8%		(7.1)%

Our provision for income taxes increased by $4.3 million, or 39.1%, to $15.2 million for 2012, from $10.9 million for 2011. Our effective income tax rates were 18.7% and 25.8% for 2012 and 2011, respectively. The decrease of the effective income tax rate was mainly attributable to the effect of the non-deductible impairment loss of goodwill and loss on abandonment and write-off of long-lived assets recorded in 2011.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, augmented by bank borrowings and equity contributions by our stockholders. As of March 31, 2014, we had $77.5 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

The following table sets forth a summary of our cash flows for the periods indicated:

	Years Ended December 31,			Three Months Ended March 31,
	2013	2014	2011	2014	2013
	(U.S. dollars in thousands)
Net cash provided by operating activities	74,303	71,097	38,470	11,515	22,030
Net cash provided by (used in) investing activities	(25,568)	(26,753)	(7,127)	950	(5,777)
Net cash used in financing activities	(38,525)	(5,104)	(10,077)	(78,238)	(7,732)
Effects of exchange rate change in cash	4,319	957	3,204	(817)	580
Net (decrease) increase in cash and cash equivalents	14,529	40,197	24,470	(66,590)	9,101
Cash and cash equivalents at beginning of the year	129,609	89,412	64,942	144,138	129,609
Cash and cash equivalents at end of the year	144,138	129,609	89,412	77,548	138,710

Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2014 was $11.5 million, as compared to $22.0 million for the same period in 2013. The decrease in net cash provided by operating activities was mainly due to the increase of accounts receivable and inventories and the decrease of advances from customers for the three months ended March 31, 2014. The increase in accounts receivable was $6.4 million, as compared to $3.3 million in the same period of 2013, which was primarily due to the delay in our shipment of, and customers’ payments for, certain batches of products during the three months ended March 31, 2014. This delay was the result of postponed inspection and approval by National Institutes for Food and Drug Control on such products. The increase in inventories was $2.9 million for the three months ended March 31, 2014, as compared to $0.6 million in the same period of 2013, mainly attributable to the increase of raw materials due to the continued supply of plasma, our primary raw material, by plasma stations of Guizhou Taibang while the production of plasma products at Guizhou Taibang had been suspended since June 2013. The decrease of advances from customers was $1.4 million for the three months ended March 31, 2014, as compared to the increase of $1.5 million in the same period of 2013. This decrease was primarily due to a lump sum prepayment made by certain distributors in the three months ended December 31, 2013 for certain immunoglobulin products. A portion of these products were delivered during the three months ended March 31, 2014, upon which the prepayment was recognized as sales.

Net cash provided by operating activities was $74.3 million for 2013, as compared to $71.1 million and $38.5 million for 2012 and 2011, respectively. For 2013, 2012 and 2011, our net income was $76.9 million, $66.0 million and $31.4 million, respectively.

Our net non-cash operating expense was $10.4 million, $11.1 million and $24.9 million, respectively, for 2013, 2012 and 2011. Among the non-cash operating items, our depreciation and amortization expense was $7.5 million, $8.9 million and $7.6 million, respectively, our stock compensation expense was $5.1 million, $4.5 million and $4.9 million, respectively, the amortization of discount on convertible notes was nil, nil and $3.5 million, respectively, and our income from change in fair value of derivative liabilities was nil, $1.8 million and $12.0 million, respectively, for 2013, 2012 and 2011. Additionally, the impairment loss for goodwill and loss on abandonment and write-off of long-lived assets totaled nil, nil and $24.8 million, respectively, for 2013, 2012 and 2011.

We had a net cash outflow of working capital of $12.9 million, $5.9 million and $17.8 million for 2013, 2012 and 2011, respectively. Among these cash outflows, the increase in inventory for 2013, 2012 and 2011 were $10.4 million, $3.8 million and $17.1 million, respectively. As compared to 2012, the increase of inventories was mainly attributable to increase of raw materials due to the continued supply of plasma, our primary raw material, by plasma stations of Guizhou Taibang while the production of plasma products at Guizhou Taibang were suspended beginning in June 2013. The increase in accounts receivable for 2013 was $5.7 million. Such increase was in line with the expansion of our sales during this period. Although we incurred higher accounts receivable balance, the accounts receivable turnover days decreased slightly from 28 days in 2012 to 26 days in 2013. The decrease in accounts receivable for 2012 was $5.7 million, which was mainly due to measures we took to speed up the collection of the accounts receivable. The increase in accounts receivable for 2011 was $6.1 million. As we increased our direct sales to hospitals and inoculation centers that have longer credit terms in 2011, we experienced a slower turn-over with our accounts receivable during the period.

Investing Activities

Our use of cash for investing activities is primarily for the acquisition of property, plant and equipment and intangibles, and purchase of time deposits.

Net cash provided by investing activities for the three months ended March 31, 2014 was $0.9 million, as compared to net cash used in investing activities of $5.8 million for the same period in 2013. During the three months ended March 31, 2014, we received a refund of deposit of $1.6 million from the local government due to the decrease in the size of a parcel of land to be granted to us in Guizhou. Further, we received $6.6 million upon the maturity of a time deposit. We paid $7.5 million for the acquisition of property, plant and equipment, and land use right for Shandong Taibang and Guizhou Taibang during the three months ended March 31, 2014. During the three months ended March 31, 2013, we paid $5.8 million for the acquisition of property, plant and equipment, intangible assets and land use right at Shandong Taibang and Guizhou Taibang.

Net cash used in investing activities for 2013 was $25.6 million, as compared to $26.8 million and $7.1 million for 2012 and 2011, respectively. The investing activities for 2013 mainly consisted of construction of new production facility for factor VIII at Shandong Taibang, office premise at Shandong Taibang, and upgrade of production facilities of placenta polypeptide and plasma based products at Guizhou Taibang. We paid $20.5 million for acquisition of property, plant and equipment at Shandong Taibang and Guizhou Taibang in connection with these investing activities in 2013. In 2012 and 2011, we paid $13.9 million and $8.0 million, respectively, for construction and acquisition of property, plant and equipment, and acquisition of intangible assets and land use right for Shandong Taibang and Guizhou Taibang. In addition, we made a refundable payment of $13.3 million to the local government in connection with our bid for a land use right in Guizhou Province in 2012, of which $2.1 million was refunded to us by the end of 2013 due to the decrease of the land size to be provided by the local government. Further, Guizhou Taibang made a time deposit of $6.6 million in 2013 at an interest rate higher than that in 2012.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2014 was $78.2 million, as compared to $7.7 million for the same period in 2013. The net cash used in financing activities for the three months ended March 31, 2014 mainly consisted of a payment of $70.0 million for share repurchase, a deposit of $72.1 million as cash collateral for certain long-term bank loans, a repayment of $4.9 million on a short-term bank loan, and a dividend of $1.4 million paid by our subsidiaries to the noncontrolling interest shareholders, partially offset by proceeds of $70.0 million from certain long-term bank loans. The net cash used in financing activities for the three months ended March 31, 2013 was mainly due to a repayment of $3.2 million on a short-term bank loan and a dividend of $4.4 million paid by our subsidiaries to the noncontrolling interest shareholders.

Net cash used in financing activities for 2013 was $38.5 million, as compared to $5.1 million and $10.1 million for 2012 and 2011, respectively. The net cash used in financing activities in 2013 mainly consisted of a payment of $29.6 million for the repurchase of our shares and a dividend payment of $17.0 million by our subsidiaries to the noncontrolling interest shareholders, partially offset by proceeds of $5.4 million from the exercise of the stock options and contribution of $2.9 million from a noncontrolling interest shareholder. The net cash used in financing activities in 2012 was mainly due to a $14.3 million repayment of short-term bank loans and a dividend payment of $7.1 million by our subsidiaries to a noncontrolling interest shareholder, partly offset by cash provided by new short-term loans of $11.1 million and proceeds from the exercises of stock option and warrants totaling $5.2 million. The net cash used in financing activities in 2011 was mainly attributable to a dividend payment of $10.5 million by our subsidiaries to the non-controlling interest shareholders, payment for acquisition of noncontrolling interest of $7.6 million, repayment of short-term bank loan of $10.8 million, partly offset by short-term bank loans of $18.6 million and proceeds of $0.3 million from exercise of stock option.

Management believes that our company has sufficient cash on hand and continuing positive cash inflow from the sale of its plasma products in the PRC market for its operations.

Obligations under Material Contracts

The following table sets forth our material contractual obligations as of December 31, 2013:

	Payments Due by Period
Contractual Obligations	Total	Less than one year	One to three years	Three to five years	More than five years
	(U.S. dollars in thousands)
Short-term bank loans	9,822	9,822	—	—	—
Long-term bank loans	30,000	—	30,000	—	—
Interest on short-term and long-term bank loans	1,238	1,158	80	—	—
Operating lease commitment	1,204	473	547	12	172
Capital commitment	4,620	4,173	447	—	—
Total	46,884	15,626	31,074	12	172

Seasonality of our Sales

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Inflation

Inflation does not materially affect our business or the results of our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; the allowance for doubtful accounts; the fair value determinations of financial and equity instruments and the valuation of share-based compensation, assets acquired and liabilities assumed in a business combination, deferred tax assets and inventories; the recoverability of goodwill, intangible asset, land use right and property, plant and equipment; and reserves for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Revenue Recognition

Revenue represents the invoiced value of products sold, net of value added taxes, or VAT.

We recognize revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred and the customer takes ownership and assumes risk of loss, the sales price is fixed or determinable and collection of the relevant receivable is probable. We primarily sell human albumin and human immunoglobulin to hospitals, inoculation centers and pharmaceutical distributors. For all sales, our company requires a signed contract or purchase order which specify pricing, quantity and product specifications. Delivery of the product occurs when customer receives the product, which is when the risks and rewards of ownership have been transferred. Delivery is evidenced by signed customer acknowledgement. Our sales agreements do not provide the customer the right of return, unless the product is defective in which case our company allows for an exchange of product or return. For the periods presented, defective product returns were immaterial.

Fair Value Measurements

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the entity at the measurement date.
•	Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The fair values of the warrants that were exercised on June 6 and June 4, 2012, and outstanding as of December 31, 2011 were determined based on the Binominal option pricing model, using the following key assumptions:

	June 6, 2012	June 4, 2012	December 31, 2011
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.05%	0.04%	0.05%
Time to maturity (in years)	—	—	0.43
Expected volatility	47.4%	37.3%	80.0%
Fair value of underlying common shares (per share)	$9.22	$8.55	$10.46

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. We maintain an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, the customers’ financial condition, the amount of accounts receivable in dispute, the accounts receivable aging and customers’ payment patterns. We review our allowance for doubtful accounts monthly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.

We generally ask our distributors to pay in advance before we deliver products, with few exceptions for a credit period of no longer than 30 days. For hospitals and clinics, depending on the relationship and the creditability, we generally grant a credit period of no longer than 90 days with exceptions to customers, which we believe are credit worthy, of up to six months. We have provided a bad debt allowance of $0.03 million for 2013. Due to recovery of bad debt that we previously provided an allowance, the decrease in valuation allowance of bad debt was $1,904 and $19,611, respectively, for 2012 and 2011.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. Cost of work in progress and finished goods comprise direct materials, direct production costs and an allocation of production overheads based on normal operating capacity. Adjustments are recorded to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value based on historical and forecasted demand.

We review the inventory periodically for possible obsolete goods and cost in excess of net realizable value to determine if any reserves are necessary. For 2011, we wrote off $0.3 million relating to obsolete plasma that may not qualify for production due to the 90-day quarantine period rules implemented by CFDA.

Share-based Compensation

We measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

The fair value of options granted for 2013, 2012 and 2011 are estimated on the respective dates of grant using the Black-Scholes option pricing model with the following major assumptions:

	Years Ended December 31,
	2013	2012	2011
Expected volatility	104.00%	104.00%	69.43%
Expected dividends yield	0%	0%	0%
Expected term (in years)	5.38	6.01	5.00
Risk-free interest rate	0.72%	0.82%	1.92%
Fair value of underlying common stock (per share)	$10.48	$9.61	$15.28

The volatility of our common stock was estimated by us based on the historical volatility of our common stock. The risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the estimated term of the options. The expected dividend yield was based on our current and expected dividend policy.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangible asset subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. We recognized a loss on abandonment and write off of long-lived assets totaling $6.6 million for 2011.

INDUSTRY

Overview

We operate in the plasma industry in China. We derive most of our industry related data from a China-specific report prepared by MRB for 2012, which was published in December 2013, and a commissioned report prepared by MRB in June 2014. MRB is an independent research firm focused on blood and plasma industry data on a global level.

China is the second largest plasma products market in the world, after the United States. According to MRB, China’s plasma products market (excluding recombinant products) grew from $0.43 billion in 2006 to $1.66 billion in 2012 in terms of sales revenue, representing a compound annual growth rate, or CAGR, of 25.5%. Human albumin products dominated China’s plasma products market with a market share of 57.0% in terms of sales revenue in 2012 while IVIG and hyper immunoglobulin products accounted for 28.3% and 11.5%, respectively, of the market. Other plasma products, including coagulation factors, accounted for the remaining 3.2% of the market in 2012. Compared to the more developed countries, China has a lower per capita usage level of plasma products, and China’s plasma products market is significantly different in terms of product composition and range. In more developed countries such as the United States, IVIG products account for a majority of plasma product sales. This difference is mainly due to the maturity levels of the plasma industries in these countries. For instance, plasma fractionation came into existence in the 1940s in the United States, whereas in China, plasma processing appeared in the 1960s or 1970s, according to MRB. Until the early 1970s, the U.S. plasma products market was dominated by albumin products, as is the case in the Chinese market presently. The current low per-capita consumption of IVIG products in China is primarily attributable to a lack of awareness of the benefits of IVIG therapy, especially in medical conditions such as primary immune deficiency or chronic inflammatory demyelinating polyneuropathy, and lower per capita healthcare spending conditions in China. China’s plasma products market is expected to be increasingly driven by IVIG products in the future as IVIG therapy becomes more widespread as a result of the combined efforts of physician education and product promotion, among other factors.

According to MRB, China National Biotec Group, or CNBG, a state-owned enterprise, was China’s largest plasma products manufacturer with a market share of 15.7% in terms of sales revenue in 2012. China Biologic was the second largest plasma products manufacturer and the largest non-state-owned manufacturer in 2012, with a market share of 10.7%. CSL Behring ranked third with a market share of 10.1% in 2012. According to MRB, in 2013, the production capacity and actual output of the top five domestic plasma products manufacturers in China ranged from 400 tonnes to 2,250 tonnes and from 390 tonnes to 850 tonnes, respectively.

Overall Plasma Products Market Trends

According to MRB, China’s plasma products market has grown from $0.80 billion in 2009 to $1.66 billion in 2012 in terms of sales revenue, representing a CAGR of 27.5%. Key market characteristics and trends of China’s plasma products market include the following:

Stringent regulation and high entry barriers.  China’s plasma products market is stringently regulated. Because of the public health crises of contaminated plasma products experienced by China over the past decade, China has and is expected to continue to maintain stringent regulations for the plasma products industry in the foreseeable future. The PRC State Council ceased issuing new plasma fractionation licenses since 2001, and there are only 33 licensed producers of plasma products in China, of which only 22 to 25 are currently in operation. Nearly all of these producers make albumin and IVIG products, and only four of them, including China Biologic, make factor VIII products. Furthermore, foreign investment in domestic producers of plasma products is restricted and subject to a stringent approval process. As a result, existing China-based producers with large production capacities face limited competition and are uniquely positioned.

Demand outstripping supply.  Due to stringent regulations on the collection of raw plasma from human beings and a lack of plasma donation, there has been a shortage of plasma products in China since the 1980s. Plasma product manufacturers sell their products at or near the maximum retail reimbursement price and generally do not engage in export sales. In the case of factor VIII products, the supply shortage is demonstrated by the growth of recombinant products which are sold at three times the price as plasma-derived factor VIII products. In 2010, the PRC Ministry of Health estimated that China’s market demand for plasma products was 8,000 tonnes per annum while domestic supply only met approximately half of such demand. The gap between demand and supply enhances pricing power for market leading producers, and it is expected that such gap will likely to continue in the foreseeable future.

Ban on imports.  As a measure to prevent a range of viral risks, China strictly prohibits the importation of plasma products, except for human albumin and recombinant factor VIII products. In those market segments, such as IVIG, where importation is prohibited, domestic producers are shielded from competition from their multinational peers, and the demand for such products in China has been supplied entirely by domestically-sourced plasma.

Low consumption level and huge growth potential.  While China’s plasma products market has experienced rapid growth in recent years, China’s per capita consumption of plasma products lags substantially behind more developed countries. The following chart sets forth the comparison of per capita consumptions of selected plasma products in China and the United States in 2012:

Source: MRB

(1)	Based on 2012 per capita consumption (kilogram per million inhabitants) in the Unites States divided by 2012 per capita consumption in China.
(2)	Based on 2012 per capita consumption (kilogram per million inhabitants) in the Unites States divided by 2012 per capita consumption in China.
(3)	Based on 2012 per capita consumption (International Units per inhabitant) in the Unites States divided by 2012 per capita consumption in China.

As a result of growing number of patients desiring treatment of plasma products, increasing awareness of health benefits of plasma products and rising affordability of plasma products since the commencement of China’s healthcare reform, it is projected that China’s plasma products market will continue to have substantial growth potential.

Increasing market concentration of top players.  China’s current landscape of plasma products producers is relatively fragmented. However, factors such as stringent regulations, tightened quality control and heavy capital expenditure requirements have contributed to increasing industry consolidation in recent years. For instance, CFDA recently issued new GMP requirements to re-certify all the fractionation plants by the end of 2013, which has resulted in the shutdown of smaller fractionation plants that were unable to upgrade their production lines by the deadline. Market leaders with stable plasma supplies complemented by further collection expansion potentials, strong product portfolios and robust research and development capabilities are expected to be able to continue to solidify their positions and further gain development advantages.

Albumin Market Trends

According to MRB, human albumin products accounted for a majority of China’s plasma products market in 2012, which was approximately 40% larger than the albumin products market in the United States. According to MRB, China’s albumin products market grew from $406.5 million in terms of sales revenue in 2009 to $945.2 million in 2012, representing a CAGR of 32.5%.

The demand for albumin products in China in 2012 was high and continued to grow as a result of the high incidence of hypoalbumiemia from liver cirrhosis and hepatitis B. Unlike many other plasma products, albumin products may be imported from other countries, and as a result many multinational plasma product manufacturers are expected to increasingly divert a large portion of their albumin products to China’s market in the future so long as the price in China remains competitive. The largest four multinational plasma product manufacturers accounted for approximately 50% of China’s albumin products market in 2012, with CSL Behring as the market leader with a market share of 17.8% in terms of sales revenue, according to MRB. CNBG and China Biologic were the largest two domestic albumin product manufacturers with a market share of 10.6% and 8.7%, respectively, in terms of sales revenue in 2012. According to MRB, the combined local and imported albumin supplies did not fully meet the demand in China in 2012 and a shortage was reported in mid-2013.

IVIG Market Trends

According to MRB, China’s IVIG products market grew from $296.8 million in terms of sales revenue in 2009 to $469.5 million in 2012, representing a CAGR of 16.5%. According to MRB, CNBG was the market leader with a market share of 24.2% in terms of sales revenue in 2012, and China Biologic ranked second with a market share of 14.8%.

In more developed countries, the major applications of IVIG therapy are for chronic diseases such as primary immune deficiency and chronic inflammatory demyelinating polyneuropathy, which require treatment for a number of years or even lifetime. In contrast, in China, IVIG therapy is only used to treat acute diseases and infections. The substantial growth in China’s IVIG products market in recent years was mainly due to the IVIG therapy for Hand, Foot and Mouth Disease, which is rare and less known in more developed countries. Compared with the markets in these countries, China’s IVIG products market is far from mature. In 2012, for instance, the per-capita consumption of IVIG products in China was 11 grams per 1,000 inhabitants, as compared to 168 grams per 1,000 inhabitants in the United States, according to MRB, and therefore there is tremendous growth potential as China’s IVIG consumption draws closer to that of the United States. Developing this market requires significant efforts from IVIG manufacturers to educate physicians, the public and the health authorities on the benefits of IVIG therapy for a number of medical conditions. In countries with higher per-capita consumption of IVIG products, the efficacy of IVIG therapy in a number of medical conditions was promoted by the following means over the years: clinical trials, anecdotal reports, scientific articles, educational activities for physicians and medical students, medical conferences and seminars, and promotional campaigns such as advertisements in medical journals. The role of a specialized sales force was also instrumental in the rapid acceptance of IVIG therapy in North America and Europe. In addition, patient organizations, which are largely supported by IVIG manufacturers, have also become increasingly important in recent years, as they are able to draw physicians’ attention to antibody deficiency tests. All of these factors may be replicated in China as a result of IVIG manufacturers’ educational and promotional efforts as well as economic development and healthcare spending growth in China.

Factor VIII Market Trends

According to MRB, China’s market size for plasma-derived factor VIII was $19.2 million in terms of sales revenue in 2012, as compared to $10.6 million in 2009, representing a CAGR of 21.9%.

According to MRB, only four domestic plasma product manufacturers offered plasma-derived factor VIII in 2012. Hualan Biological Engineering Inc. was the market leader with a market share of 23.9% in terms of sales revenue in 2012. Recombinant factor VIII products, primarily supplied by Bayer, accounted for approximately a quarter of China’s combined market for factor VIII in 2012, according to MRB.

There were over 10,000 registered patients of hemophilia in China as of June 11, 2014, according to China Hemophilia Association, which underpins a significant market demand for factor VIII products. Due to an acute shortage of plasma-derived coagulation factor concentrates available in China as a result of limited coagulation factor manufacturers, recombinant factor VIII products have taken a growing role in hemophilia care in China. However, since recombinant products are approximately three times more expensive than plasma-derived factor VIII products and not covered by national health insurance for full reimbursement in China, they are used only in the absence of suitable plasma-derived products. As an increasing number of China-based manufacturers, including China Biologic, commercially launched factor VIII products, the supply is expected to increase and lead to overall market growth. It is unlikely, however, that plasma-derived factor VIII will be able to fully meet the market demand if hemophilia care continues to improve in China. China’s market for factor VIII products is expected to experience a continued shortage of plasma-derived factor VIII products in the foreseeable future.

BUSINESS

Overview

We are a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of human plasma-based biopharmaceutical products in China. We are the largest non-state-owned producer of plasma products and the second largest producer in China based on 2012 sales, according to MRB. We operate our business through two majority owned subsidiaries, Shandong Taibang, a company based in Tai’an, Shandong Province and Guizhou Taibang, a company based in Guiyang, Guizhou Province. We also hold a minority equity interest in Huitian, a company based in Xi’an, Shaanxi Province.

We have a strong product portfolio with over 20 different dosage forms of plasma products. Our principal products are human albumin and IVIG. Albumin has been used for almost 50 years to treat critically ill patients by assisting the maintenance of adequate blood volume and pressure. IVIG is used for certain disease prevention and treatment by enhancing specific immunity. These products use human plasma as their principal raw material. Sales of human albumin products represented approximately 42.3%, 37.9%, 44.1%, 44.6% and 54.5% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. Sales of IVIG products represented approximately 36.5%, 47.5%, 38.0%, 39.0% and 32.3% of our total sales for the three months ended March 31, 2014 and 2013 and 2013, 2012 and 2011, respectively. All of our products are prescription medicines administered in the form of injections.

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales. In 2013, we generated sales of $203.4 million, an increase of 10.0% from 2012, and recorded net income attributable to our company of $54.6 million, an increase of 20.7% from 2012. In the three months ended March 31, 2014, we generated sales of $56.3 million, an increase of 4.1% from the same period in 2013, and recorded net income attributable to our company of $18.3 million, an increase of 22.5% from the same period in 2013.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growth of the plasma products market:

Leading producer of plasma products in China with strong market position

We are the largest non-state-owned producer of plasma products and the second largest producer in China based on 2012 sales, according to MRB. In the albumin segment, which accounts for a majority of the market in China, we are the second largest domestic producer with a market share of 8.7% based on 2012 sales. In the IVIG segment, which is the second largest segment of the plasma products market in China, we are the second largest producer overall in China with a market share of 14.8% based on 2012 sales.

We have a strong product portfolio with over 20 different dosage forms of plasma products crossing nine categories. Since different types of plasma products utilize different protein components of plasma, different types of plasma products can be produced from the same raw plasma supply with minimal incremental increase in raw material cost. Our broad product portfolio therefore provides us with the benefit of higher comprehensive plasma utilization, which in turn contributes to higher profit margins.

We believe product safety and supply stability are the most critical considerations for hospitals and inoculation centers in making purchase decisions on plasma products. We have not historically experienced any issue of failing to receive pre-sale approval or had a recall with respect to any of our plasma products. As a leading producer of plasma products, we have been able to maintain a steady plasma supply volume and sales volume over the years. Our safety record and the stability of our supply, we believe, have strengthened our business relationship with existing customers and enhanced our ability to acquire new customers.

Stable supply of plasma with strategically located collection stations

Our ability to secure and expand our supply of plasma, a critical raw material for our operations, is one of our key strengths. Our plasma collection network consists of 12 captive plasma stations. In 2012, we were the second largest plasma collector in China in terms of collection volume with approximately 15% of the total national supply, according to MRB.

We operate eight plasma collection stations in Shandong Province, two in Guangxi Province and two in Guizhou Province, covering 31 cities and counties with an aggregate population of approximately 38.4 million. Shandong Province has one of the largest population and Guangxi Province and Guizhou Province are among the least economically developed regions in China — both favorable characteristics underpinning a strong and stable plasma supply.

We continue to seek innovative ways to identify and attract potential donors. Our messages focus on the life-saving and other social contribution aspects of plasma donation. To this end, we regularly organize a variety of community events, while also regularly reviewing our donor compensation to ensure that it remains competitive. In addition, we actively seek to expand the geographic territories of our existing collection stations to gain access to additional donor populations. As a result of our activities, our plasma collection volume increased 16% from 2012 to 2013.

Unique and effective sales model targeting hospitals

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales, which we believe is unique in the industry. Under this sales model, our products reach all of the 31 provinces, municipalities and autonomous regions in China.

In 2013, 66.8% of sales of our plasma products were generated from direct sales, and as of March 31, 2014, our direct sales network covered more than 1,000 hospitals and inoculation centers. Our sales and marketing team, consisting of 134 employees as of March 31, 2014, is responsible for the sales and marketing efforts to our end customers and provide product educational programs and other sales support directly to doctors and nurses. These efforts are designed to ensure effective and seamless communications with our end-customers and provide us with first hand intelligence on latest industry trends and market demands. For example, our sales and marketing team actively promotes new IVIG indications that are widely accepted in more developed countries but less known among Chinese physicians. These efforts contributed significantly to the growth of our IVIG sales, which captured a 21% market share among all hospital IVIG prescriptions in China, the largest market share among all producers of plasma products, based on 2013 sales volume, according to a database maintained by Chinese Pharmaceutical Association.

Our direct sales network is complemented by sales through distributors, which accounted for 33.2% of our total sales in 2013. We select our distributors through a rigorous process, which focuses on market leadership in the covered region, the degree of control we have to which hospitals our products are sold (i.e. larger and higher tiered hospitals are preferred), and the level of access we have to our customers (i.e. greater access enables us to better track the sales of our products).

We believe that our unique sales model of focusing on direct sales is cost-effective and has helped us to achieve strong financial performance. Our selling expenses as a percentage of sales in 2011, 2012, 2013 and the three months ended March 31, 2014 were 9.5%, 7.8%, 5.2% and 4.1%, respectively; our operating margin was 21.0%, 40.3%, 42.7% and 49.7%, respectively, during the same period; and our net profit margin during the same period was 11.9%, 24.5%, 26.9% and 32.5%, respectively.

Robust near-term product pipeline to capture full plasma value chain backed by strong research and development capabilities

We currently have five new products under development, with one of them in registration stage and expected to be commercially launched by 2015 and one in clinical trial stage and expected to be commercially launched by 2016. We expect our expanding product portfolio to further increase our comprehensive plasma utilization, which will in turn lead to higher profit margins. With our current and pipeline products, we believe that by 2016, our product offerings will be able to capture substantially all of the value along the plasma products value chain.

Our ability to bring new products to market reflects a research and development process that is designed to be demand-driven and highly responsive to physician feedback and the latest trends in medicine. To complement our research and development efforts, we also work closely with a number of leading research institutes in China specializing in plasma products. As of March 31, 2014, we held 39 patents for plasma products.

Experienced and committed management team

We have an experienced, dedicated and visionary management team with an in-depth understanding of the pharmaceutical industry in China. Our Chairman and Chief Executive Officer, Mr. David (Xiaoying) Gao, with more than 12 years of experience in the pharmaceutical industry, was instrumental in the development and implementation of our business strategy. Before joining our company, Mr. Gao was the chief executive officer of BMP Sunstone Corporation before being acquired by Sanofi. Our Chief Financial Officer, Ming Yang, has more than 17 years of financial management and accounting experience. Mr. Guangli Pang and Mr. Gang Yang, the general manager of Shandong Taibang and Guizhou Taibang, respectively, have more than 30 and 20 years of experience, respectively, in the plasma products industry in China. Since our current senior management team was put in place in 2012, we have been committed to improving corporate governance and enhancing shareholder value. We believe our management team, with their extensive industry background and strong management talent, provides a strong foundation for the execution of our growth strategy and achievement of our goals.

Our Business Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented a business strategy with the following key components:

Market development and network expansion

Leveraging on the high quality and steady supply of our products, we intend to expand our geographic coverage in China to include markets where we envision significant growth potential. In particular, we plan to further strengthen our direct sales by growing our sales and marketing team and expanding our coverage among hospitals and inoculation centers. We also plan to strengthen our relationships with major distributors in tier-one cities to deepen our penetration in those markets.

Securing the supply of plasma

Due to the shortage of plasma, we plan to build new plasma collection stations throughout China as well as to expand collection territories of existing plasma stations in order to secure our plasma supply. We currently have a total of 12 plasma stations in operation, of which eight are in Shandong Province, two in Guangxi Province and two in Guizhou Province. We built a new plasma collection station in Shandong Province in 2013 and are working with the local government to obtain the plasma collection permit of our subsidiary located in Pu Bei, Guangxi Province. In the meanwhile, we are carrying out various promotional activities to stabilize and expand our donor base for our existing plasma stations. All of our plasma stations recorded increases in plasma collection volume in 2013 as compared to 2012.

Acquisition of competitors and/or other biologic related companies

In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 33 approved plasma-based biopharmaceutical manufacturers in the market, we believe that there are only 22 to 25 manufacturers in operation in China, and only about half of them are competitive. The top five manufacturers in China are estimated to account for more than 50% market share (excluding imports) as of March 31, 2014. Furthermore, we believe that the regulatory authorities are considering further industry reform and those smaller, less competitive manufacturers will face possible revocation of their manufacturing permits by the regulators due to the cost of compliance, making them potential targets for acquisition. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical) to complement our current business operations.

Further strengthening of research and development capability

We believe that, unlike other more developed countries such as the United States, China’s plasma products are at an early stage of development. There are many other plasma products that are being used in the

United States, which are not currently being manufactured or used widely in China. We intend to strengthen our research and development capabilities through in-house development and partnership with leading international players so as to expand our product line to include plasma products that have higher margins and are technologically more advanced. We believe that our increased focus on research and development will give us a competitive advantage in China over our competitors.

Our Products

Our principal products are our approved human albumin and IVIG products. Human albumin is principally used to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. IVIG products are primarily used to enhance specific immunity, a defense mechanism by which the human body generates certain immunoglobulin, or antibodies, against invasion by potentially dangerous substances. In a situation where the human body cannot effectively react with these foreign substances, injection of our products will provide sufficient antibodies to neutralize such substances. We are currently approved to produce over 20 different dosage forms of plasma products.

Approved Products(1)(2)	Treatment/Use
Human albumin – 20%/10ml, 20%/25ml, 20%/50ml, 10%/100ml, 10%/20ml, 10%/50ml, 25%/50ml and 20%/50ml (10g, from factor IV)	Shock caused by blood loss trauma or burn; raised intracranial pressure caused by hydrocephalus or trauma; oedema or ascites caused by hepatocirrhosis and nephropathy; prevention and treatment of low-density-lipoproteinemia; and neonatal hyperbilirubinemia.
Human immunoglobulin – 10%/3ml and 10%/1.5ml	Original immunoglobulin deficiency, such as X chain low immunoglobulin, familiar variable immune deficiency, immunoglobulin G secondary deficiency; secondary immunoglobulin deficiency, such as severe infection, newborn sepsis; and auto-immune deficiency diseases, such as original thrombocytopenia purpura or kawasaki disease.
IVIG – 5%/25ml, 5%/50ml, 5%/100ml and 5%/200ml	Same as above.
Thymopolypeptides injection – 20mg/2ml and 5mg/2ml	Treatment for various original and secondary T-cell deficiency syndromes, some auto-immune deficiency diseases and various cell immunity deficiency diseases, and assists in the treatment for tumors.
Human hepatitis B immunoglobulin – 100 IU(3), 200IU and 400IU	Prevention of measles and contagious hepatitis. When applied together with antibiotics, its curative effect on certain severe bacteria or virus infection may be improved.
Human rabies immunoglobulin – 100IU, 200IU and 500IU	Mainly for passive immunity from bites or claws by rabies or other infected animals. All patients suspected of being exposed to rabies are treated with a combined dose of rabies vaccine and human rabies immunoglobulin.
Human tetanus immunoglobulin – 250IU	Mainly used for the prevention and therapy of tetanus. Particularly applied to patients who have allergic reactions to tetanus antitoxin.
Placenta polypeptide – 4ml/vial	Treatment for cell immunity deficiency diseases, viral infection and leucopenia caused by various reasons, and assist in postoperative healing.
Factor VIII – 200IU and 300IU	Treatment for coagulopathies such as hemophilia A and increased concentration of coagulation factor VIII.

(1)	“%” represents the degree of dosage concentration for the product and each product has its own dosage requirement. For example, human albumin 20%/10ml means 2g of human albumin is contained in each 10ml packaging and human immunoglobulin 10%/3ml means 300mg of human immunoglobulin is contained in each 3ml packaging. Under PRC law, each variation in the packaging, dosage and concentration of medical products requires separate registration and approval by CFDA before it may be commercially available for sale. For example, among our human albumin products, only human albumin 20%/10ml, 20%/25ml, 20%/50ml, 10%/100ml, 10%/20ml, 10%/50ml, 25%/50ml and 20%/50ml (10g, from factor IV) products are currently approved and are commercially available.
(2)	“IU” means International Units. IU is a unit used to measure the activity of many vitamins, hormones, enzymes, and drugs. An IU is the amount of a substance that has a certain biological effect. For each substance there is an international agreement on the biological effect that is expected for 1 IU. In the case of immunoglobulin, it means the number of effective units of antibodies in each package.
(3)	Tetanus antitoxin is a cheaper injection treatment for tetanus. However it is not widely used because most people are allergic to it.

Our approved human albumin, immunoglobulin (including IVIG), and factor VIII products all use human plasma as the primary raw material. All of our approved products are prescription medicines administered in the form of injections.

We have two product liability insurance policies covering Shandong Taibang’s and Guizhou Taibang’s products in the amount of RMB20 million (approximately $3.2 million) each. Since our establishment in 2002, we have been subject to three lawsuits filed by patients who were treated with our products and received blood and/or plasma transfusions. See “Risk Factors — Risks Relating to Our Business — Product liability claims or product recalls involving our products could have a material and adverse effect on our business.” for further details. We do not believe these three claims to have a material and adverse impact on our company.

Raw Materials

Plasma

Plasma is the principal raw material for our biopharmaceutical products. We currently operate ten plasma stations through Shandong Taibang and two plasma stations through Guizhou Taibang. We believe that our plasma stations give us a stable source of plasma supply and control over product quality. Also, we believe that we have enjoyed benefits of economies of scale, including sharing certain administration and management expenses across our several plasma stations. We currently maintain sufficient plasma supply for approximately six months of production.

Other Raw Materials and Packaging Materials

Other raw materials used in the production of our biopharmaceutical products include reagents and consumables such as filters and alcohol. The principal packaging materials we use include glass bottles for our injection products as well as external packaging and printed instructions for our biopharmaceutical products. We acquire our raw materials and packaging materials from our approved suppliers in China and overseas. We select our suppliers based on quality, consistency, price and delivery of the raw materials which they supply.

Our five largest suppliers in the aggregate accounted for approximately 38.3%, 39.3%, 38.0% and 52.7% of our total procurement for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. We have not experienced any shortage of supply or significant quality issue with respect to any raw materials and packaging materials.

Plasma Collection

All of our plasma is collected through plasma stations of Shandong Taibang and Guizhou Taibang. These stations purchase, collect, examine and deepfreeze plasma on behalf of Shandong Taibang and Guizhou Taibang and are subject to provincial health bureau’s rules, regulations and specifications for quality, packaging and storage. Each station is only allowed to collect plasma from healthy donors within its respective districts and in accordance with a time table set by its respective parent company, Shandong Taibang or Guizhou Taibang. The plasma must be tested negative for HBsAb, HCV and HIV antibodies and the RPR test, contain ALT 25 units (ALT) and plasma protein 55g/l, and contain no virus pollution or visible erythrolysis, lipemia, macroscopic red blood cell or any other irregular finding. The plasma is packaged in 25 to 30 separate 600g bags in each box and then stored at a temperature of -20°C or lower within limited time after collection to ensure that it will congeal within six hours. Each bag is labeled with a computer-generated tracking code. Shandong Taibang and Guizhou Taibang are responsible for the overall technical and quality supervision of the plasma collection, packaging and storage at each plasma station.

Sales, Marketing and Distribution

Because all of our products are prescription drugs, we can only sell to hospitals and inoculation centers directly or through approved distributors. For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, direct sales to hospitals and inoculation centers represented approximately 64.0%, 66.8%, 66.4% and 62.8%, respectively, of our total sales. Our five largest customers in the aggregate accounted for approximately 23.3%, 11.0%, 10.8% and 13.2% of our total sales for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. Our largest customer accounted for approximately 11.1%, 2.7%, 3.6% and 6.2% of our total sales for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively.

We select our distributors through a rigorous process, which focuses on market leadership in the covered region, the degree of control we have over to which hospitals our products are sold (i.e. larger and higher tiered hospitals are preferred), and the level of access we have to our customers (i.e. greater access enables us to better track the sales of our products). As part of our effort to ensure the quality of our distributors, we also conduct due diligence to verify whether potential distributors have obtained necessary permits and licenses and facilities (such as cold storage) for the distribution of our biopharmaceutical products and assess their financial condition. Certain of our regional distributors are appointed on an exclusive basis within a specified geographic territory. Our supply contracts set out the quantity and price of products to be supplied by us. For distributors, our contracts also contain guidelines for the sale and distribution of our products, including restrictions on the geographical territory in which the products may be sold. We provide our distributors with training in relation to our products and on sales techniques. We generally require our distributors to pay in advance before we deliver products, with few exceptions for a credit period of no longer than 30 days. For hospitals and clinics, we generally grant a credit period of no longer than 90 days, with exceptions to certain high credit-worthy customers of up to six months. During 2013 and the three months ended March 31, 2014, we had not incurred any significant bad debts from our customers.

Our largest geographic market is Shandong Province, representing approximately 25.1%, 27.3%, 24.1% and 23.0% of our total sales for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. Hebei Province is our second largest geographic market for the three months ended March 31, 2014, representing 16.4%, 6.3%, 5.5% and 7.7% of our total sales for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. In addition to Shandong Province and Guizhou Province, we also have sales presence in 29 other provinces, municipalities and autonomous regions.

As of March 31, 2014, our marketing and after-sales services department consisted of 134 employees.

We believe that due to the nature of our products, the key factors of our competitiveness centers on product safety, steady supply, brand recognition, timely availability and pricing. As all of our products are prescription medicines, we are not allowed to advertise our products in the mass media. For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, total sales and marketing expenses amounted to approximately $2.3 million, $10.6 million, $14.4 million and $14.6 million, respectively, representing approximately 4.1%, 5.2%, 7.8% and 9.5%, respectively, of our total sales.

Our Research and Development Efforts

Each of Shandong Taibang and Guizhou Taibang has its own research and development department, or collectively, our R&D Departments. All of our research and development researchers hold degrees in medicine, pharmacy, biology, biochemistry or other relevant field. Our R&D Departments are responsible for the development and registration of our products. We also cooperate with a number of leading institutions in China specializing in plasma products to strengthen our research and development capacity.

We employ a market driven approach to initiate research and development projects, including both product and production technique development. We believe that the key to our industry’s developments is the safety of products and maximizing the yield per unit volume of plasma. Our research and development efforts are focused on the following areas:

•	broaden the breadth and depth of our portfolio of plasma products;
•	enhance the yield per unit volume of plasma through new collection techniques;
•	maximize manufacturing efficiency and safety;
•	promote product safety through implementation of new technologies; and
•	refine production technology for existing products.

All the products we currently manufacture have been developed in-house. The following table outlines our research and development work in progress:

Products Currently in Development	Treatment/Use	Status of Product Development	Stage*
Human prothrombin complex concentrate	Used for the prophylaxis and treatment of bleeding in patients with single or multiple congenital deficiencies of factor II or X and in patients with single or multiple acquired prothrombin complex factor deficiency requiring partial or complete reversal.	Guizhan Taihang has received official production permit and product certification. Commercial production expected in late 2014.	5
Human hepatitis B immunoglobulin (pH4) for intravenous injection	Prevention of measles and contagious hepatitis. When applied together with antibiotics, its curative effect on certain severe bacteria or virus infection may be improved.	Application made to CFDA for official production permit and product certification. Commercial production expected in 2015.	4
Human fibrinogen	Treatment for lack of fibrinogen and increase human fibrinogen concentration.	Clinical trial program under CFDA review. Commercial production expected in 2016.	3
Immune Globulin Intravenous (Human), Caprylate/Chromatography Purified and 20 nm virus filtration	Treatment for original immunoglobulin deficiency; secondary immunoglobulin deficiency and auto-immune deficiency diseases.	Application made to the National Institutes for Food and Drug Control, or NIFDC, for official virus inactivation. Approval of clinical trials expected in 2015.	1
Human Antithrombin III (concentration)	Treatment for (i) hereditary antithrombin III deficiency in connection with surgical or obstetrical procedures and (ii) thromboembolism.	Pre-validation of viral inactivation and removal. Approval of clinical trials expected in 2015.	1
Varicella hyperimmune globulins	Used for treatment of eczema vaccinatum, vaccinia necrosum, and ocular vaccinia.	Develop scope and technique for testing the new medicine. Approval of clinical trials expected in 2016.	1

*	These stages refer to the stages in the regulatory approval process for our products described in “— Regulation.”

For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, total research and development expenses amounted to approximately $1.1 million, $4.2 million, $3.0 million and $4.0 million, respectively, representing approximately 1.9%, 2.1%, 1.6% and 2.6%, respectively, of our total sales.

Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, more manufacturing and marketing capability and experience than we do. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors reduce prices; (iii) PRC government requires us to reduce the prices of our products; or (iv) competitors develop new products or product substitutes with comparable medicinal applications or therapeutic effects which are more effective or less costly than ours.

There are only 33 approved manufacturers of plasma products in China of which 22 to 25 are currently in operation. Many of these manufacturers are essentially producing the same type of products that we produce: human albumin and various types of immunoglobulin. However, due to regulations of the PRC Ministry of Health, we believe that it is difficult for new manufacturers to enter into the industry. We believe that our major competitors in China are Hua Lan Biological Engineering, China National Biotec Group, Shanghai RAAS Blood Products Co., Ltd., Shanxi Kangbao Biological Product Co., Ltd., Sichuan Yuanda Shuyang Pharmaceutical Co and Jiangxi Boya Bio pharmaceutical Co., Ltd.

In addition, we also face competition from imported products where importation is allowed. The PRC became a member of the WTO in December 2001 and as a result imported biopharmaceutical products enjoy lower tariffs. Since 2009, China has experienced a substantial increase in volume of imported human albumin. If importation of human albumin continues to increase, we may face more fierce competition in domestic human albumin market.

According to MRB, we are the second largest plasma products manufacturer and the largest non-state-owned manufacturer in China, with a market share of 10.7% in terms of 2012 sales. To solidify our market position, we have also expanded our product portfolio to include factor VIII in 2012. We received the manufacturing approval certificate and the GMP certification for production facility from CFDA for factor VIII in 2012. We also have obtained the manufacturing approval certificate for human prothrombin complex concentrate, or PCC, in July 2013, and obtained the GMP certification for the production facility of PCC in March 2014.

We will continue to meet challenges and secure our market position by enhancing our existing products, introducing new products to meet customer demand, delivering quality products to our customers in a timely manner and maintaining our established industry reputation.

Our Intellectual Property

We held 42 issued patents and 14 pending patent applications in the PRC for certain manufacturing processes and packing designs as of March 31, 2014. We also had seven registered trademarks in the PRC as of March 31, 2014.

In addition, we had registered three domain names as of March 31, 2014, namely, www.chinabiologic.com, www.ctbb.com.cn and www.taibanggz.com.

Regulation

Set forth below is a summary of the major PRC regulations relating to our business.

Due to the nature of our products, we are supervised by various levels of the PRC Ministry of Health and/or CFDA. Such supervision includes the safety standards regulating our raw material supplies (mainly plasma), our manufacturing process and our finished products.

We are also subject to other PRC regulations, including those relating to taxation, foreign currency exchange and dividend distributions.

Plasma collection

Substantially all plasma donations for commercialized plasma products are done through plasma stations. Plasma donation means donors give only selected blood components — platelets, plasma, red cells, infection-fighting white cells, or a combination of these, depending on donors blood type and the needs of the community. Plasma stations in China are commonly used to collect plasma. In China, current regulations only allow an individual donor to donate blood in 14-day intervals, with a maximum quantity of 580ml (or about 600 gram) per donation.

The following are the general regulatory requirements to establish a plasma station in China:

•	meet the overall plan in terms of the total number, distribution, and operational scale of plasma stations;
•	have the required professional health care technicians to operate a station;
•	have the facility and a hygienic environment to operate a station;
•	have an identification system to identify donors;
•	have the equipment to operate a station; and
•	have the equipment and quality control technicians to ensure the quality of the plasma collected.

Plasma stations were historically owned and managed by the PRC health authorities. In March 2006, the PRC Ministry of Health and other eight central governmental departments of the PRC State Council promulgated the Measures for the Reform of Blood Collection Stations whereby the ownership and management of the plasma stations are required to be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the government. As a result, all plasma stations are now having direct supply relationship with their parent fractionation facilities.

Set out below are some of the safety features at China’s plasma stations:

•	Plasma stations can only source plasma from donors within the assigned district approved by the provincial health authorities.
•	Plasma stations must perform a health check on the donor. Once the donor passes the health check, a “donor permit” is issued to the donor. The standards of the health check are established by the health authorities at the PRC State Council level.
•	The designing and printing of the “donor permit” is administrated by the provincial health authorities, autonomous region or municipality government, as the case maybe. The “donor permit” cannot be altered, copied or assigned.
•	Before donors can donate plasma, the station must verify their identities and the validity of their “donor permits.” The donors must pass the verification procedures before they are given a health check and blood test. For those donors who have passed the verification, health check and blood test and whose plasma were donated according to prescribed procedures, the station will set up a record.
•	All plasma stations are subject to the regulations on the prevention of communicable diseases. They must strictly adhere to the sanitary requirements and reporting procedures in the event of an epidemic situation.

The operation of plasma collection stations is subject to stringent regulations by the PRC government. We estimate that there were approximately 150 plasma stations in operation in China as of December 31, 2013.

Importation of blood products

According to current PRC regulations, except for human albumin and recombinant factor VIII products, all the plasma products are banned from importation into China:

Production of plasma products

The manufacture and sale of plasma products are subject to stringent regulations by the PRC government. Under PRC law, each variation in the packaging, dosage and concentration of medical products requires separate registration and approval by CFDA before it may be commercially available for sale. For example, among our human albumin products, only human albumin 20%/10ml, 20%/25ml, 20%/50ml, 10%/100ml, 10%/20ml, 10%/50ml, 25%/50ml and 20%/50ml (10g, from factor IV) products have been approved and are commercially available. All references, in prospectus supplement, to our manufacture and sale of human albumin relate to our approved human albumin products.

The table below illustrates the PRC approval process for the manufacture and sale of new medicines:

Stage		Activities
1	Pre-clinical Research	The pre-clinical research stage mainly involves the following steps:
• Initiate the research project, study the project feasibility and develop a plan for testing and producing the new medicine;
• Develop the scope and the techniques for testing the new medicine in the laboratory;
• Develop laboratory-scale manufacturing process for the new medicine;
• Develop the manufacturing process for the new medicine on an expanded basis in the workshop; and

•

Develop the virus inactivation process/techniques, engage qualified institution to assess the virus inactivation process/techniques, and report the related documents to the related government authority for re-assessment.

2	Clinical trial application	The clinical trial application stage mainly involves the following steps:

•

Submit required sample products and documents to the PRC Provincial Food and Drug Administration, or PFDA. PFDA will perform an on-site examination on the documents and equipment, and then transfer all the required materials to CFDA, who will further review the documents and test the sample products;

• Submit a draft clinical trial program to CFDA for the application of the clinical trial; and
• Approval of the clinical trial.
3	Clinical trials	Clinical trials range from Phase I to IV:

•

Phase I:  preliminary trial of clinical pharmacology and human safety evaluation studies. The primary objective is to observe the pharmacokinetics and the tolerance level of the human body to the new medicine as a basis for ascertaining the appropriate delivery methods or dosage.

•

Phase II:  preliminary exploration on the therapeutic efficacy. The purpose is to assess preliminarily the efficacy and safety of the new medicine on patients and to provide the basis for designing dosage tests in phase III.

•

Phase III:  confirm the therapeutic efficacy. The objective is to further verify the efficacy and safety of the new medicine on patients, to evaluate the benefits and risks and finally to provide sufficient experimental evidence to support the registration application of the new medicine.

Stage		Activities

•

Phase VI:  application research conducted after the launch of a new medicine. The objective is to observe the efficacy and adverse reaction of the new medicine under extensive use, to perform an evaluation of the benefits and risks of the application among ordinary or special group of patients, and to ascertain and optimize the appropriate dosage and formula for application.

4	Registration	The registration stage mainly involves the following steps:
• Submit documents related to pre-clinical and clinical trials to PFDA, which will perform on-site inspection on the clinical trials and then transfer the related documents to CFDA for further review;
• On-site inspection by CFDA on three consecutive sample productions at the production facilities;
• Grant of the manufacturing approval certificate following the public notification period; and
• Grant of GMP certificate following the public notification period.
5	Production and approval for sale	The production and approval for sale stage mainly involves the following steps:
• Produce the approved products in qualified facilities with requisite GMP certificates;
• Submit documentation and samples of mass production products to CFDA for inspection; and
• Grant of qualification certificate to mass production products for sale on a batch-by-batch basis.

New GMP Standard

All of our production facilities are required to obtain GMP certificates for their pharmaceutical production activities. In February 2011, CFDA enacted the New GMP Standard, which has significantly increased standards for quality control, documentation, and overall manufacturing processes of blood products, vaccines, injections and other sterile pharmaceutical products. The New GMP Standard requires us to, among others, maintain and operate a comprehensive and effective product quality control system throughout the production process. In addition, it imposes higher standards for our production facilities. The New GMP Standard became applicable to all of our production facilities at the end of 2013. After respective upgrades on their production facilities, Shandong Taibang and Guizhou Taibang obtained the renewed GMP certificate in June 2013 and March 2014, respectively. Huitian has suspended the production at its production facilities for technical upgrade and will apply for a new GMP certificate upon the completion of the upgrade. Huitian may not be able to obtain the certificate, which would prevent it from carrying on its business at these facilities and harm our profitability. See “Risk Factors — Risk Related to Our Business — We may not be able to carry on our business if we lose any of the required permits and licenses. Moreover, Huitian has suspended the production at its production facilities for technical upgrade and will apply for a new GMP certificate upon the completion of the upgrade; however, it may not be able to obtain the certificate, which would prevent it from carrying on its business at these facilities and harm our profitability” for details.

Pricing

Retail prices of certain pharmaceutical products are subject to various regulations. According to the “Regulations on Controlling Blood Products” promulgated by the PRC State Council in 1996, regional offices of the Pricing Bureau and the PRC Ministry of Health have the authority to regulate retail prices for controlled plasma products. In addition, retail prices of pharmaceutical products fully or partially covered under the national insurance system are also subject to the price ceilings set out in the National (Medical) Insurance Catalog, or the NIC, which may be adjusted by NDRC from time to time. The hospitals as participants of the national insurance program cannot sell the products to patients at prices exceeding such retail price ceilings. The provincial governments in turn often establish a tender price ceiling for product tender offer made to hospitals based on, amongst other things, the regional living standards, cost of production of the manufacturers and the corresponding retail price ceiling. The ex-factory prices and the distributor’s wholesale prices cannot exceed the tender price ceiling. Five of our principal products, human albumin, IVIG, human rabies immunoglobulin, human tetanus immunoglobulin and factor VIII, are included in the NIC and are subject to tender price ceilings. Two of our principal products, placenta polypeptide and human hepatitis B immunoglobulin, although not included in the NIC, are also subject to tender price ceilings in certain provinces. Our profit margin for any price-controlled product is effectively controlled by the tender price ceiling. When a tender price ceiling puts significant pressure on the profit margin of a given product, we may appeal to the provincial governments for lifting of such tender price ceiling.

In an announcement published in September 2012, or the 2012 Adjustment, NDRC adjusted retail price ceilings for 95 oncology, immunology and hematology drugs, which became effective on October 8, 2012. Two of our approved products, IVIG and factor VIII were affected by the 2012 Adjustment. The new retail price ceilings for IVIG products were lower than the current prevailing market retail prices in some of our regional markets while those for factor VIII were close to the then prevailing market retail prices. As a result, some local governments revised tender price ceilings for IVIG products. In January 2013, NDRC further adjusted retail price ceilings for certain drug products, which became effective on February 1, 2013, or the 2013 Adjustment. Three of our approved products, human albumin, human rabies immunoglobulin and human tetanus immunoglobulin are affected by the 2013 Adjustments. The 2013 Adjustment slightly increased retail price ceilings for both human albumin and human tetanus immunoglobulin products and subject human rabies immunoglobulin products to a retail price ceiling for the first time. The retail price ceiling imposed on human rabies immunoglobulin products by the 2013 Adjustment is close to the prevailing market retail price.

Taxation

On March 16, 2007, the National People’s Congress of China passed the Enterprise Income Tax Law, or the EIT Law, and on November 28, 2007, the PRC State Council passed its implementation rules, which became effective on January 1, 2008. Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an enterprise income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The EIT Law and its implementation rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. In addition, the EIT Law terminated the “two-year exemption and three-year half reduction” and “five-year exemption and five-year half-reduction” tax preferential policy enjoyable by FIEs under the old EIT laws. SAT then promulgated a series of regulations to implement the EIT Law, under which FIEs established before March 16, 2007, or Old FIEs, were given a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, Old FIEs that enjoyed tax rates lower than 25% under the old EIT Law could gradually increase their EIT rate by 2% per year until their tax rate reached 25%.

In addition to the changes to the tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementation rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over, among others, the production, business, recruitment and accounting aspects of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors — Risks Relating to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

The EIT Law confirmed that qualified high and new technology enterprises may enjoy a preferential income tax rate of 15%, instead of the uniform enterprise income tax rate of 25%. The PRC Ministry of Science and Technology, the PRC Ministry of Finance and SAT jointly promulgated the Measures for Determination of High and New Technology Enterprise on August 14, 2008 to provide the detailed rules for the examination of qualifications and approval of certificates for high and new technology enterprises. Each certificate of high and new technology enterprise is valid for three years. Shandong Taibang was recognized by Shandong provincial government as a high and new technology enterprise in 2008 and renewed the certificate in 2011, as a result of which Shandong Taibang is entitled to enjoy a preferential income tax rate of 15% until the end of 2013. Shandong Taibang expects to re-apply for the high and new technology enterprise qualification in the second half of 2014 to renew such preferential tax treatment for three years starting from 2014.

According to Notice on Issues Concerning Relevant Tax Policies in Deepening the Implantation of the Western Development Strategy jointly promulgated by the PRC Ministry of Finance, the PRC General Administration of Customs and SAT on July 27, 2011, enterprises located in the western region of China which have at least 70% of their income from the businesses falling with in the Category of Encouraged Industries in Western Region of China may enjoy a preferential income tax of 15% within the period from January 1, 2011 to December 31, 2020. Guizhou Taibang, being a qualified enterprise located in the western region of China, enjoys a preferential income tax rate of 15% effective from January 1, 2011 to December 31, 2020.

Foreign currency exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, SAFE or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, FIEs in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Dividend distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, an FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE also has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In addition, under the EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, promulgated on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Treaty, which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, which became effective on October 27, 2009, dividends from our PRC subsidiary, Taibang Biotech (Shandong) Co., Ltd., paid to us through our Hong Kong subsidiary, Taibang Holdings, may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if Taibang Holdings is considered a “beneficial owner” that is generally engaged in substantial business activities in Hong Kong and entitled to treaty benefits under the Double Taxation Treaty.

Our Employees

As of March 31, 2014, we employed 1,578 full-time employees, of which approximately 66 were seconded to us by the Shandong Institute.

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC. We participate in various employee benefit plans that are organized by municipal and provincial governments, including retirement, medical, unemployment, work injury and maternity benefit plans for our managerial and key employees. In addition, we provide short term insurance plans for all our employees while on duty to cover work related accidents. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

PRINCIPAL AND SELLING STOCKHOLDERS

Except as specifically noted in the table, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2014:

•	each of our directors and executive officers, including director appointees;
•	each person known to us to own beneficially more than 5% of our ordinary shares; and
•	the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC, and the percentage information is based on 23,419,093 shares of our common stock outstanding as of March 31, 2014. The percentage ownership information after the offering assumes the issuance of 800,000 shares of common stock in this offering and the underwriters do not exercise their option to purchase additional shares. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

Other than described in the table below, neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or had any other material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering
Name and Address of Beneficial Owner	Shares	Percentage	Shares	Percentage
Named executive officers and directors:
David (Xiaoying) Gao(1)	282,000	1.19%	282,000	1.15%
Sean Shao(2)	87,500	*	87,500	*
Bing Li(3)	30,000	*	30,000	*
Wenfang Liu(4)	24,976	*	24,976	*
Yungang Lu(5)	40,000	*	40,000	*
Zhijun Tong(6)	30,000	*	30,000	*
Albert (Wai Keung) Yeung(7)	30,000	*	30,000	*
Charles (Le) Zhang(8)	10,000	*	10,000	*
Ming Yang(9)	18,750	*	18,750	*
Ming Yin(10)	40,000	*	40,000	*
Zhijing Liu(11)	13,000	*	13,000	*
Gang Yang(12)	45,000	*	45,000	*
David Hui Li	—	—	—	—
Dai Feng	—	—	—	—
All officers and directors as a group	651,226	2.71%	651,226	2.63%
5% and selling stockholders:
Siu Ling Chan(13)	2,912,624	12.44%	2,912,624	12.03%
Essence International Investment Limited(14)	1,550,000	6.62%	800,000	3.30%
Lixin Tian(14)	1,550,000	6.62%	800,000	3.30%
Warburg Pincus entities(15)	10,989,200	46.92%	10,989,200	45.37%
GL Trade Investment Limited(16)	1,605,315	6.85%	1,605,315	6.63%
Zhenfu Li(17)	1,619,777	6.92%	1,619,777	6.69%

*	Less than 1%

(1)	Represents 12,000 shares of our common stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, or the 2008 Plan, fully vested and exercisable at $5.97 per share, 175,000 shares out of the 300,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.23 per share, which vests in 12 equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on August 11, 2012, and 75,000 shares out of the 300,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.85 per share, which vests in 4 equal portions on an annually basis over a four-year period, with the first portion vested and exercisable on September 1, 2013.
(2)	Represents 17,500 shares of our common stock, 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $12.26 per share, 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $16.39 per share.
(3)	Represents 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $17.00 per share, and 10,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share. Dr. Bing Li ceased to be our director on May 4, 2014, and on the same date, our board of directors appointed Mr. Dai Feng as a replacement director with immediate effect.
(4)	Represents 4,976 shares of our common stock held of record and 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $17.00 per share.
(5)	Represents 10,000 shares of our common stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.16 per share, and 10,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(6)	Represents 5,000 shares of our common stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.61 per share, and 5,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(7)	Represents 5,000 shares of our common stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $10.57 per share, and 5,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(8)	Represents 10,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.50 per share.
(9)	Represents 6,250 shares of our common stock, 12,500 shares out of the 50,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.85 per share, which vests in equal portions on an annually basis over a four-year period, with an initial vesting date of September 1, 2013.
(10)	Represents 2,500 shares of our common stock, 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 plan, fully vested and exercisable at $12.26 per share, 7,500 shares out of the 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.85 per share, which vests in equal portions on an annually basis over a four-year period, with an initial vesting date of September 1, 2013.
(11)	Represents 1,250 shares of our common stock, 8,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 plan, fully vested and exercisable at $12.26 per share, 3,750 shares out of the 15,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.85 per share, which vests in equal portions on an annually basis over a four-year period, with an initial vesting date of September 1, 2013.
(12)	Represents 1,250 shares of our common stock, 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 plan, fully vested and exercisable at $12.26 per share, and 3,750 shares out of the 15,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $9.85 per share, which vests in equal portions on an annually basis over a four-year period, with an initial vesting date of September 1, 2013.

(13)	Represents 2,912,624 shares of our common stock held by Ms. Siu Ling Chan, whose address is 14B Yue Liang Building, Hualing Road, Fuzhou, People’s Republic of China.
(14)	Represents 1,550,000 shares of our common stock held by Essence International Investment Limited, whose address is No. 1 Gao Lan Road, Shanghai 200020, People’s Republic of China. The sole director of Essence is Lixin Tian, who may be deemed to beneficially own the shares of common stock held by Essence International Investment Limited.
(15)	Represents 7,632,115 shares of our common stock held by Warburg Pincus Private Equity X, L.P., or WP X, 244,165 shares of our common stock held by Warburg Pincus X Partners, L.P., or WPP X, and 3,112,920 shares of our common stock held by WP X Biologics LLC, or WP X B, which is owned 96.9% by WPX and 3.1% by WPPX. Warburg Pincus X, L.P., or WP X LP, the sole general partner of WP X and WPP X, Warburg Pincus X LLC, or WP X LLC, the sole general partner of WP X LP, Warburg Pincus Partners, LLC, or WPP LLC, the sole member of WP X LLC, Warburg Pincus & Co., or WP, the managing member of WPP LLC, Warburg Pincus LLC, or WP LLC, which manages each of WP X and WPP X, and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Co-Chief Executive Officer and Managing Member of WP LLC, may be deemed to be the beneficial owners of the shares of our common stock held by WP X and WPP X. Messrs. Kaye and Landy may be deemed to control WP X, WPP X, WP X LP, WP X LLC, WPP LLC, WP and WP LLC. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of the common stock, except to the extent of its or his pecuniary interest in such shares. The address of WP X, WPP X and WP X B is in care of Warburg Pincus LLC, 450 Lexington Avenue, New York, NY 10017.
(16)	Represents 1,605,315 shares of our common stock held by GL Trade Investment Limited, whose address is Unit 3001, China World Tower 2, No.1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China. GL Trade Investment Limited is wholly owned by GL China Opportunities Fund L.P. GL Capital Management GP L.P. is the sole general partner of GL China Opportunities Fund L.P. GL Capital Management GP Limited is the sole general partner of GL Capital Management GP L.P. GL Partners Capital Management Limited is the record owner of 51% of the total issued and outstanding ordinary shares of GL Capital Management GP Limited and has the right to appoint three out of the six directors of GL Capital Management GP Limited. Mr. Zhenfu Li is the record owner of 70% of the total issued and outstanding ordinary shares of GL Partners Capital Management Limited.
(17)	Represents 14,462 shares of our common stock held by Mr. Zhenfu Li and 1,605,315 shares of our common stock held by GL Trade Investment Limited. Mr. Zhenfu Li’s address is Unit 3001, China World Tower 2, No.1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Following the completion of this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares of our common stock outstanding as of March 31, 2014, we will have a total of 24,219,093 shares of our common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be able to be sold in compliance with the Rule 144 limitations described below.

The shares of our common stock held by certain existing stockholders prior to this public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

In addition, holders of a substantial number of shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 242,191 shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares of common stock outstanding as of March 31, 2014; or
•	the average weekly trading volume of the common stock on the NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Lock-Up Agreements

In connection with this offering, we and the holders of approximately 13 million shares of our common stock, including all of our directors and executive officers, the selling stockholder and certain other stockholders, have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Morgan Stanley & Co. International plc for a period of 90 days after the date of this prospectus supplement, subject to possible extension under certain circumstances. These agreements are described below under “Underwriting.”

Rule 10b5-1 Trading Plans

Following the completion of this offering, certain of our executive officers and directors may adopt written plans, known as Rule 10b5-1 trading plans, under which they will contract with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the executive officer or director when entering into the plan, without further direction from such officer or director. Such sales would not commence until the expiration of the applicable lock-up agreements entered into by such executive officer or director.

Registration Rights

Certain stockholders, collectively holding approximately 14 million shares of our common stock as of March 31, 2014, have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for public offering of our securities. See also “Risk Factors — Risks Relating to Our Stock and This Offering — The sale or availability for sale of substantial amount of our common stock could adversely affect their market price.”

Registration Statements on Form S-3

We have filed three registration statements on Form S-3 under the Securities Act to register approximately 3 million shares of common stock held by certain stockholders, including 750,000 shares of common stock being sold by the selling stockholder in this offering.

Registration Statement on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register 5,000,000 shares of common stock reserved for issuance under our 2008 Equity Incentive Plan as of May 29, 2008. Shares covered by such registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, compliance with our insider trading policy, and Rule 144 limitations applicable to affiliates.

TAXATION

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Our Common Stock

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	persons subject to the alternative minimum tax or net investment income tax;
•	tax-exempt organizations or governmental organizations;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	partnerships or entities classified as partnerships for U.S. federal income tax purposes (and investors therein);
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or
•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

•	an individual citizen or resident of the United States (for tax purposes);
•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding legislation related to foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with

U.S. owners) or otherwise establishes an exemption. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entities” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Under certain transition rules, withholding under FATCA on withholdable payments to foreign financial institutions and non-financial foreign entities is expected to apply after December 31, 2016 with respect to gross proceeds from the sale or other disposition of stock in a U.S. corporation, including our common stock, and after June 30, 2014 with respect to dividends on our common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

People’s Republic of China Taxation

The EIT Law created a new “resident enterprise” classification, which, if applied to us, would impose a 10% withholding tax on dividends payable to our non-PRC enterprise stockholders and gains derived by our non-PRC enterprise stockholders from disposition of our common stock are also subject to 10% income tax. The EIT Law and its implementing rules are unclear as to how to determine a PRC “resident enterprise” status for non-Chinese enterprise or enterprise group controlled entities. See “Risk Factors — Risks Relating to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

If we are not deemed as a resident enterprise, then dividends payable to our non-PRC stockholders and gains from disposition of our common stock by our non-PRC stockholders will not be subject to PRC income tax withholding.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. International plc is acting as representative, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. International plc	1,472,500
Aegis Capital Corp.	77,500
Total:	1,550,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. Morgan Stanley & Co. International plc will offer the shares of common stock in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. LLC.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option to purchase up to an additional 120,000 shares of common stock from us and the selling stockholder has granted to the underwriters an option to purchase up to an additional 112,500 shares of common stock from it, at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of both underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholder. The underwriting discounts and commissions are determined by negotiations among us, the selling stockholder and the representative and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 120,000 shares of common stock from us and up to an additional 112,500 shares of common stock from the selling stockholder.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$38.00	$58,900,000	$67,735,000
Underwriting discounts and commissions to be paid by:
Us	$1.52	$1,216,000	$1,398,400
The selling stockholder	$1.52	$1,140,000	$1,311,000
Proceeds, before expenses, to us	$36.48	$29,184,000	$33,561,000
Proceeds, before expenses, to selling stockholder	$36.48	$27,360,000	$31,464,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.4 million.

Our common stock has been approved for quotation on the NASDAQ Global Select Market under the trading symbol “CBPO.”

We, the selling stockholder and all directors and officers and certain other existing stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement, or the restricted period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

Whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions, which include, among other things:

•	the sale of shares in this offering;
•	the issuance by our company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;
•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; and
•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. International plc, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities under the Securities Act. If we or the selling stockholder is unable to provide this indemnification, we and the selling stockholder will contribute to payments that the underwriters may be required to make for these liabilities.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The common stock may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus supplement does not constitute a prospectus within the meaning of Article 652a and Art.1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the common stock have been or will be approved by any Swiss regulatory authority.

Australia

This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common stock.

The common stock is not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common stock has been, or will be, prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common stock, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our common stock shall be deemed to be made to such recipient and no applications for our common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common stock you undertake to us that, for a period of 12 months from the date of issue of the common stock, you will not transfer any interest in our common stock to any person in Australia other than to a wholesale client.

Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948 of Japan, as amended, or the FIEL). The underwriters have represented and agreed that the common stock being offered hereby which they purchase will be purchased by them as principal and that they will not, directly or indirectly, offer or sell any common stock in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “Japanese Person” shall mean any “Person Resident in Japan” (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any common stock being offered hereby other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the common stock being offered hereby will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to the common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell the common stock being offered hereby or cause such common stock to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such common stock, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

People’s Republic of China

This prospectus supplement may not be circulated or distributed in the PRC and the common stock may not be offered or sold, and may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Canada

The common stock may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

LEGAL MATTERS

Certain legal matters as to United States federal and New York law and the validity of the issuance of the shares of common stock offered hereby will be passed on for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and Hong Kong. Certain legal matters as to United States federal and New York law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Legal matters as to PRC law will be passed upon for us by Grandall Law Firm and for the underwriters by Jingtian & Gongcheng.

EXPERTS

The consolidated financial statements of China Biologic Products, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectuses and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectuses is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that is filed later.

We incorporate by reference the documents listed below:

•	our Current Report on Form 8-K, filed on October 16, 2008;
•	our Current Report on Form 8-K, filed on January 28, 2014;
•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 12, 2014;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 6, 2014;
•	our Current Report on Form 8-K, filed on May 8, 2014;
•	our Current Report on Form 8-K, filed on May 15, 2014;
•	information specifically incorporated by reference into the Form 10-K from our definitive proxy statement on Schedule 14A, filed on April 23, 2014, and our amended definitive proxy statement on Schedule 14A, filed on May 19, 2014;
•	our Current Report on Form 8-K, filed on June 6, 2014;
•	our Current Report on Form 8-K, filed on June 23, 2014;
•	our free writing prospectus, filed on June 23, 2014;
•	our Current Report on Form 8-K, filed on June 23, 2014;
•	our free writing prospectus, filed on June 27, 2014;
•	our Current Report on Form 8-K, filed on June 27, 2014;
•	the description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on December 1, 2009 pursuant to Section 12(b) of the Exchange Act; and
•	all documents subsequently filed with the SEC by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in those documents, will be provided without charge to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

China Biologic Products, Inc.
18th Floor, Jialong International Building
19 Chaoyang Park Road, Chaoyang District
Beijing 100125, People’s Republic of China
Attn: Investor Relations

We will furnish to any holder of common stock that so requests our Annual Report on Form 10-K containing a description of our operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP and an opinion on the financial statements by an independent public accountant.

PROSPECTUS

CHINA BIOLOGIC PRODUCTS, INC.

1,353,047 Shares of Common Stock

This prospectus relates to the resale of up to 1,353,047 shares of our common stock being offered by the selling stockholders, which includes:

•	700,000 shares of Common Stock issued to the selling stockholders named in this prospectus;
•	126,569 shares of Common Stock issuable to the selling stockholders named in this prospectus upon conversion of 3.8% secured convertible notes issued in the June 2009 private placement to certain accredited investors; and
•	526,478 shares of common stock issuable upon the exercise of three-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash, which we will use for working capital purposes.

Our common stock is traded on the NASDAQ Global Market under our symbol, “CBPO.” The closing bid price for our common stock on December 7, 2010 was $12.92 per share.

The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 16, 2010.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.” For certain defined terms, see “Use of Terms” on Page 7.

Overview of Our Business

We are a biopharmaceutical company and through our indirect Chinese subsidiaries, Shandong Taibang and Qianfeng, we are principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai'an City, Shandong Province and Qianfeng operates in Guizhou Province. The collection facilities of our minority-owned subsidiary, Huitian, are located in Xi'an Province. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both the provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products.

We are approved to sell human albumin 20%/10ml, 20%/25ml and 20%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 49.7% and 57.8% of our total revenues, respectively, for the each of the years ended December 31, 2009 and 2008, and approximately 47.3% and 48.7% of our total revenues, respectively, for the nine months ended September 30, 2010 and 2009. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang's approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, mainly hospitals and inoculation centers. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2009 and 2008, our top 5 customers accounted for approximately 10.7% and 16.2%, respectively, of our total revenue, and for the nine months ended September 30, 2010 and 2009, our top 5 customers accounted for approximately 12.3% and 11.7%, respectively, of our total revenue. For the years ended December 31, 2009 and 2008, our largest customer accounted for approximately 4.0% and 6.4%, of our revenue, respectively, and for the nine months ended September 30, 2010 and 2009, our largest customer accounted for approximately 2.8% and 4.8%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year. We have product liability insurance covering all of our products. However, since our establishment in 2002, there has not been any product liability claims nor has any legal action been filed against the Company brought by patients related to the use of our products.

Overview of Our Industry

The collection of human plasma in China is generally influenced by factors such as government regulations, geographical locations of collection stations, sanitary conditions of collection stations, living standards of the donors, and cultural and religious beliefs. Until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Furthermore, each collection station was only allowed to supply plasma to the one manufacturer that had signed the “Quality Responsibility” statement with them. However, in March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies and the local government is charged with regulatory supervision and administrative control in accordance with the policies of the central government. Plasma stations that did not complete their reform by December 31, 2006 risked revocation of their license to collect plasma.

The supply of plasma for plasma-based products in the PRC has been on the decline since 2003 from the historical high of annual supply of approximately 7,000 tons to approximately 4,000 tons. We believe that this decline is a direct result of the government's industry reforms of the country's collection practices which led to the closure of many stations that did not meet the new industry standards. Based on reports promulgated by the PRC Ministry of Health, we estimate that the current annual supply of plasma in China amounts to approximately 4,000 tons, as compared to 30,000 tons in the global market, with the six largest manufacturers of plasma

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products accounting for approximately 50% of the annual plasma collection. In spite of the shortage of plasma supply, revenues from the sale of plasma products in China amounted to approximately $1 billion in 2009 per management’s estimate, and revenues from the sale of human albumin products amounted to about $600 million. We expect that the plasma derivatives market to grow at a 15% rate per year through 2011.

We believe that these regulatory changes, including measures which limit illegal selling of blood, have improved the quality of blood and plasma by increasing cleanliness standards at blood collection stations. As the operation of the plasma stations become more regulated and the donor population expands, we believe that the overall quality of raw materials, such as human albumin will continue to improve, leading to a safer, more reliable finished product.

Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than we do. In our industry, many competitive factors may affect our sales of products, including product efficacy, safety, price and cost effectiveness, marketing effectiveness, quality control and quality assurance of our manufacturing operations, research and development of new products and logistical capabilities.

We believe that we have strengthened our position in the marketplace with our recent acquisition of a 90% equity interest in Dalin and its 54% majority-owned operating subsidiary, Qianfeng and a 35% equity interest in Huitian, Xi'an-based biopharmaceutical company.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and/or less costly than those produced by us.

Our Growth Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

•	Securing the supply of plasma — Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations in order to secure our plasma supply. In December 2006, we acquired five of the plasma stations in Shandong Province. Furthermore, in January 2007, we acquired two additional plasma stations in Guangxi Province. In June 2008, we received approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province, which, when operational, will replace the Company's existing Fang Cheng Plasma Collection Station, or Fang Cheng. We decided to relocate Fang Cheng to a more strategic location to increase collection volumes. During the construction period, Fang Cheng will still continue with its normal operations. With the approval of the Centralized Industry Zone of Pu Bei County, once Fang Cheng becomes operational, we hope to expand its coverage area to secure higher collection volumes in the future. We also expect that our recent acquisition of a majority interest in Dalin and its PRC operating subsidiary, Qianfeng, and our acquisition of a minority interest in Huitian, will help secure our plasma supply as well as expand production capacity and market coverage.
•	Acquisition of competitors and/or other biologic related companies — In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 32 approved plasma-based biopharmaceutical manufacturers in the market, we believe that there are only 26 manufacturers in operation, only about half of whom will be competitive. The top six manufacturers in China account for more than 50% market share. Furthermore, we believe that the regulatory authorities are considering further reforming the industry and those smaller, less competitive manufacturers will face the possibility of having their manufacturing permits revoked by the regulators, making them potential targets for acquisition. Also, if we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical).
•	Further strengthening of research and development capability — We believe that, unlike other more developed countries such as the U.S., China's plasma-based biopharmaceutical products are at the initial stage of development. There are many other plasma-based products that are being used in the U.S. which are not currently being manufactured in China. We intend to strengthen our research and development capability so as to expand our product line to include higher-margin, technologically more

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advanced plasma-based biopharmaceutical products. We believe that our increased focus on research and development will give us a competitive advantage over our competitors.
•	Market development and network expansion — Leveraging on the high quality and excellent safety record of our products, we intend (i) to enhance our product penetration with our existing customers by introducing new products and (ii) to extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” in our most recent Annual Report on Form 10-K, including for example:

•	our ability to overcome competition from local and overseas pharmaceutical enterprises;
•	decrease in the availability, or increase in the cost, of plasma;
•	failure to obtain PRC governmental approval to increase retail prices of certain of our biopharmaceutical products;
•	difficulty in servicing our debt;
•	loss of key members of our senior management; and
•	unexpected change in the PRC government's regulation of the biopharmaceutical industry in China, or changes in China's economic situation and legal environment.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Use of Terms

Except as otherwise indicated by the context, all references in this report to:

•	“BVI” are to the British Virgin Islands;
•	“China Biologic,” the “Company,” “we,” “us,” or “our,” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;
•	“Dalin” are to our majority owned subsidiary, Guiyang Dalin Biologic Technologies Co., Ltd., a PRC limited company;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“Hong Kong” are to the Hong Kong Special Administrative Region of the People's Republic of China;
•	“China” or “PRC” are to the People's Republic of China;
•	“Huitian” are to Xi'an Huitian Blood Products Co., Ltd., our minority owned PRC operating subsidiary;
•	“Logic China” are to our wholly owned indirect PRC subsidiary Logic Management and Consulting (China) Co., Ltd.
•	“Logic Express” are to our wholly owned subsidiary Logic Express Limited, a BVI company;
•	“Logic Holdings” a to Logic Holdings (Hong Kong) Limited, our wholly-owned Hong Kong subsidiary;
•	“Qianfeng” are to Qianfeng Biological Products Co., Ltd., Dalin's majority owned PRC operating subsidiary;
•	“RMB” are to Renminbi, the legal currency of China;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Taibang Medical” are to Shandong Taibang's wholly owned PRC subsidiary, Shandong Taibang Medical Company;
•	“Shandong Taibang” are to our subsidiary Shandong Taibang Biological Products Co. Ltd., a sino-foreign joint venture incorporated in China; and
•	“U.S. dollar,” “$,” “USD” and “US$” are to the legal currency of the United States.

Corporate Information

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the

7

survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. or GRC. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a Plan of Conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. We conduct our business in China through our indirect PRC operating subsidiaries, Shandong Taibang and Qianfeng. We also have a minority interest in Huitian, a Xi'an based biopharmaceutical company.

The following chart reflects our current corporate organizational structure:

Our principal executive offices are located at No. 14 East Hushan Road, Tai'an City, Shandong, the People's Republic of China 271000. Our corporate telephone number is (86)538-620-2306 and our fax number is (86)538-620-3895. We maintain a website at http://www.chinabiologic.com that contains information about our operating company, but that information is not part of this prospectus.

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THE OFFERING

Common stock offered by selling stockholders
1,353,047 shares of our common stock, including up to 700,000 shares of our common stock issued to the selling stockholders named in this prospectus; 126,569 shares of our common stock issuable to the selling stockholders upon the conversion of 3.8% secured convertible notes issued to them; and up to 526,478 shares of our common stock issuable upon the exercise of outstanding warrants held by them. This number represents 5.44% of our current outstanding common stock.(1)
Common stock outstanding before the offering
24,225,533 shares.
Common stock outstanding after the offering
24,878,580 shares, assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders.
Proceeds to us
We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes.
NASDAQ Symbol:
CBPO
Risk Factors:
See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

(1)	Based on 24,878,580 shares of common stock outstanding (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders).

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RISK FACTORS

We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, in evaluating an investment in our common stock. If any of the risks discussed below, elsewhere in this prospectus, or in any document incorporated by reference into this prospectus were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our common stock.

Risks Related to Our Business

We face risks related to general domestic and global economic conditions and to the credit crisis. Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the disruption in credit markets, may impact our ability to manage normal relationships with our customers, suppliers and creditors. The disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

In addition, the demand for our products is largely affected by the general economic conditions in China as our products are still not affordable to many patients. As China's economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. However, we expect that the current global economic slowdown will result in slower economic growth in China and an unfavorable economic environment which in turn may make our products less affordable to more patients and result in an overall decreased demand for our products. Such reductions and disruptions could have a material adverse effect on our business operations.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations or further business expansion.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources, especially in light of the global financial crisis and the market downturn. To raise funds, we may need to issue new equities or bonds which could result in additional dilution to our shareholders and investors. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or contain covenants that would restrict our operations and strategy. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt. As of December 31, 2009, we had, on a consolidated basis, approximately $4.5 million principal amount of indebtedness outstanding. Our substantial indebtedness could have important consequences, including:

•	increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;

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•	limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;
•	limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and
•	placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

The principal raw materials of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood-born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered which could result in a wide spread epidemic due to blood infusion. The primary law that regulates plasma products in China is the PRC Pharmaceutical Law, the Implementation Rules on the PRC Pharmaceutical Law and the Regulations on the Administration of Blood Products. These rules and regulations require entities producing blood products to strictly comply with certain hygienic standards and specifications promulgated by the government. In the event that human plasma is discovered to be noncompliant with the government's hygienic standards and specifications, the health department may revoke the registration and/or the approval of the blood product, or otherwise limit the use of such blood product. If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

If the plasma we source is found to be contaminated, or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

We currently source plasma mainly from human donations to our plasma stations in Shandong and Guangxi Provinces, and Qianfeng sources its plasma from stations in Guizhou Province. If any of our human donors is infected with certain diseases, then the plasma from such donor may be infected. If such contaminated plasma is not appropriately screened out, our entire plasma source for the relevant collection station may become contaminated. If the plasma from our collection stations is found to be contaminated or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

If we are unable to adequately monitor our plasma stations our plasma supply may be tainted and we will be subject to sanctions by the government which would have a material adverse effect on our business.

As part of the industry reform initiative by the Chinese government, in 2006 we acquired the assets of five of the six then existing plasma stations in Shandong Province through our wholly owned subsidiaries, Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Zhang Qiu Plasma Company and the Yang Gu Plasma Company. We received permits to operate these subsidiaries in January 2007. In April 2007, we acquired the assets of two additional plasma stations, one through our newly formed subsidiary, the Huan Jiang Plasma Company, and the other through our majority owned subsidiary, the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party. We obtained necessary permits and commenced their operation in July and August 2007, respectively. Qianfeng, the main operating subsidiary of recently acquired Dalin, is the 85% owner of the seven plasma stations in Guizhou province. Huitian, the 35% minority owned affiliated company by the Company, has three plasma stations operating in Shaanxi province. While we monitor our blood plasma intake procedures through frequent unscheduled inspections of our stations, there remains a risk that our blood supply may become tainted during the collection process. Our blood supply may become tainted if we accept blood from donors whose blood shows any irregular findings including HIV, Hepatitis C and liver disease. We pre-screen all donors in order to ensure that these diseases are not present. If our blood supply becomes tainted, the consequences for our business could be severe. We could be subject to civil liability from suits brought by consumers and to criminal liability and loss of our registration if we are found by the government to have been criminally negligent.

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Our operations, sales, profit and cash flow will be adversely affected if our albumin products fail inspection or are delayed by regulators.

Each batch of our albumin products requires inspection by Chinese government regulators before we can ship it to our customers. The SFDA has a quality standard which considers, among other things, the appearance, packing capacity, thermal stability, pH value, protein content and percentage of purity of the product. In order to pass inspection, our plasma must test negative for any blood irregularities, including Hepatitis C, HIV and liver disease. The plasma must be packaged in 25 separate 600g bags and boxed with a packing list and labeled to be consistent with computer records. The plasma must then be stored at -20°C as soon as possible after collection to ensure that it will congeal within 6 hours. Government regulators usually take one month to inspect a batch of albumin products. The process begins when the regulator randomly selects samples of our albumin products and delivers them to the National Institute for the Control of Pharmaceutical and Biological Products, or the NICBPB, in Beijing for testing, and the process ends when the products are given final approval by the NICBPB. In the event that the regulators delay the approval of our products, change the requirements in such a way that we are unable to comply with those requirements, or require our other products to be inspected by regulators before we can ship them to our customers, our operations, sales, profit and cash flow will be adversely affected.

We rely on a Secondment Agreement with the Shandong Institute, which is expected to terminate upon the future privatization of the Shandong Institute, for over 39% of our Shandong Taibang employees. If the Secondment Agreement is breached or terminated, it could have an adverse effect on our operations and on our financial results.

The Shandong Province Institute of Biological Products, or the Shandong Institute, has provided us with approximately 106 of our employees out of a total of approximately 1,324 employees, pursuant to a secondment agreement, or Secondment Agreement, dated October 28, 2002, between Shandong Taibang and the Shandong Institute. Pursuant to the Secondment Agreement, we are responsible for the salaries of these employees, as well as for their social benefits such as insurance. Our Secondment Agreement with the Shandong Institute will expire on the sooner to occur of October 2032 or upon the privatization of the Shandong Institute, which was originally expected to occur before the end of 2008. However, the completion of privatization of Shandong Institute has been further delayed indefinitely due to slower action taken by the Shandong Ministry of Health in implementing the privatization plan. Upon expiration or termination of the Secondment Agreement, we plan to hire the seconded employees directly. However, we cannot be sure that all of the employees will accept our employment offers at that time. Guang Li Pang, Shandong Taibang's Deputy Chief Executive Officer, Yun Hua Gao and Dian Cong Liu, our Senior Technical Advisors are employed through the Secondment Agreement. Although none of our seconded employees have indicated that they do not plan to continue working for our Company after the privatization, if the Secondment Agreement is terminated or expires and we are unable to hire those employees or replacement employees on time, our operations, as well as our financial results, may suffer.

If the distributors who we rely on do not purchase our products, our business and results of operations will be adversely affected.

We sell all of our products in China through our network of about 349 distributors located in about 30 provinces and municipal cities throughout China. While we have established working relationships with many of our distributors and strictly regulate their sales and marketing activities by annual distribution agreements, there are no restrictions in these distribution agreements preventing our distributors from also supplying products produced by our competitors. Our own marketing and sales staff work to develop and maintain relationships with our distributors, but there can be no assurance that we will be able to maintain such relationships. For the years ended December 31, 2009 and 2008, direct sales to distributors represented approximately 67.3% and 65.6%, respectively, of our total revenues. If a number of our distributors cease to purchase our products and we are unable to find suitable replacements, our business and results of operations will be adversely affected.

Our inability to successfully research and develop new biological pharmaceutical products could have an adverse effect on our future growth.

We believe that the successful development of biological pharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycles for new medicine for which we must obtain a Certificate of New Medicine from the PRC Ministry of Health, is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a Certificate of New Medicine and subsequent procedures may take approximately three to five years. There is no assurance that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, there is no guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, there is no assurance that they will be accepted by the market as anticipated.

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Our financial position and operations may be materially and adversely affected, if our product liability insurance does not sufficiently cover our liabilities.

Under current PRC laws, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC or the PRC Civil Law, which became effective in 1987, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

In 1993, the PRC promulgated the Product Quality Law of the PRC or the Product Quality Law, which was revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and required to cease production, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

In 1993, the Law of the PRC on the Protection of the Rights and Interests of Consumers or the Consumers' Rights Law was promulgated to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers' Rights Law.

We maintain two product liability insurances for sales in the PRC for Shandong Taibang and Qianfeng’s products in the amount of approximately $2.9 million (RMB 20 million) each. Although no one has filed any claims in relation to the use of our pharmaceutical products, our financial position and operations may be materially and adversely affected, if our insurance coverage is insufficient to cover a successful claim.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel, including Chao-Ming Zhao, our Chief Executive Officer, Yu-Yun Tristan Kuo, our Chief Financial Officer, Tung Lam, the Chief Executive Officer of Shandong Taibang and Dian Cong Liu, the Chief Technical Adviser of Shandong Taibang, who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. Specifically, Chao Ming Zhao became our Chief Executive Officer in June 2008 after serving as our Chief Financial Officer since November 2006 and Y. Tristan Kuo became our Chief Financial Officer in June 2008 and had served as our Vice President-Finance since September 2007. Siu Ling Chan and Lin Ling Li became our directors in July 2006. In addition, while Mr. Zhao, Ms. Chen and Ms. Lin were employed in various capacities by Logic Express and Shandong Taibang, Mr. Kuo is a newcomer to our Company. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. Our company has little experience with integrating newly acquired businesses. Potential problems encountered by each organization during mergers and acquisitions would be unique, posing additional risks to the company. The diversion of our management's attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result of integration of new businesses.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property.

None of our products are currently covered by patents, the trademark “Lu Yue” is licensed to us by the Shandong Institute for our use as in the labeling of human-use medicine, biopreparate and blood products, pursuant to a trademark license agreement, dated February 27,

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2007. We plan to apply for patents for our manufacturing processes. The patent application will be subject to approval from the relevant PRC authorities. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary procedures, technologies and systems. These proprietary procedures, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

While we are not aware of any infringement on our intellectual property and we have not been notified by any third party that we are infringing on their intellectual property, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and noncompliant infringement.

We rely on confidentiality agreements with our management and employees to protect our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

•	departure of any of our management members or employees in possession of our confidential proprietary information;
•	breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;
•	infringement by others of our proprietary information and intellectual property rights; or
•	refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may have a material adverse effect on our operations and the measures that we have put into place to protect our intellectual property rights may not be sufficient. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our products are manufactured solely at our production facility located in Tai'an City, Shandong Province in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for inventories of raw materials or business interruption. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

We may be exposed to potential risks relating to our internal controls over financial reporting, and our independent auditors may not attest to the operating effectiveness of our internal controls

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. A report of our

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management is included under Item 9A(T) of our Form 10-K for the year ended December 31, 2009. In addition, Section 404 requires the independent registered public accounting firm auditing a company's financial statements to also attest to and report on the operating effectiveness of such company's internal controls. However, we will not be subject to auditor attestation requirement until our annual report for the fiscal year ending December 31, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

There is a dispute between the former shareholders of Shandong Taibang that calls into question our ownership of 66%, or a majority, of our primary operating subsidiary, which if not resolved in our favor will adversely affect our business.

Mr. Zu Ying Du, one of the original equity holders in the Company’s operating subsidiary, Shandong Taibang, was obligated to make a capital contribution of RMB 20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang, pursuant to a joint venture agreement, among the original equity holders. Mr. Du Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da, but Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount and disputed that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the 20 million RMB loan to Mr. Du.

Subsequently, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the RMB 20 million debt. This agreement was signed by Mr. Du's brother, Mr. Hai Shan Du, who held a power of attorney from Mr. Du. Mr. Du disputes the legitimacy of this transfer and has argued that his brother exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute RMB 32.8 million (or $4.2 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as RMB 26.4 million (or approximately $3.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the RMB 26.4 million in cash. Missile Engineering disputes this transaction and sued the brother of Mr. Du in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, the Company’s subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdrew the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Tai'an

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Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfer of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Tai'an City, Shandong province requesting the court to establish that Up-Wing is the lawful shareholder of Shandong Taibang. The Intermediate Court of Tai'an City, Shandong province on December 20, 2007 rejected the application on the basis that the same matter had been tried by the arbitration panel.

Up-Wing filed a defamation case in the District Court of Hi-technology and Industry Development District, Tai'an City, Shandong province claiming defamation against Mr. Du and the 21st Century Economic Report Newspaper. Judgment in favor of Up-Wing was rendered on July 22, 2008 ordering the newspaper and Mr. Du to publish an apology to Up-Wing.

Mr. Du and Missile Engineering subsequently filed two actions in the Intermediate Court of Wuhan City, Hubei province, against Mr. Hai Shan Du, his brother, Beijing Chen Da and Logic Express, requesting that the court restore the equity interests originally held by the plaintiffs, 25% equity interest held by Mr. Du and 41% equity interest held by Missile Engineering and the court issued a preliminary order attaching 66% of the equity of Shandong Taibang pending the outcome of the case. On September 25, 2009, the Higher People's Court of Hubei overruled the Wuhan Intermediate Court's acceptance of jurisdiction over the case and ruled that the Tai'an Intermediate Court in Shandong Province, where the Company is located, had the proper jurisdiction over the parties' dispute. The court ruled that while the plaintiffs had the right to bring a lawsuit for the validity of the share transfer agreement because they did not attend the previous arbitration hearing and never reached an arbitration agreement regarding their dispute, the Tai'an Intermediate Court has the proper jurisdiction over the dispute pursuant to the prior agreement of the parties. As a result, the attached 66% of the equity of Shandong Taibang was released. On November 16, 2009, the Wuhan Intermediate Court permitted Mr. Du and Missile Engineering to withdraw their suits against Logic Express and the other defendants.

On September 30, 2010, the Company received a notice advising the Company that the PRC Supreme Court has accepted an appeal for judicial review of the Hubei High Court ruling dismissing the case. On November 2, 2010, the Company submitted its counter-argument and related materials to the PRC Supreme Court and is awaiting the court's ruling. Failure to resolve this dispute in the Company's favor may adversely affect the Company's business and operations.

There are allegations of past criminal conduct against certain members of our Board of Directors and a significant employee. Our business and results of operations could be adversely affected if any of these allegations are proven true.

On January 26, 2010, certain allegations of fraud and criminal activity involving smuggling and related activities allegedly engaged in prior to 2005 by the CEO of the Company's primary operating subsidiary, Shandong Taibang, and by a relative of one of our directors surfaced on certain financial websites. On January 27, 2010, in response to these allegations, the Company's board of directors established a special independent subcommittee comprised of the Company's independent directors, Mr. Sean Shao and Dr. Tong Jun Lin (who were later joined by new director Dr. Xiangmin Cui) (the “Special Committee”), to investigate the allegations with the assistance of a reputable international firm, and report its findings to the board of directors as soon as practicable. On March 1, 2010, the Special Committee retained O'Melveny & Myers LLP, an international law firm, to advise the Special Committee and to assist in the investigation of the allegations. On November 26, 2010, the Special Committee reported its findings to the Company’s board of directors, a summary of which the Company disclosed in a Current Report on Form 8-K filed with the Commission on December 3, 2010. The Special Committee could not find support for a majority of the allegations, however, the Special Committee found support that Mr. Ze Qin Lin, the husband of current CBPO director Ms. Lin Ling Li, was imprisoned in China in connection with smuggling offenses, and with respect to the allegation that Mr. Tung Lam, the Chief Executive Officer of one of the Company's primary operating subsidiaries, Shandong Taibang, and spouse of Mrs. Siu Ling Chan, the Company's board chair, was previously known as Mr. Lin Ziping and was imprisoned for smuggling offenses in China, the Special Committee found evidence supporting Mr. Lam's denial of the allegation, as well as conflicting evidence with respect to this claim. As a result, the Special Committee concluded that it could neither confirm nor exclude the allegation against Mr. Lam. The findings of the Special Committee regarding Mr. Lin and its inability to reach a conclusion regarding the allegations against Mr. Lam may make investing in our Company unattractive to certain investors and may cause existing investors to end their investment in the Company, which may cause our stock price to decline.

Risks Relating to Our Financial Condition

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, has impacted accounts receivable collectivity from our customers, and may impact our ability

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to pay suppliers and creditors. If the current situation deteriorates significantly, we could see a tightened cash flow position and an abnormal amount of bad debt expenses related to the general economic slow-down, or supplier or customer disruptions resulting from tighter credit markets. Such reductions and disruptions could have a material adverse effect on our business operations.

Our cash flow could be negatively affected as a result of our extension of relatively long payment terms to customers that we believe are credit worthy.

As is customary in our industry, we extend relatively long payment terms (up to six months) to customers that we believe are credit worthy. The dollar amount of our accounts receivable, net of our allowance for doubtful accounts as of December 31, 2009 and 2008 was $1,767,076 and $313,087, respectively. The bad debt (credit) expenses for the years ended December 31, 2009 and 2008 were $(13,089) and ($56,462), respectively. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Shandong Taibang as began its operation in October 2002. With the rapid growth of the industry, it has experienced a high growth rate since 2002. Furthermore, we did not acquire a controlling interest in Shandong Taibang until September 2005. As such, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve a similar growth rate in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

We face risks associated with debt financing (including exposure to variation in interest rates).

Our total outstanding indebtedness as of December 31, 2009 was $4.5 million. The interest rates on these bank loans are fixed between 5.31% and 5.40% per annum. Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increase in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flow from operations had been sufficient to meet payment obligations and/or we have been able to roll over our borrowings. There is however no assurance that we will be able to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, additional capital, debt or other forms of financing may be required for our working capital. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected.

We will incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing.

To grow our sales volume, we need to increase our raw material supplies and strengthen our commitment to our research and development efforts to accelerate new product development. We plan to solve our raw materials shortage through either the building of new plasma collection stations or through scaling up our existing collection stations, both of which will require substantial capital expenditures. We anticipate that our capital expenditure for the next 12 months will be approximately $15 million. Such expenditures are likely to be incurred in advance of any increase in sales. Our revenue may not increase after these capital expenditures are incurred. This will depend on, among other factors, on our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditure to expand production capacity will reduce our profitability.

We may need to obtain additional debt or equity financing which may result in dilution to our stockholders and have a material adverse economic effect on our business.

We may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required, which, if obtained, may:

•	limit our ability to pay dividends or require us to seek consents for the payment of dividends;
•	increase our vulnerability to general adverse economic and industry conditions; limit our ability to pursue our growth plan;
•	require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us.

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Risks Relating to Our Industry

If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected.

The production of plasma-based biopharmaceutical products relies on the supply of plasma of suitable quality. For the years ended December 31, 2009 and 2008, the cost of plasma used by us for production accounted for approximately 83% and 76%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as regulatory restrictions, weather conditions or outbreak of diseases which would impact our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

The biopharmaceutical industry in the PRC is strictly regulated and changes in such regulations may have an adverse effect on our business.

The biopharmaceutical industry in the PRC is strictly regulated by the government. The regulatory regime, such as administrative approval of medicines and production approvals, comprises of series of regulations and administrative rules. The PRC regulatory authorities may amend such regulations and administrative rules and promulgate new regulations and administrative rules from time to time. Changes in these regulations and administrative rules could have a significant impact on our business. Such changes may have any adverse impact on our business.

We may not be able to carry on our business if we lose any of the permits and licenses required by the PRC Government in order to carry on our business.

All pharmaceutical manufacturing and distribution enterprises in the PRC are required to obtain from various PRC governmental authorities certain permits and licenses, including, in the case of manufacturing enterprises, a Pharmaceutical Manufacturing Permit and, in the case of distribution enterprises, a Pharmaceutical Distribution Permit.

We have obtained permits and licenses and the GMP certificates, required for the manufacture of our pharmaceutical products. These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC Government authorities and the standards of compliance required in relation thereto may from time to time be subject to changes. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain such renewals may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and business licenses being renewed.

We may encounter increased competition from both local and overseas pharmaceutical enterprises as a result of a relaxation of the PRC regulatory approval process for plasma-based biopharmaceutical products or a relaxation of international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects.

Our continued ability to compete depends on the development of the plasma-based biopharmaceutical manufacturing industry in China. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both provincial and central governments. Prior to engaging in the collection and production of plasma products, companies such as ours are required to obtain collection permits from the central health department and production permits and certificates for each new product formulation from the various provincial food and drug authorities. We have the advantage of being already approved by the state to collect plasma from human donors and manufacture and sell plasma-based biopharmaceutical products in Shandong Province, as well as in all other provinces in China, and our research and development department has become familiar with the provincial product approval process. However, although we believe that the regulatory requirements pose a competitive barrier to entry into the biopharmaceutical industry, over time there may be new entrants. If the government relaxes these restrictions and allow more competitors to enter into the market, these competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products having comparable medicinal applications or therapeutic effects which are more effective or less costly than those produced by us.

In addition we expect that competition from imported products will increase as a result of a trend towards lower import tariffs and China's admission as a member of the WTO in December 2001. We believe that lower import tariffs will result in more affordable pricing for imported biopharmaceutical products manufactured overseas as compared to domestically manufactured products such as ours. In addition, China's membership in the WTO makes it more accessible to foreign biopharmaceutical manufacturers who may wish to set up production facilities in the PRC and compete directly with domestic manufacturers. The expected increased supply of both domestic and foreign competitively priced biopharmaceutical products in the PRC will result in increased competition. There is no assurance that our strategies to remain competitive can be implemented successfully as scheduled or at all. Our inability to remain competitive may have an adverse effect on our profitability and prospects.

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If we do not receive PRC governmental approval to increase the retail prices of certain of our biopharmaceutical products our revenues may be adversely affected.

Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant central and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the central or provincial level are subject to price control.

Our two principal product categories, human albumin and human rabies immunoglobulin, which accounted for a total of approximately 65.5% of our total revenues for the year ended December 31, 2008, were subject to national price control regulations in the PRC. Hence, the prices of those products could not be increased at our discretion above the relevant controlled retail price ceiling without prior governmental approval. This, in turn, may affect the ex-factory prices set by us for our products and we therefore do not have unfettered freedom to maximize our profits. It is uncertain whether we will be able to obtain necessary approvals to increase the price of any of our products.

Risks Related to Doing Business in China

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to

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whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.

Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of

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these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over

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either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,”meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the 526,478 shares of common stock underlying the warrants registered for resale under this prospectus, we would receive approximately $2.5 million in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes, such as for the purchase of plasma and other raw materials used in the production of our biopharmaceutical products.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the material terms of our securities that may be offered under this prospectus. For a complete description of the terms of our common stock and preferred stock, please refer to our certificate of incorporation and our amended and restated by-laws, each of which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common and preferred stock may also be affected by the General Corporation Law of Delaware. See “Where You Can Find More Information.” In this offering, we are registering shares of our common stock, par value $.0001 per share, issuable upon conversion or exercise of the convertible notes and warrants sold in the June 2009 private placement.

Capital Stock

We are currently authorized to issue 100,000,000 shares of common stock, par value $.0001 per share, of which 24,225,533 shares were issued and outstanding as of December 7, 2010. Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. All shares of our common stock issued by the company are of the same class, and have equal liquidation, preference, and adjustment rights. Holders of outstanding shares of our common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Warrants, Convertible Notes, and Registration Right

On June 10, 2009, we issued to the investors in the 2009 private placement warrants to purchase an aggregate of 1,194,268 shares of our Common Stock which are exercisable by the holders at $4.80 per share for a period of three years following the closing of the private placement. The warrants are also subject to customary adjustments for stock splits, dividends, recapitalizations, and other antidilution events. In connection with the 2009 private placement, we also issued to Oppenheimer & Co. Inc., or Opco, a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the Securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share. Opco also received certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that we are eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. Only 1,050,693 of these warrants remain unexercised as of December 7, 2010, of which 526,478 are being registered hereunder.

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On June 10, 2009, we also issued to the investors in the 2009 private placement senior secured convertible notes in the aggregate principal amount of $9,554,140. The notes carry interest of 3.8% per annum. The notes are convertible into shares of our common stock at the conversion rate of $4.00 per share, subject to customary adjustments for any recapitalizations, stock combinations, stock dividends, stock splits and other antidilution events. Pursuant to the terms of the notes, the investors have rights to participate in any future offerings by the Company until June 10, 2010, except for underwritten public offerings, equity compensation grants, issuances of stock upon the conversion or exchange of convertible securities outstanding on the closing of the 2009 private placement, and certain acquisitions. Investors also have a right of first refusal to participate in the purchase of any securities of the Company proposed to be transferred by a controlling stockholder or another investor in the June 2009 private placement occurring on or before June 10, 2010. Any investors that do not exercise their right of first refusal may exercise a customary right of co-sale. The Company may not register any transfers subject to these rights unless the transferors comply with certain notice procedures provided in the terms of the notes. If these rights are not exercised, the transferors may transfer their securities on the proposed terms for 60 calendar days from the expiration of these rights. The notes are redeemable upon an event of default, a change of control, liquidation, dissolution or wind-up of the affairs of the Company or any subsidiary, the amendment, alteration or repeal of any provision of the Certificate of Incorporation or bylaws of the Company or any subsidiary in a manner that materially adversely affects the rights or preferences of the investor (including but not limited to increasing or decreasing the authorized number of members of the board of directors of the Company or any subsidiary without the consent of the investors), or the failure to complete any of the post-closing conditions of the Dalin/Huitian Acquisitions within six months of the closing date. Between January 4, 2010 and January 7, 2010, both Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P., together, Jayhawk, exercised their right to convert all their 3.8% senior secured convertible notes in the principal amount of $2,054,140, into shares an aggregate of 513,535 shares of our common stock. On November 9, 2010, Essence International Investment Ltd., or Essence, converted notes in the principal amount of $2,800,000 into 700,000 shares of the Company’s common stock and transferred the conversion shares to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., together, Warburg Pincus. The 700,000 conversion shares transferred to Warburg Pincus by Essence are being registered hereunder. As of December 7, 2010, the investors had converted notes in the principal amount of $4,854,140 and only notes in the principal amount of $4,700,000 remained outstanding. A total of 126,569 shares underlying a portion of the remaining notes are being registered hereunder.

In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. If we do not file the required registration statement in a timely manner, or if we fail to file a pre-effective amendment to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then the investors have the right, by providing four weeks' written notice to require us, to redeem all or a portion of the notes held by them at a redemption price, payable in cash, equal to the outstanding principal amount of the note, plus an amount equal to two years of interest payments (compounded semi-annually) on such principal amount, less any amount of interest actually and previously paid on such outstanding principal amount. We previously filed with the SEC an effective registration statement (File #: 333-160774), covering 2,003,372 shares if common stock underlying a portion of the securities issued in the 2009 private placement. The securities being registered hereunder represent the balance of the securities that were not included in the original registration statement and remain unregistered as of the date of this prospectus.

Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. We currently have no shares of preferred stock outstanding.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors either approved the business combination transaction, or approved the transaction which resulted in such stockholder becoming an interested stockholder prior to the date the interested stockholder attained such status;

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•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
•	the person became an interested stockholder, on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the Company's issued and outstanding voting stock which is not owned by such interested stockholder.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Section 203 would prevent any interested stockholder to transfer shares in excess of 15% of our voting stock to a third party free of the restrictions imposed by Section 203. This would make us less vulnerable to takeovers that are completed without the approval of our board of directors and without giving us the ability to prohibit or delay such takeovers as effectively.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

•	Special Meetings of Stockholders — Our Amended and Restated Bylaws provide that special meetings of the stockholders may only be called by our Chief Executive Officer, President, board of directors, or upon written notice to our board of directors by our stockholders holding not less than a majority of our outstanding voting capital stock.
•	Advance Notice Procedures — Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting
•	No cumulative voting — Our Certificate of Incorporation and Amended and Restated Bylaws do not include a provision for cumulative voting in the election of directors.
•	Vacancies — Our Amended and Restated Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.
•	Preferred Stock — Our Amended and Restated Certificate of Incorporation allow us to issue up to 10,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.
•	Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Our independent stock transfer agent and registrar for our common stock is Securities Transfer Corporation. Their mailing address is 2591 Dallas Parkway, Suite #102, Frisco, Texas, 75034, and their telephone number is (469) 633-0101.

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DILUTION

Our net tangible book value per share of common stock as of September 30, 2010 was $4.40. Net tangible book value per share is determined by dividing our net tangible book value (total assets less intangible assets including knowhow, trademarks and copyrights, goodwill and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below, from time to time, of an aggregate of 700,000 shares of common stock issued to the selling stockholders, 126,569 shares of our common stock that are issuable to the selling stockholders upon conversion of the 3.8% senior secured convertible notes issued in the June 2009 private placement described below, and 526,478 shares issuable upon exercise of three-year warrants to purchase shares of our common stock at an exercise price of $4.80 per share. None of the selling stockholders is an affiliate of the Company, and each of the selling stockholders has represented to the Company in writing in substance that it acquired the securities or will acquire the underlying securities for its own account, and without a view towards, or for resale in connection with, the public sale or distribution thereof, irrespective of whether or not such sale would be registered or exempted under the Securities Act.

On June 10, 2009, we completed a private placement transaction with a group of accredited investors. Pursuant to a securities purchase agreement with the investors (who are the selling stockholders named below), we issued to the investors, 3.8% senior secured convertible notes, in the aggregate principal amount of $9,554,140, convertible into 2,388,535 shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock. The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. For additional information regarding the June 2009 private placement see our disclosure herein under “Liquidity and Capital Resources – Financing Activities.” Between January 4, 2010 and January 7, 2010, Jayhawk exercised their right to convert all its 3.8% senior secured convertible notes in the principal amount of $2,054,140, into shares an aggregate of 513,535 shares of our common stock. On November 9, 2010, Essence converted notes in the principal amount of $2,800,000 into 700,000 shares of the Company’s common stock and transferred the conversion shares to Warburg Pincus. As a result, only Notes in the principal amount of $4,700,000 remain outstanding as of the filing of this report.

In connection with the private placement transaction, on June 10, 2009, we entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, or by July 25, 2009, a registration statement registering for resale the shares issued to the investors in the private placement. We previously filed an effective registration statement (File #: 333-160774) on behalf of the selling stockholders, registering the resale of 2,003,372 shares of common stock underlying a portion of the securities issued in the 2009 private placement. The securities being registered hereunder represent the balance of the securities that were not included in the original registration statement and remain unregistered as of the date of this prospectus. The 1,353,047 shares being offered by the selling stockholders hereunder amount to approximately 5.44% of the Company's issued and outstanding common stock, and approximately 13.22% of the Company's common stock held by non-affiliates (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders).

Opco acted as the placement agent in connection with the sale of the notes, pursuant to a letter agreement, dated October 4, 2008, between the Company and Opco, as amended. Under the terms of the agreement, the Company agreed to retain Opco as its exclusive private placement agent for a period to end on December 31, 2009, and Oppenheimer agreed to (a) assist the Company in preparing a private placement memorandum describing the Company and its securities; (b) review with the Company a list of investors to whom the Memorandum will be provided and assist in scheduling meetings with potential investors; and (c) assist and advise the Company with respect to the negotiation of the sale of the securities to the investors. As consideration for its services, Opco had the right to a cash fee equal to 7% of the gross proceeds received from the Company's sale of any securities to first-time investors, and reimbursement of fees and expenses up to $80,000. Opco was also entitled to receive a three-year warrant to purchase shares equal to 5% of any securities purchased by first-time investors in the Company and 3% of the gross proceeds received from the Company's existing investors that have rights of first refusal to the same securities. Opco also had certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that the Company is eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. However, the Company has the right to repurchase any shares underlying Opco's warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares. Either party had the right to terminate the agreement in writing prior to December 31, 2009, however, the agreement provided that Opco's right to receive fees thereunder would continue to apply if the Company issued shares within 6 months from termination, to any investors which Opco previously solicited or sought to solicit on behalf of the Company, or which contacted the Company in connection with a transaction as a result of Opco's efforts and whose name appears on a list of investors

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provided to the Company by Opco on the termination date. At the closing of the private placement transaction, Opco received a cash fee equal to $586,624, or 6.1% of the gross proceeds received from the sale of the securities to the selling stockholders, and a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the securities purchased by Essence, at an exercise price of $6.00 per share, which has since been exercised. Other than with respect to the letter agreement between the Company and Opco and the agreements delivered in connection with the June 2009 private placement transaction, no relationships or arrangements have existed in the past three years or are to be performed in the future between the Company and any of the selling stockholders or any of their affiliates, or any person with whom any selling stockholder has a contractual relationship (or any predecessors of those persons) in connection with the sale of the notes.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 7, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 24,225,533 shares of common stock outstanding as of December 7, 2010.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

Other than with respect to Jayhawk in connection with the Company's 2006 private placement, and other than with respect to the June 2009 private placement, the Company has not engaged in any securities transactions with the selling stockholders or any of their affiliates, or any person with whom they have a contractual relationship. Jayhawk was a participant in the Company's 2006 private placement of its securities to certain accredited investors as follows which occurred on July 19, 2006. The Company had 19,234,942 shares of common stock issued and outstanding prior to that transaction, 3,366,120 of which were held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders. A total of 2,200,000 shares were issued or issuable in connection with the 2006 private placement, equaling 153% of the total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction. At the time of the July 2006 transaction, the Company's common stock was not yet publicly traded and so a market price immediately prior to the transaction cannot be determined, however, the investors in that transaction set $3.00 as the per share resale price of the securities in the registration statement filed in connection with the transaction and the average sale price of the securities in the first quarter of public trading was $3.00 per share. As of December 7, 2010, the closing price of the Company's common stock (the class of securities subject to the July 2006 transaction) as quoted on the NASDAQ was $12.92 per share.

The Company has already advised each selling stockholder that it may not use shares registered offered by them in this prospectus to cover short sales of the Company's common stock made prior to the date on which the registration statement that is a part of this prospectus shall have been declared effective by the SEC. Each selling stockholders has acknowledged receipt of such notice and has agreed to promptly notify the Company of any subsequent changes in this and any other information provided to us that may occur prior to the effective date of such registration statement. None of the selling stockholders has advised the Company that it has an existing short position in the Company's common stock.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws and disclosures in the footnotes to the table below, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

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Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold		Shares Beneficially Owned After Offering(1)	Percentage Ownership After Offering(2)
Jayhawk Private Equity Fund, L.P.	106,489	(3)	106,489		0	*
Jayhawk Private Equity Co-Invest Fund, L.P.	6,705	(4)	6,705		0	*
Essence International Investment Limited	1,550,000	(5)	539,853		1,010,147	4.0%
Warburg Pincus Private Equity X, L.P.	1,618,230		678,300	(6)	939,930	3.9%
Warburg Pincus X Partners, L.P.	51,770		21,700	(6)	30,070	*
Total	3,895,694		1,353,047		2,542,647	9.9%

*	means less than 1%.
(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as disclosed in the footnotes, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.
(2)	As of December 7, 2010, a total of 24,225,533 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d) (1). Warrants that are exercisable and notes that are convertible within 60 days have been included in the denominator.
(3)	Consists of 106,489 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.
(4)	Consists of 6,705 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.
(5)	Consists of (i) 800,000 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (ii) 750,000 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The sole director of Essence International Investment Limited, or Essence, is Lixin Tian, who may be deemed to beneficially own the shares of common stock held by Essence.
(6)	The shares of our common stock being registered by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”) and Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WPXP”), together (the “WP X Funds”), hereunder were transferred to them by Essence International Investment Limited after conversion of a portion of its 3.8% convertible notes issued in the June 2009 private placement. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X Funds. Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages the WP X Funds. Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC may be deemed to be the beneficial owner of the shares of common stock held by the WP X Funds. Each of WP X GP, WP X LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of the common stock held by the WP X Funds, except to the extent of its or his pecuniary interest in such shares of common stock.

Prior to the June 2009 private placement, approximately 6,129,007 shares of the Company's common stock were held by persons other than the selling stockholders and their affiliates and the affiliates of the Company. Prior to the June 2009 private placement, a total of 2,028,365 shares of common stock were registered for resale by the selling shareholders or their affiliates in prior registration statements, consisting of (i) 1,489,342 shares and 93,772 shares of common stock held by Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P., respectively, and (ii) 372,336 shares and 23,443 shares of common stock issuable to them, respectively, upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share. This amount also included an aggregate of 49,472 shares of common stock issuable upon the exercise of a five-year warrant to purchase common stock at an exercise price of $2.8425 per share, transferred to them by Capital Ventures International. Of these shares, 788,132 shares have been sold by Jayhawk in registered resale transactions and 1,240,233 shares continue to be held by them. All the five-year warrants issued by the Company in the 2006 private placement, including the five-year warrants held by Jayhawk, were redeemed on September 24, 2009, and Jayhawk exercised all five-year warrants held by them for 445,251 shares of the Company's common stock in the aggregate.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

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The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	sales pursuant to Rule 144;
•	a combination of any such methods of sale; and
•	any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, who participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares,

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nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $41,936. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the years ended December 31, 2009 and 2008 have been audited by Frazer Frost, LLP, an independent registered public accounting firm, as set forth in its reports thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney's fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in

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the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed March 23, 2010, as amended by our Annual Report on Form 10-K/A filed on October 20, 2010;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 14, 2010;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 13, 2010;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 15, 2010;
•	Our Definitive Proxy Statement on Schedule 14A filed on November 3, 2010;
•	Our Current Reports on Form 8-K, filed on March 25, 2010, May 17, 2010, August 16, 2010, November 16, 2010, December 3, 2010 and on December 14, 2010 (not including information and exhibits filed pursuant to Item 7.01); and
•	The description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on December 1, 2009 pursuant to Section 12(b) of the Exchange Act.

All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Corporate Secretary, No.14 East Hushan Road, Tai'an City, Shandong, China, 271000; Tel.: 86-538-620-3897. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

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CHINA BIOLOGIC PRODUCTS, INC.

1,353,047 Shares of Common Stock

PROSPECTUS

December 16, 2010

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PROSPECTUS

CHINA BIOLOGIC PRODUCTS, INC.

1,197,647 Shares of Common Stock

This prospectus relates to the resale of up to 1,197,647 shares of our common stock being offered by the selling stockholders named in this prospectus. We are not selling any common stock under this prospectus and will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the NASDAQ Global Market under the symbol “CBPO.” On July 10, 2012, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $9.42 per share.

The selling stockholders may sell our shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2012.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, the selling stockholders may offer and sell, from time to time, up to a total of 1,197,647 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities the selling stockholders may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us, the selling stockholders or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, all references to:

•	“we,” “us,” “Company,” or “our” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;
•	“China” or “PRC” are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;
•	“Guizhou Taibang” are to our majority owned subsidiary Guizhou Taibang Biological Products Co., Ltd., a PRC company, formerly Guiyang Qianfeng Biological Products Co., Ltd.;
•	“Huitian” are to our equity method investment Xi’an Huitian Blood Products Co., Ltd., a PRC company;
•	“RMB” are to Renminbi, the legal currency of China;
•	“Shandong Taibang” are to our majority owned subsidiary Shandong Taibang Biological Products Co. Ltd., a sino-foreign joint venture incorporated in China; and
•	“$” are to the legal currency of the United States.

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PROSPECTUS SUMMARY

About China Biologic Products, Inc.

We are a biopharmaceutical company, through our indirect majority-owned PRC subsidiaries, Shandong Taibang and Guizhou Taibang, and our minority-owned PRC investee, Huitian, principally engaged in the research, development, manufacturing and sales of human plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai’an, Shandong Province and Guizhou Taibang operates from our manufacturing facility located in Guiyang, Guizhou Province. Huitian operates from its facility in Shaanxi Province. The human plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products.

We are approved to sell human albumin with dosages of 20%/10ml, 20%/25ml, 20%/50ml, 10%/10ml, 10%/25ml, 10%/50ml and 25%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 54.5%, 48.0% and 49.7% of our total sales for each of the years ended December 31, 2011, 2010 and 2009, respectively. Human albumin is principally used to increase blood volume while immunoglobulin, one of our other major products, is used for certain disease prevention and cures. Our approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, mainly hospitals and inoculation centers, directly or through approved distributors. We usually sign short-term contracts with customers and therefore our largest customers have changed over the years. For the years ended December 31, 2011, 2010 and 2009, our top 5 customers accounted for approximately 13.2%, 12.3% and 10.7%, respectively, of our total sales. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

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Corporate Information

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003 merger between Shepherd and GRC Holdings, Inc., or GRC. In the merger, the Company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a plan of conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. We conduct our business in China through our indirect majority-owned PRC subsidiaries, Shandong Taibang and Guizhou Taibang, and our minority-owned PRC investee, Huitian, a Xi'an based biopharmaceutical company.

Our principal executive offices are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, the People’s Republic of China. Our corporate telephone number is (86) 10-6598-3111 and our fax number is (86) 10-6598-3222. We maintain a website at http://www.chinabiologic.com that contains information about our Company, but that information is not part of this prospectus.

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RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC which are incorporated by reference in this prospectus or included in any applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to:

•	our anticipated growth strategies;
•	our future business development, results of operations and financial condition;
•	expected changes in our revenues and certain cost or expense items;
•	our ability to attract customers and further enhance our brand recognition;
•	trends and competition in the biopharmaceutical industry; and
•	PRC laws, regulations and policies relating to the biopharmaceutical industry.

You should read thoroughly this prospectus, any applicable prospectus supplement and the documents that we refer to in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors” set forth above. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock covered by this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the NASDAQ Global Market under the symbol “CBPO.” The following table sets forth, for our fiscal quarters indicated, the high and low closing sales prices of our common stock, in each case as reported on the NASDAQ Global Market.

	High	Low
2010
First Quarter	$13.70	$7.50
Second Quarter	$14.38	$10.01
Third Quarter	$14.00	$9.34
Fourth Quarter	$17.50	$9.31
2011
First Quarter	$18.73	$14.00
Second Quarter	$16.70	$9.38
Third Quarter	$10.84	$6.50
Fourth Quarter	$11.96	$5.97
2012
First Quarter	$11.00	$8.00
Second Quarter	$10.30	$7.07
Third Quarter (Through July 10, 2012)	$10.22	$9.05

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus or incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page 6 of this prospectus.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below, from time to time, of an aggregate of 1,197,647 shares of common stock issued to the selling stockholders. Each of the selling stockholders has represented to us in writing in substance that

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it acquired the securities in the ordinary course of business and, at the time of the purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder's percentage of ownership is based upon 26,538,625 shares of common stock outstanding as of June 30, 2012.

The shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The number of shares in the column “Shares Being Offered Hereby” represents all of the shares that a selling stockholder may offer and sell from time to time under this prospectus. The columns “Shares Beneficially Owned After Offering” and “Percentage Ownership After Offering” assume that the selling stockholders will have sold all of such shares under this prospectus. However, because the selling stockholders may offer, from time to time, all, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales.

Essence International Investment Limited, or Essence, and Madrone Partners, LP, or Madrone, acquired their respective shares offered under this prospectus through conversion of certain senior secured convertible notes and/or exercise of warrants that were issued by us in a private placement on June 10, 2009. In the private placement, we issued (i) senior secured convertible notes in the aggregate principal amount of $9,554,140 bearing an interest rate of 3.8% per year and convertible into shares of our common stock at the conversion price of $4.00 per share and (ii) warrants to purchase an aggregate of 1,194,268 shares of our common stock which were exercisable by the holders at $4.80 per share for a period of three years following the closing of the private placement. As of June 30, 2012, all of the senior secured convertible notes had been converted into shares of our common stock and all of the warrants had been exercised. As a condition to the closing of the private placement, we and the investors, including Essence, entered into a registration rights agreement, or the Registration Rights Agreement, whereby the investors were granted customary registration rights with respect to shares of common stock issuable upon conversion of the senior secured convertible notes and exercise of the warrants. In addition, pursuant to a letter of undertaking dated June 6, 2012, we undertook to register 750,000 shares of our common stock issued as a result of Essence's exercise of a warrant issued to it in the 2009 private placement. We have also undertaken to register certain shares of common stock held by Madrone pursuant to a letter of undertaking dated June 6, 2012. Other than the above, the selling stockholders have not had any material relationship with us or any of our predecessors or affiliates within the past three years.

We will not receive any proceeds from the sales by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered Hereby	Shares Beneficially Owned After Offering(1)	Percentage Ownership After Offering(1)
Essence International Investment Limited(2)	1,550,000	1,010,147	539,853	2.0%
Madrone Partners, LP(3)	662,500	187,500	475,000	1.8%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
(2)	The address of Essence is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The sole director of Essence is Lixin Tian, who may be deemed to beneficially own the shares of common stock held by Essence.
(3)	The address of Madrone is 3000 Sand Hill Road, Building 1 Suite 150, Menlo Park, CA 94025. The general partner of Madrone is Madrone Capital Partners, LLC, of which Greg Penner, Jamie McJunkin, and Tom Patterson are managers.

PLAN OF DISTRIBUTION

The selling stockholders may effect from time to time sales of the shares directly or indirectly, by or through underwriters, agents or broker-dealers, and the shares may be sold by one or a combination of several of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	an underwritten public offering in which one or more underwriters participate;
•	put or call options transactions or hedging transactions relating to the common stock;

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•	short sales;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;
•	“block” sale transactions;
•	directly to one or more purchasers;
•	privately negotiated transactions;
•	through the lending of such securities;
•	by pledge to secure debts and other obligations or on foreclosure of a pledge;
•	through the distribution of such securities by the selling stockholders to their partners, members, shareholders or beneficiaries;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock, at varying prices determined at the time of sale, or at negotiated or fixed prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by the selling stockholders and purchasers of the shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling stockholders and the purchasers of the shares in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. If the shares are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that the selling stockholders have any definitive selling arrangement with any underwriter, broker-dealer or agent.

If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

There can be no assurance that the selling stockholders will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided that such sale meets the criteria and conforms to the requirements of such rule.

Any broker or dealer participating in any distribution of the shares in connection with any offering made by this prospectus may be considered to be an “underwriter” within the meaning of the Securities Act and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the shares from or through that broker or dealer.

We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. We will bear all expenses incident to the registration of the shares under federal and state securities laws and the sale of the shares hereunder other than discounts, fees of underwriters, selling brokers and dealer managers, attorneys fees incurred by the selling stockholders, and any transfer taxes payable on any shares.

In order to comply with various states’ securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C.

EXPERTS

The consolidated balance sheets of China Biologic Products, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report, with respect to the consolidated balance sheets of China Biologic Products, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, contains an explanatory paragraph that states that Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”), a subsidiary of China Biologic Products, Inc., is a defendant in a lawsuit brought by certain potential investors with respect to Guizhou Taibang’s failure to register their capital contributions in Guizhou Taibang with the local Administration for Industry and Commerce.

The balance sheets of China Biologic Products, Inc. as of December 31, 2009, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the reports of Frazer Frost, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 12, 2012;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 8, 2012;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on July 2, 2012;
•	our Current Reports on Form 8-K, filed on March 12, 2012 (solely with respect to the information disclosed in Item 5.02), March 20, 2012, March 21, 2012, March 23, 2012, April 2, 2012, April 25, 2012, April 27, 2012, May 11, 2012, May 21, 2012, and June 20, 2012 (not including information and exhibits filed pursuant to Item 7.01); and
•	the description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on December 1, 2009 pursuant to Section 12(b) of the Exchange Act.

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All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the termination of this offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Corporate Secretary, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, the People’s Republic of China. Our corporate telephone number is (86) 10-6598-3111 and our fax number is (86) 10-6598-3222. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

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PROSPECTUS

$120,000,000

China Biologic Products, Inc.

COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS

475,000 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDER

We may from time to time in one or more offerings offer and sell up to an aggregate amount of $120,000,000 of common stock, preferred stock, warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.

In addition, from time to time, the selling stockholder identified in this prospectus under the heading “Selling Stockholder” may sell up to an aggregate of 475,000 shares of our common stock held by it. The selling stockholder may sell our shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 12 of this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CBPO.” On June 5, 2014, the last reported sale price on the NASDAQ Global Select Market was $47.52 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 17, 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration statement, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate amount of $120,000,000. In addition, under this shelf registration statement, the selling stockholder identified in this prospectus under the heading “Selling Stockholder” may, from time to time, offer or sell up to 475,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling stockholder may offer. If required, each time we or the selling stockholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial price to the public; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. Neither we nor the selling stockholder has authorized any other person to provide you with different information. You should read this entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. We do not imply or represent by delivering this prospectus that China Biologic Products, Inc., or our business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, all references to:

•	“we,” “us,” “our company,” or “our” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;
•	“China” or “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“Guizhou Taibang” are to our majority owned subsidiary, Guizhou Taibang Biological Products Co., Ltd., a PRC company, formerly known as Guiyang Qianfeng Biological Products Co., Ltd.;
•	“Huitian” are to Xi’an Huitian Blood Products Co., Ltd., a PRC company, in which we hold a minority interest;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Shandong Taibang” are to our majority owned subsidiary, Shandong Taibang Biological Products Co., Ltd., a Sino-foreign joint venture incorporated in China; and
•	“$” are to the legal currency of the United States.

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Prospectus Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

About China Biologic Products, Inc.

We are a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of human plasma-based pharmaceutical products, or plasma products, in China. We operate our business through two majority owned subsidiaries, Shandong Taibang, a company based in Tai’an, Shandong Province and Guizhou Taibang, a company based in Guiyang, Guizhou Province. We also hold a minority equity interest in Huitian, a company based in Xi’an, Shaanxi Province. We are the largest non-state-owned producer of plasma products and the second largest producer in China based on 2012 sales, according to The Marketing Research Bureau, Inc., an independent research firm.

We have a strong product portfolio with over 20 different dosage forms of plasma products. Our principal products are human albumin and immunoglobulin for intravenous injection, or IVIG. Albumin has been used for almost 50 years to treat critically ill patients by assisting the maintenance of adequate blood volume and pressure. IVIG is used for certain disease prevention and treatment by enhancing specific immunity. These products use human plasma as their principal raw material. Sales of human albumin products represented approximately 44.1%, 44.6% and 54.5% of our total sales for 2013, 2012 and 2011, respectively. Sales of IVIG products represented approximately 38.0%, 39.0% and 32.3% of our total sales for 2013, 2012 and 2011, respectively. All of our products are prescription medicines administered in the form of injections.

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales. In 2013, we generated sales of $203.4 million, an increase of 10.0% from 2012, and recorded net income attributable to our company of $54.6 million, an increase of 20.7% from 2012. In the three months ended March 31, 2014, we generated sales of $56.3 million, an increase of 4.1% from the same period in 2013, and recorded net income attributable to our company of $18.3 million, an increase of 22.5% from the same period in 2013.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

Corporate Information

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003 merger between Shepherd and GRC Holdings, Inc., or GRC, a Texas corporation. In the merger, the surviving corporation adopted the articles of incorporation and bylaws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a plan of conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. On July 19, 2006, we completed a reverse acquisition with Logic Express Ltd., or Logic Express, a British Virgin Islands company, as a result of which Logic Express became our wholly owned subsidiary, the former shareholders of Logic Express became our then controlling stockholders, and Logic Express’s majority owned PRC subsidiary, Shandong Taibang, became our majority owned indirect subsidiary.

Our common stock was initially quoted on the over-the-counter market maintained by the Pink Sheets, LLC. On February 29, 2008, our common stock was approved for quotation on the Over-The-Counter Bulletin Board under the trading symbol “CBPO.OB.” On November 25, 2009, our common stock was approved for listing on the NASDAQ Global Market under the symbol “CBPO” and subsequently approved for listing on the NASDAQ Global Select Market on December 7, 2010.

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Our principal executive offices are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China. Our corporate telephone number is (8610) 6598-3111 and our fax number is (8610) 6598-3222. We maintain a website at http://www.chinabiologic.com that contains information about our company, but that information is not part of this prospectus or incorporated by reference herein.

The Securities We or the Selling Stockholder May Offer

We may offer or sell up to $120,000,000 of common stock, preferred stock, and warrants in one or more offerings and in any combination either individually or as units comprised of one or more of the other securities. In addition, the selling stockholder identified in this prospectus under the heading “Selling Stockholder” may offer or sell, from time to time, up to 475,000 shares of our common stock. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered.

We or the selling stockholder may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.” We or the selling stockholder, as well as any agents acting on our or their behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.0001 per share, either alone or underlying other registered securities convertible or exercisable into our common stock. The selling stockholder may offer shares of our common stock, par value $0.0001 per share, to the extent such shares were issued and outstanding prior to the original date of filing of the registration statement. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock. The holders of common stock have no preemptive rights. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Currently, we do not pay a dividend and do not anticipate paying cash dividends in the foreseeable future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation currently in effect, or Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Each series of preferred stock, par value $0.0001 per share, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock. We do not have any shares of our preferred stock presently outstanding.

Warrants

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with other securities.

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

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RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2013 and any updates described in our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of our company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the documents incorporated by reference under the caption “Risk Factors.”

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement also contain statements that are based on management’s current expectations and beliefs, including estimates and projections about our company, industry, financial condition, results of operations and other matters. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. For purposes of determining the ratios, earnings consist of the total of the following: (i) pre-tax income from continuing operations, (ii) adjustment for income or loss from equity investees, (iii) fixed charges, and (iv) distributed income of equity investees. Fixed charges consist of the total of the following: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) estimation of interest within rental expense.

	Year ended December 31,					Three months ended March 31,
	2009	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	7.3x	25.3x	9.9x	63.2x	82.0x	47.6x

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we expect to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

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DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our Certificate of Incorporation and our amended and restated bylaws currently in effect, or Bylaws. This description is only a summary. You should also refer to our Certificate of Incorporation and Bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, or documents we have incorporated by reference.

General

Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.0001 per share, of which:

•	100,000,000 shares are designated as common stock; and
•	10,000,000 shares are designated as preferred stock.

As of May 6, 2014, there were 23,442,665 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our board of directors out of funds legally available for that purpose. Holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of our company, are entitled to share equally and ratably in the assets of our company. The outstanding shares of common stock are, and the shares of common stock to be offered or issuable upon conversion of other securities offered hereby when issued will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of any series of preferred stock that we may issue in the future.

Preferred Stock

No shares of preferred stock are outstanding. Although we currently have no plans to issue any shares of preferred stock, under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of each such series of preferred stock, any or all of which may be greater than or senior to those of the common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control of our company without further action by the stockholders.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to

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negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Certificate of Incorporation provides for our board of directors to be divided into three classes serving staggered terms. One-third of the board of directors are elected each year. The existence of a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. In accordance with our Certificate of Incorporation, directors may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our Bylaws do not give the board of directors the discretion to preclude stockholder nominations of candidates being brought before a special or annual meeting of the stockholders, or proposals regarding other business being brought before an annual meeting of the stockholders if in either case the proper advance notice procedures are followed. However, our Bylaws may have the effect of precluding a business being brought before a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Our Bylaws provide that our board of directors, our chairman of the board or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time when a majority of the board of directors, our chairman or our chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Our Certificate of Incorporation expressly authorizes our board of directors to adopt, amend or repeal our Bylaws, provided that any alteration, amendment or repeal of certain provisions of the Bylaws also requires affirmative vote of holders of two thirds of the voting power of our then outstanding shares of capital stock, voting together as a single class.

Our Certificate of Incorporation provides that, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. Without the availability of stockholder’s actions by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our Bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of the board of directors, our chairman or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by the board of directors.

We have submitted to our stockholders for approval at our 2014 annual meeting of stockholders to be held on June 20, 2014 the proposal to amending our Bylaws, which, if adopted, will authorize our stockholders holding 25% of the entire capital stock of our company issued and outstanding and entitled to vote to call a special meeting of the stockholders.

Anti-Takeover Effects of Our Stockholder Rights Plan

On November 19, 2012, our board of directors adopted a stockholder rights plan intended to protect stockholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all stockholders or that our board of directors otherwise opposes. The stockholder rights plan provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a newly created series of preferred stock. The preferred stock purchase rights are triggered by the earlier to occur of (i) ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 10% or more of our outstanding common stock or (ii) ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person. The issuance of preferred stock pursuant to the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Consequently, such stockholder rights plan has the effect of deterring unsolicited attempts to acquire control of our company and encouraging an acquirer to negotiate with our board of directors on a potential sale.

Transfer Agent and Registrar

Our independent stock transfer agent and registrar for our common stock is Securities Transfer Corporation. Its mailing address is 2591 Dallas Parkway, Suite #102, Frisco, Texas, 75034, and its telephone number is (469) 633-0101.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CBPO.”

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DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with our preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of warrants;
•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•	the dates on which the right to exercise the warrants shall commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the anti-dilution provisions of the warrants, if any;
•	the redemption or call provisions, if any, applicable to the warrants;
•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of warrants will not be entitled to:

•	vote, consent or receive dividends;
•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or
•	exercise any rights as our stockholders.

The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to

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read the applicable warrant agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly in connection with the offering of warrants and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF THE UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•	the terms of any unit agreement governing the units;
•	the provisions for the payment, settlement, transfer or exchange of the units;
•	material federal income tax considerations, if applicable; and
•	whether the units if issued as a separate security will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly in connection with the offering of units and will be available as described under the heading “Where You Can Find More Information.”

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SELLING STOCKHOLDER

This prospectus relates to the resale by the selling stockholder named below, from time to time, of an aggregate of 475,000 shares of common stock issued to the selling stockholder.

The following table sets forth certain information regarding the selling stockholder and the shares it may offer from time to time under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and the percentage information is based on 23,442,665 shares of our common stock outstanding as of May 6, 2014.

The shares may be sold by the selling stockholder, by those persons or entities to whom it transfers, donates, devises, pledges or distributes its shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholder. The selling stockholder may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares that the selling stockholder will sell under this prospectus or any prospectus supplement.

Neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or had any other material transaction or relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Madrone Partners, LP(1)	662,500	475,000	187,500	*

*	Represents less than 1%.
(1)	The address of Madrone Partners, LP is 3000 Sand Hill Road, Building 1 Suite 150, Menlo Park, CA 94025. The general partner of Madrone Partners, LP is Madrone Capital Partners, LLC, of which Greg Penner, Jamie McJunkin, and Tom Patterson are managers.

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PLAN OF DISTRIBUTION

We and the selling stockholder may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any offering price to the public;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and the selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling stockholder. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

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Delayed delivery contracts

If the prospectus supplement indicates, we or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling stockholder, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling stockholder use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the selling stockholder, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling stockholder or others (or, in the case of derivatives, securities received from us or the selling stockholder in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We and the selling stockholder may also make sales through the Internet or through other electronic means. Since we and the selling stockholder may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

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Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The consolidated financial statements of China Biologic Products, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Current Report on Form 8-K, filed on October 16, 2008;
•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 12, 2014;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 6, 2014;
•	our Current Report on Form 8-K, filed on May 8, 2014;
•	our Current Report on Form 8-K, filed on May 15, 2014;
•	information specifically incorporated by reference into the Form 10-K from our definitive proxy statement on Schedule 14A, filed on April 23, 2014, and our amended definitive proxy statement on Schedule 14A, filed on May 19, 2014;
•	our Current Report on Form 8-K, filed on June 6, 2014; and
•	the description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on December 1, 2009 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

China Biologic Products, Inc.
18th Floor, Jialong International Building
19 Chaoyang Park Road, Chaoyang District
Beijing 100125, People’s Republic of China
Attn: Investor Relations

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